                                                                     EXHIBIT 2.2

DATED 8 SEPTEMBER 2004

(1)   CASH AMERICA INTERNATIONAL, INC

(2)   H&T FINANCE LIMITED

                                   AGREEMENT

                           For the sale and purchase
            of the entire issued share capital of Harvey & Thompson
                                    Limited

                                 Eversheds LLP
                                Cloth Hall Court
                                Infirmary Street
                                 Leeds LS1 2JB
                          Tel +44 (0) (0) 113 243 0391
                          Fax +44 (0) (0) 113 245 6188

                                    CONTENTS

CLAUSE                                                                                    PAGE
1    INTERPRETATION........................................................                  1
2    SALE AND PURCHASE.....................................................                  6
3    COMPLETION............................................................                  6
4    GUARANTEES............................................................                  6
5    WARRANTIES............................................................                  7
6    LIMITATION ON CLAIMS..................................................                  8
7    RESTRICTIVE COVENANTS.................................................                 10
8    ANNOUNCEMENTS.........................................................                 12
9    COSTS.................................................................                 13
10   INTEREST..............................................................                 13
11   NOTICES...............................................................                 13
12   ASSIGNMENT............................................................                 14
13   GENERAL...............................................................                 15
14   SERVICE OF PROCESS....................................................                 16
15   GOVERNING LAW AND JURISDICTION........................................                 17
16   COUNTERPARTS..........................................................                 17
SCHEDULES
1    The Vendor............................................................                 18
2    Details of the Company................................................                 19
3    Non-Taxation Warranties...............................................                 20
4    Taxation..............................................................                 50
5    Completion Arrangements...............................................                 75
6    The Properties (To be finalised / confirmed)..........................                 79
7    Limitations on Warranties.............................................                 86
8    Adjustment of Consideration...........................................                 91

THIS AGREEMENT is made on            8 SEPTEMBER                           2004

BETWEEN:

(1) Cash America International, Inc of 1600 West 7th Street, Ft. Worth, Texas 76008, USA ("the Vendor"); and

(2) H&T Finance Limited (registered number 5188120) whose registered office is at Rutland House, Rutland Gardens, London SW7 1BX, England ("the Purchaser").

OPERATIVE CLAUSES

1.    INTERPRETATION

      In this Agreement:

1.1 the following expressions have the following meanings unless inconsistent with the context:

      "ACCOUNTING DATE"                 31 December 2003

      "ACCOUNTS"                        the audited  accounts of the Company for
                                        the financial year which ended on the
                                        Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes, directors' and auditors' reports

      "ASSOCIATED COMPANY"              any company, not being the Company,
                                        which at the relevant time is:

                                        (a) a holding company of the Vendor; or

                                        (b) a subsidiary or subsidiary
                                            undertaking of the Vendor; or

                                        (c) a subsidiary or subsidiary
                                            undertaking of any such holding
                                            company (other than the Vendor
                                            itself);

                                        the expressions "holding company",
                                        "subsidiary" and "subsidiary
                                        undertaking" having the meanings given
                                        to them by CA 1985

      "BUSINESS DAY"                    any day (other than a Saturday or
                                        Sunday) on which  banks are open in
                                        London for normal banking business

      "CA 1985"                         the Companies Act 1985

      "CASH" cash in hand and at bank (including accrued interest on any such cash) (on current or deposit account) of the Company as recorded in the nominal ledger of the Company at Completion including uncleared cheques received at Completion including any amounts representing shop floats in excess of the sum of(pound)57,000 (such amount representing an allocation of(pound)1,000 per store for 57 stores)

      "CERTIFICATES OF TITLE"           the certificates given in respect of the
                                        Freehold Properties and in the form
                                        annexed to this Agreement

      "COMPANY"                         Harvey & Thompson Limited (details of
                                        which are set out in SCHEDULE 2)

      "COMPLETION"                      completion of the sale and purchase in
                                        accordance with CLAUSE 3

      "COMPLETION ACCOUNTS"             the accounts prepared in accordance with
                                        PARAGRAPH 1 of SCHEDULE 7

      "CONSIDERATION"                   the consideration for the sale of the
                                        Shares as stated in PARAGRAPH 3.1 of
                                        SCHEDULE 8

      "CONTRACT"                        any agreement or commitment whether
                                        conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding, in each case whether legally binding or not

      "DATA ROOM"                       the collection of documents, materials
                                        and information held at the offices of
                                        the Vendor's Solicitors and made
                                        available for inspection to the

                                        Purchaser and its advisers prior to
                                        Completion as set out in the index in
                                        the agreed terms

      "DISCLOSURE LETTER"               the letter having the same date as this
                                        Agreement from the Vendor to the
                                        Purchaser qualifying the Warranties

      "ENCUMBRANCE"                     any mortgage, charge, pledge, lien,
                                        assignment, option, restriction, claim,
                                        right of pre-emption, right of first
                                        refusal, third party right or interest,
                                        other encumbrance or security interest
                                        of any kind, or other preferential
                                        arrangement having similar effect

      "FREEHOLD PROPERTIES"             means freehold properties short
                                        particulars of which are set out at PART
                                        I of SCHEDULE 6 and each and every part
                                        of such freehold property

      "ICTA"                            Income and Corporation Taxes Act 1988

      "INDEBTEDNESS"                    the aggregate amount of the indebtedness
                                        for borrowed money of the Company as at
                                        Completion including bank or other third party overdrafts and loan facilities and any indebtedness repayable to the Vendor and/or any Associated Company, together with accrued interest and any redemption costs associated with the repayment of any relevant facilities, debt factoring facilities, liabilities under bank guarantees, acceptance or documentary credits, debentures, loans, loan stocks, bonds notes and bills of exchange, hire purchase agreements and obligations under finance leases, and discounted debts and including amounts owed in respect of Taxation (as defined in SCHEDULE 4 but without prejudice to the terms of SCHEDULE 4) and further including the sum of(pound)109,000 (such amount representing an agreed shortfall in the sum of(pound)134,000 in the value of the Freehold Properties due to anticipated taxation liabilities less an agreed transition cost of(pound)25,000) but not including amounts owed to trade creditors (which may include sums owed to the Vendor or any Associated Company in the ordinary course of business up to a maximum of (pound)20,000) of the Company in the ordinary course of business

      "LEASE" means the relevant leases or underleases or licences brief particulars of which are set out in PART II of SCHEDULE 6 under which the Leasehold Properties are held

      "LEASEHOLD PROPERTIES"            means all leasehold or licensed
                                        properties short particulars of which
                                        are set out in PART II of SCHEDULE 6 and each and every part of such properties

      "PENSION SCHEMES"                 means (a) the Cash America Pension Plan
                                        established on 11 February 1992; and (b) a designated stakeholder compliant arrangement provided by Norwich Union

      "PROPERTIES"                      means both the Freehold Properties and
                                        the Leasehold Properties, details of
                                        which are set out in SCHEDULE 6

      "PROVISIONAL CONSIDERATION"       the consideration for the Shares of
                                        (pound)43,692,903 as stated in CLAUSE 2
                                        before the adjustments made in
                                        accordance with the terms of SCHEDULE 8

      "PURCHASER'S ACCOUNTANTS"         Deloitte & Touche LLP of 180 Strand,
                                        London WC2R 1BL (or such other firm as
                                        the Purchaser may notify the Vendor)

      "PURCHASER'S SOLICITORS"          Eversheds LLP of Cloth Hall Court,
                                        Infirmary Street, Leeds LS1 2JB

      "RELEVANT CLAIM"                  any claim for breach of any of the
                                        Warranties

      "SENIOR MANAGEMENT"               each director of the Company, Hugh
                                        Simpson (Secretary) and Thomas A
                                        Bessant, Jr

      "SERVICE DOCUMENT"                a writ, summons, order, judgement, claim
                                        form, application or other process or
                                        any document relating to or in
                                        connection with any proceedings

      "SHARES"                          all the issued shares in the capital of
                                        the Company

      "STOCK" merchandise of the Company held for disposition and for sale as scrap

      "TAXATION WARRANTIES"             the warranties set out in PART 3 of
                                        SCHEDULE 4

      "TAX SCHEDULE"                    means the schedule attached as SCHEDULE
                                        4 in relation to tax matters

      "VENDOR'S ACCOUNTANTS"            PricewaterhouseCoopers LLP of 1,
                                        Embankment Place, London WC2N 6RH (or
                                        such other firm as the Vendor may notify the Purchaser)

      "VENDOR'S SOLICITORS"             Baker & McKenzie of 100 New Bridge
                                        Street, London EC4V 6JA

      "WARRANTIES"                      the warranties set out or referred to in
                                        CLAUSE 5, SCHEDULE 3 and PART 3 of
                                        SCHEDULE 4;

1.2 references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified or re-enacted and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision in force prior to Completion;

1.3 references to persons will include bodies corporate, unincorporated associations and partnerships;

1.4 references to a document being "in the agreed terms" are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Vendor and the Purchaser;

1.5   references to the singular include the plural and vice versa;

1.6 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
      Schedule in which such references appear;

1.7 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.8   the headings in this Agreement will not affect its interpretation; and

1.9 any phrase introduced by the term "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term.

2.    SALE AND PURCHASE

2.1 The Vendor will sell with full title guarantee, and the Purchaser will buy, the Shares as set forth in SCHEDULE 1. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.2 In consideration for the sale of the Shares the Purchaser shall pay to the Vendor the Provisional Consideration but subject to adjustment after Completion as provided in SCHEDULE 8.

3.    COMPLETION

3.1 Completion will take place at the London offices of the Purchaser's Solicitors immediately after the signing of this Agreement.

3.2 At Completion, the Vendor and the Purchaser will comply with the provisions of SCHEDULE 5.

3.3 The Vendor's Solicitors are authorised to receive the part of the Consideration which comprises cash on behalf of the Vendor and payment to them will be a good and sufficient discharge to the Purchaser for such part of the Consideration and the Purchaser will not be further concerned as to the application of the moneys so paid.

3.4 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously and the Vendor will not be obliged to complete the sale of any of the Shares unless the sale of all the Shares is completed simultaneously.

4.    GUARANTEES

4.1 The Vendor will procure that on Completion the Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Company to any third party in respect of a liability of any person other than the Company.

4.2 The Purchaser will procure that on Completion the Vendor or any Associated Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Vendor or any Associated Company to any third party relating to bank or other third party overdrafts and loan facilities in respect of a liability of the Company and of which full particulars are contained in the Disclosure Letter. The Purchaser undertakes to the Vendor that as soon as reasonably practicable following Completion the Purchaser will use all reasonable endeavours to obtain the release of each of the Vendor and any Associated Company from any other guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Vendor or any Associated Company to any third party in respect of a liability of the Company and of which full particulars are contained in the Disclosure Letter. Pending such release, the Purchaser undertakes to indemnify the Vendor and any Associated Company against all amounts paid by the Vendor or any Associated Company to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the date of this Agreement save that this indemnity shall not extend to any matter giving rise to a Relevant Claim or a Claim under PART 2 of SCHEDULE 4 or any other indemnity set out in this Agreement.

5.    WARRANTIES

5.1   The Vendor warrants to the Purchaser in the terms of the Warranties.

5.2 Subject to CLAUSE 6.5, the Warranties are qualified by all facts and matters fairly disclosed (as defined in CLAUSE 5.7 below) in the Disclosure Letter. The provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded.

5.3 The Vendor undertakes that following a breach of the Warranties specified at PARAGRAPHS 10, 11.2, 11.3, 11.4, 12 - 14, 17 - 34, 36 AND 42 of
      SCHEDULE 3 and at PART 3 of SCHEDULE 4 the Vendor will pay on demand to the Purchaser (or as the Purchaser directs) a sum equal to the aggregate of:

      5.3.1 the amount by which the value of any asset of the Company (including any asset warranted to exist which does not exist) is or becomes less than the value it would have had if the breach of Warranty had not occurred; and

      5.3.2 the amount of any other loss or liability which the Company would not have been subject to or which would not have incurred had the breach of Warranty not occurred.

      The Purchaser hereby acknowledges that the remedy set out in this clause
      5.3 shall be the Purchaser's exclusive remedy in respect of any claim relating to the Warranties specified herein and the Purchaser shall not be entitled to make any claim for damages in respect of any such breach on any other basis.

5.4 The Vendor waives and may not enforce any right which the Vendor may have against the Company, or any director or employee of the Company, on which or on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter save that the Vendor does not waive and may enforce any such claim in respect of directors or employees of the Company in the case of fraud or wilful default on the part of any director or employee of the Company.

5.5 Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

5.6 Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Vendor (or similar expression), the Vendor will be deemed to have such knowledge, information, belief or awareness as the Vendor would have obtained had the Vendor made all reasonable enquiries into the subject matter of that Warranty of the Senior Management.

5.7 Unless otherwise specified, where a reference is made to facts or matters fairly disclosed (or similar expression) in the context of the Warranties fairly disclosed means disclosed in such a manner and in such detail as to enable the Purchaser reasonably to assess the impact of the facts or matters on the Company.

5.8 The Purchaser hereby confirms to the Vendor that it is not, at the date hereof, currently intending to make a Relevant Claim against the Vendor following Completion.

6.    LIMITATION ON CLAIMS

6.1   The Vendor will not be liable for any Relevant Claim unless:

      6.1.1 the amount of the liability in respect of that Relevant Claim or the aggregate amount of the liability in respect of a number of Relevant Claims relating to the same matter exceeds (pound)5,000 AND the amount of the liability in respect of that Relevant Claim or Relevant Claims when aggregated with the amount of the liability in respect of all other Relevant Claims exceeds

            (pound)750,000 (in which event the Vendor will be liable for the whole amount of such Relevant Claims and not merely the excess); and

      6.1.2 the Vendor receives from the Purchaser written notice of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and including so far as reasonably practicable an estimate of the maximum amount of the Relevant Claim):

            6.1.2.1 no later than 30 April 2006, in the case of a Relevant Claim for breach of any of the Warranties contained in SCHEDULE 3; and

            6.1.2.2 within seven years after Completion, in the case of a
                    Relevant Claim for breach of any of the Warranties contained in SCHEDULE 4.

            PROVIDED THAT unless the parties are conducting bona fide negotiations in respect of such Relevant Claim the liability of the Vendor against which any Relevant Claim specified in such notice shall have been made shall absolutely determine and cease (if such Relevant Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of the claim shall not have been commenced against the Vendor by being both properly issued and validly served on the Vendor within twelve months of the giving of such notice.

6.2 The aggregate amount of the liability of the Vendor for all Relevant Claims and any claims made pursuant to the Tax Schedule will not exceed an amount equal to the Consideration.

6.3 CLAUSES 6.1 and 6.2 and SCHEDULE 7 will not apply in respect of a Relevant Claim concerning PARAGRAPHS 1 (capital) and 2 (capacity) of SCHEDULE 3.

6.4 Notwithstanding any other provision of this Agreement, CLAUSES 6.1 and 6.2 and SCHEDULE 7 will not apply to exclude or limit the liability of the Vendor to the extent that any Relevant Claim arises by reason of any fraud by or on behalf of the Vendor.

6.5 The Vendor shall have no liability in respect of the Warranties to the extent that the facts and matters giving rise to the Relevant Claim have been fairly disclosed (as defined in CLAUSE 5.7) in the Disclosure Letter or this Agreement or the Data Room provided that the Data Room and the general disclosures contained within the

         Disclosure Letter shall not qualify or be disclosed against the Warranties at PARAGRAPH 4 of SCHEDULE 3.

6.6 The provisions of SCHEDULE 7 shall operate to limit the liability of the Vendor under this Agreement.

7.       RESTRICTIVE COVENANTS

7.1      In this clause:

         "CONFIDENTIAL INFORMATION"    means all information not publicly known,
                                       used in or otherwise relating to the
                                       Company's business, customers, or
                                       financial or other affairs, including
                                       information relating to:

                                       (a)   trade secrets, know-how, ideas,
                                             computer systems and computer
                                             software;

                                       (b)   future projects, business
                                             development or planning, commercial
                                             relationships and negotiations; and

                                       (c)   the marketing of goods or services
                                             including customer names and lists,
                                             sales targets and statistics

         "RELEVANT CUSTOMER"           means any person who at any time during
                                       the period of twelve months immediately
                                       preceding Completion was

                                       (d)   negotiating with the Company for
                                             the supply by the Company of goods
                                             or services; or

                                       (e)   a client or customer of the
                                             Company; or

                                       (f)   in the habit of dealing with the
                                             Company

         "RELEVANT PRODUCTS            means products or services which are
         OR SERVICES"                  competitive with or of the type supplied
                                       by the Company at any time during the
                                       period of twelve months
                                       immediately preceding Completion.

7.2 The Vendor undertakes to the Purchaser and the Company that the Vendor will not, and will procure that no Associated Company will, (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser:

         7.2.1 for a period of two years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

         7.2.2 for a period of two years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

         7.2.3 for a period of two years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier who has been supplying goods or services to the Company at any time during the twelve months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

         7.2.4 within the United Kingdom, for a period of two years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from the Company, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant (other than, for the avoidance of doubt, Dave Hurrell in respect of whom the provisions of this clause shall not apply) to, the Company at Completion or at any time during the period of twelve months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit the Company's trade connections and for the avoidance of doubt the Vendor confirms that it has no arrangements in place to employ any such persons or consultants outside the United Kingdom at the date of Completion;

         7.2.5 within the United Kingdom for a period of two years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than one per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services; or

         7.2.6 without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of two years immediately following Completion use in connection with any business which is competitive with the business of the Company any name (in whatever form) which includes the name of the Company or any trading style or get up which is confusingly similar to that used by the Company as at Completion.

7.3 Except so far as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or any other governmental or regulatory organisation and in those circumstances only after prior consultation with the Purchaser, the Vendor undertakes to the Purchaser and the Company that the Vendor will not, and will procure that no Associated Company will, at any time after Completion:

         7.3.1 disclose any Confidential Information to any person except to those authorised by the Company to know;

         7.3.2 use any Confidential Information for their own purposes or for any purposes other than those of the Company; or

         7.3.3 cause or permit any unauthorised disclosure of any Confidential Information.

7.4 Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Vendor.

8.       ANNOUNCEMENTS

8.1 No announcement or circular concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by the Vendor except with the prior written approval of the Purchaser or by the Purchaser except with the prior written approval of the Vendor.

8.2 CLAUSE 8.1 does not apply to any announcement, circular or disclosure required by law, or to the extent relevant, the regulations of any stock exchange or listing authority or any other governmental or regulatory organisation, provided, if practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party.

9.       COSTS

         Except where expressly stated otherwise, each party to this Agreement will bear such party's own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. The Company will bear no part of such costs and expenses.

10.      INTEREST

         If either party hereto becomes liable to pay the other party or the Company any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, such party will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 per cent above the base lending rate from time to time of Barclays Bank Plc, accruing on a daily basis until payment is made, whether before or after any judgment.

11.      NOTICES

11.1 Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient's address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than seven Business Days before the notice was despatched.

11.2     A notice or other communication is deemed given:

         11.2.1 if delivered personally, upon delivery at the address provided for in this clause; or

         11.2.2 if sent by prepaid first class post, on the second Business Day after posting it; or

         11.2.3 if sent by air mail, on the sixth Business Day after posting it; or

         11.2.4   if sent by fax, on completion of its transmission

         provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

11.3 The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

12.      ASSIGNMENT

12.1 This Agreement may not be assigned to any person, save that the Purchaser may assign the benefit of, and any of its rights under, this Agreement to:

         12.1.1 any company or other entity (for the purposes of this CLAUSE 12 an "Associated Entity"), which at the relevant time is:

                  12.1.1.1 a holding company of the Purchaser;

                  12.1.1.2 a subsidiary or subsidiary undertaking of the
                           Purchaser; or

                  12.1.1.3 a subsidiary or subsidiary undertaking of any such holding company (other than the Purchaser itself); or

                  12.1.1.4 any of The Rutland Partnership (LP 9572), Rutland
                           Fund A (LP 9571), Rutland Park Avenue (LP 6900) or Rutland CCLP (LP 6896) or any successor Rutland fund entities,

                  the expressions "holding company", "subsidiary" and "subsidiary undertaking" having the meanings given to them by CA 1985;

         12.1.2 or in favour of any person by way of security for borrowings of the Purchaser and the same may be enforced by any liquidator, administrator or receiver of the Purchaser or by any other person entitled to enforce such security; or

         12.1.3   any person whatsoever after 30 April 2006.

12.2 In the event that the Purchaser notifies the Vendor of a Relevant Claim in accordance with clause 6.1.2 prior to 30 April 2006 and at any time between the date hereof and the date on which such Relevant Claim has been agreed or determined there is a Change of Control, no liability shall attach to the Vendor in respect of such Relevant Claim unless within 60 days of the later of (a) the date on which the Purchaser notifies the Vendor of the Relevant Claim; or (b) the date on which the Change of Control occurs, the Purchaser assigns such Relevant Claim to an entity which is, and continues to be, until the date on which the Relevant Claim is agreed or determined, an Associated Entity.

12.3 In the event that the Purchaser notifies the Vendor of a Relevant Claim in accordance with clause 6.1.2 prior to 30 April 2006, notwithstanding the provisions of clause 12.1.3, such Relevant Claim may not be assigned to any person, save to an entity which is, and continues to be, until the date on which such Relevant Claim is agreed or determined, an Associated Entity or in accordance with clause 12.1.2.

         For the purposes of this clause 12, "Change of Control" shall mean, in respect of either the Purchaser or the Company (as the case may be), any acquisition of shares which would enable a third party to exercise more than 50% of the voting rights exercisable at general meeting of the relevant company.

12.4 The Vendor may not assign the benefit of, or any of its rights under, this Agreement.

12.5 This Agreement will be binding and enure for the benefit of successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

13.      GENERAL

13.1 Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

13.2 Each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as any other party reasonably considers necessary to give full effect to the terms of this Agreement.

13.3 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

13.4 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

13.5 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

13.6 The Company has the right to enforce only CLAUSE 7 of this Agreement and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as stated in this clause, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

13.7 No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of the Company.

13.8 Except as required by law, all payments by the Vendor pursuant to CLAUSE 5.3 will be made free and clear of all deductions and withholdings whether in respect of Taxation (as defined in SCHEDULE 4) or otherwise. If any deduction or withholding is required by law to be made from any payment by the Vendor pursuant thereto which is not governed by the provisions of SCHEDULE 4 or if (ignoring any available relief or allowance) the Purchaser is subject to Taxation in respect of any such payment which is not governed by the provisions of SCHEDULE 4 then the Vendor will pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by them (after taking account of such deduction or withholding or Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation. The provisions of this CLAUSE 13.8 shall not apply, to the extent that the deduction or withholding of Taxation would not have arisen but for the assignment by the Purchaser of any of its rights under this Agreement.

14.      SERVICE OF PROCESS

14.1 The Vendor irrevocably agrees that any Service Document may be sufficiently and effectively served on it by service on its agent, the Vendor's Solicitors if no replacement agent has been appointed and notified to the Purchaser pursuant to CLAUSE 14.4, or on the replacement agent if one has been so appointed and notified to the Purchaser.

14.2 Any Service Document served pursuant to this clause shall be marked for the attention of:

         14.2.1 The Litigation Partner, Baker & McKenzie, 100 New Bridge Street, London EC4V 6JA or such other address within England as may be notified to the Purchaser by the Vendor; or

         14.2.2 such other person as is appointed as agent for service pursuant to CLAUSE 14.4 at the address notified pursuant to CLAUSE 14.4.

14.3 Any document addressed in accordance with CLAUSE 14.2 shall be deemed to have been duly served if:

         14.3.1   delivered personally, upon delivery; or

         14.3.2 sent by prepaid first class post, on the second Business Day after posting it.

14.4 If the agent referred to in CLAUSE 14.1 (or any replacement agent appointed pursuant to this CLAUSE 14.4) at any time ceases for any reason to act as such the Vendor shall appoint a replacement agent to accept service having an address for service in England and shall notify the Purchaser of the name and address of the replacement agent; failing such appointment and notification the Purchaser shall be entitled by notice to the Vendor to appoint such a replacement agent to act on the Vendor's behalf.

14.5 A copy of any Service Document served on an agent pursuant to this CLAUSE 14 shall be sent by post to the Vendor at its address for the time being for the service or notices and other communications under CLAUSE 11, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of CLAUSE 14.1.

15.      GOVERNING LAW AND JURISDICTION

15.1 This Agreement will be governed by and construed in accordance with English law.

15.2 The courts of England will have exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement and the parties agree to submit to that jurisdiction.

15.3 The jurisdiction provisions contained in this clause are made for the benefit of the Purchaser only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

16.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

                                   SCHEDULE 1

                                   THE VENDOR

NAME AND ADDRESS OF REGISTERED AND
BENEFICIAL OWNER                       NUMBER AND CLASS OF SHARES TO BE SOLD

Cash America International, Inc        15,000,002 ordinary shares of (Pound)1.00
of 1600 West 7th Street, Ft. Worth,    each
Texas 76008, USA

Facsimile Number:  817-570-1647

                                   SCHEDULE 2

                             DETAILS OF THE COMPANY

Name of Company              :  Harvey & Thompson Limited

Registered number            :  02636684

Registered office            :  Times House, Throwley Way, Sutton, Surrey SM1
                                4AF

Date of incorporation        :  9 August 1991

Authorised share capital     :  (Pound)15,250,000 divided into 15,250,000
                                ordinary shares of (Pound)1.00 each

Issued share capital         :  (Pound)15,000,002 divided into 15,000,002
                                ordinary shares of (Pound)1.00 each

Directors' full names        :  Jack Randolph Daugherty
                                Daniel Ray Feehan
                                John Hughes
                                David John Hurrell
                                John Graham Nichols
                                Wendy Elaine Longman

Secretary's full name        :  Hugh Simpson

Accounting reference date    :  31 December

Mortgages/charges over       :  Rent deposit deed dated 25 August 1992 between
Shares or Company's assets      the Company (1) and Agra Limited (2).

                                Rent deposit deed dated 19 June 1992 between John Mills Hartley (1) and the Company (2).

                                   SCHEDULE 3

                             NON-TAXATION WARRANTIES

1.       SCHEDULES 1 & 2; CAPITAL

1.1 The information contained in SCHEDULES 1 and 2 is true, complete and accurate in all respects.

1.2 The Shares are fully paid and are beneficially owned and registered as set out in SCHEDULES 1 and 2 free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

1.3 The Company has not allotted or issued any share capital other than the shares shown in SCHEDULES 1 and 2 as being issued.

1.4 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital and the Company has not allotted or issued any securities which are convertible into share or loan capital.

1.5 The Company has no interest, and it has not at any time during the period of 6 years ending on the date of this Agreement had any interest, in the share capital of any body corporate.

1.6 The Company does not have, and never has had, any subsidiary undertakings (as defined in sections 258 to 260 CA 1985).

VENDOR

2.       CAPACITY

         The Vendor has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on the Vendor in accordance with its terms.

3.       INSIDERS' INTERESTS

3.1      For the purpose of this PARAGRAPH 3:

         "INSIDER"              means the Vendor, any Associated Company, any
                                person who is or was at the relevant time a director of the Company, or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Vendor, any
                                Associated Company or any such director.

3.2 There is not outstanding and there has not at any time during the period of 3 years ending on the date of this Agreement been outstanding any Contract to which the Company is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any Contract of employment between the Company and any of its directors fully, fairly and clearly disclosed in the Disclosure Letter).

3.3 No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with the Company's business.

4.       INFORMATION SUPPLIED TO THE PURCHASER

4.1      The information set out in the document specified as number Folder B1,
         8.2 in the Data Room index is true, complete and accurate in all respects and is not misleading (whether by omission or otherwise).

4.2 True, complete and accurate copies of the following documents have been provided in the Data Room:

         4.2.1 the MoneyShop Franchise Agreement between the Company and Cash Centres Limited date 8 July 2002, together with a side letter relating to the same dated 19 June 2002; and

         4.2.2 the Money Transfer Agency Agreement between the Company and MT Consumer Services Limited (Western Union) dated 1 March 2003;

         4.2.3    the credit agreement and pawn receipt in Folder B2, 20.2.1;
                  and

         4.2.4    the credit agreement in Folder B2, 20.2.4.

ACCOUNTS AND RECORDS

5.       THE ACCOUNTS

5.1      For the purposes of this paragraph:

         "ACCOUNTING STANDARDS"          means the statements of standard
                                         accounting practice referred to in
                                         section 256 CA 1985 issued by the
                                         Accounting Standards Board or such
                                         other body as may be prescribed by the
                                         Secretary of State from time to time,
                                         including the statements of standard
                                         accounting practice formerly issued by
                                         the Accounting Standards Committee and
                                         since adopted by the Accounting
                                         Standards Board, the Abstracts issued
                                         by the Urgent Issues Task Force and any
                                         financial reporting standards issued by
                                         the Accounting Standards Board or such
                                         other body referred to above.

5.2      The Accounts (a copy of which is attached to the Disclosure Letter):

         5.2.1 show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounting Date and of the profits (or losses) of the Company for the financial year ended on that date;

         5.2.2 have been prepared and audited in accordance with the historical cost convention, with all applicable law and Accounting Standards and (to the extent that no Accounting Standard is applicable) with generally accepted accounting principles and practices of the United Kingdom then in force; and

         5.2.3 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the three financial years immediately preceding that which ended on the Accounting Date.

5.3 Without prejudice to the generality of PARAGRAPH 5.2, the Accounts attribute a value to Stock taken as a whole which is the lower of cost or net realisable value as at the Accounting Date where cost:

         5.3.1 in relation to unredeemed pledges means the original loan less capital repayments plus any incremental remanufacturing costs; and

         5.3.2 in relation to other retail stock means the original purchase price.

6.       RECORDS

         The Company's accounting records are up to date and, as far as the Vendor is aware, comply with the provisions of sections 221 and 222 CA 1985 in all material respects. The Company's records and information are exclusively owned by it and under its direct control.

7.       PROFITS AND LOSSES

         The profits or losses and value of net assets of the Company for the three consecutive financial years ended on the Accounting Date as shown in the Accounts (and by the previous audited accounts of the Company delivered to the Purchaser) have not (except as disclosed in those accounts) been rendered exceptionally high or low by the inclusion of non-recurring items of income or expenditure, or by transactions entered into otherwise than on normal commercial terms nor have they been affected by any other factors rendering such profits or losses or value of net assets for any such periods exceptionally high or low.

8.       MANAGEMENT ACCOUNTS

         Except as fairly disclosed in the Disclosure Letter, the management accounts of the Company in respect of the period from the Accounting Date to 31 July 2004, copies of which are attached to the Disclosure Letter, have been prepared on principles consistent with those used in the preparation of the Accounts and with reasonable skill and care and provide statements of the Company's assets and liabilities as at 31 July 2004 which, taken as a whole, are not materially misleading or inaccurate.

CHANGES SINCE THE ACCOUNTING DATE

9.       GENERAL

         Since the Accounting Date:

9.1 the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the 12 months preceding the Accounting Date;

9.2 there has been no material adverse change in the financial or trading position or prospects of the Company including any material adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the Company; and

9.3 there has been no material reduction in the value of the net assets of the Company determined in accordance with the same accounting policies as those applied in the Accounts (on the basis that each of the assets of the Company is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any assets acquired by the Company after the Accounting Date, at a figure no greater than cost).

10.      SPECIFIC

         Since the Accounting Date:

10.1 the Company has not acquired, or agreed to acquire, any single asset having a value in excess of (Pound)20,000 or assets having an aggregate value in excess of (Pound)50,000, other than in the ordinary course of business;

10.2 the Company has not disposed of, or agreed to dispose of, any asset having a value reflected in the Accounts in excess of (Pound)20,000 or acquired since the Accounting Date other than in the ordinary course of business;

10.3 no loan made by the Company which remains outstanding has become due and payable in whole or in part to the Company other than in the ordinary course of business;

10.4 the Company has not borrowed or raised any money or taken up any financial facilities nor repaid any borrowing or indebtedness in advance of its stated maturity other than in the ordinary course of business;

10.5 the Company has not sold or agreed to sell a debt and no debt has been released, deferred, subordinated or written off by the Company;

10.6 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company;

10.7     no resolution of the shareholders of the Company has been passed;

10.8     the Company has not changed its accounting reference date;

10.9 the Company has not assumed or, so far as the Vendor is aware, incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for a value in excess of (Pound)20,000, other than in the ordinary course of business;

10.10 no management or similar charge has become payable or been paid by the Company to the Vendor or any Associated Company;

10.11 no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by the Company; and

10.12 no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, the Vendor, any past or present director of the

         Company or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Vendor or any such director.

ASSETS

11.      UNENCUMBERED TITLE; POSSESSION

11.1 Each asset included in the Accounts or acquired by the Company since the Accounting Date (save for Stock disposed of in the ordinary course of business) and each asset used by the Company or which the Company holds out as being, or claims is, in the ownership of the Company is legally and beneficially owned by the Company free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance;

11.2 Any asset of the Company having a book value in excess of (Pound)5,000 and which is not situated at the Property at Completion is specified in the Disclosure Letter and the asset is clearly identified as an asset of the Company.

11.3 As far as the Vendor is aware, the Company owns or is entitled to the lawful use of each asset necessary for the carrying on of its business in the manner in which it is currently carried on.

11.4 No registrable Encumbrance in favour of the Company is void or voidable for want of registration.

12.      DEBTORS

12.1 The Company has not made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business and cash at bank.

12.2 The Company is not entitled to the benefit of any debt otherwise than as the original creditor and the Company has not factored, deferred or discounted any debt or agreed to do so.

13.      STOCK

13.1 The Stock now held by the Company and not written off in the Accounts is not obsolete.

13.2     Since the Accounting Date:

         13.2.1 there has been no significant abnormal increase or reduction of Stock; and

         13.2.2 such of the Stock as is reflected in the Accounts which has been realised was realised for an amount in aggregate no less than the loans made in respect of such Stock.

13.3 The pledge loan balance recorded in the books of the Company is in aggregate materially accurate and for the purposes of this warranty "materially accurate" shall mean within (Pound)325,000 of the actual aggregate amount of such balance.

14.      PLANT ETC.

         The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of the
         Company:

14.1 are in a reasonably good and safe state of repair and condition and satisfactory working order and have been regularly maintained to a good standard and in accordance with any safety regulations usually observed in relation to them; and

14.2     are fully and accurately recorded in the plant register.

15.      INTELLECTUAL PROPERTY RIGHTS

15.1     For the purpose of this paragraph and PARAGRAPH 16:

         "INTELLECTUAL PROPERTY RIGHTS"  means all patents, trade marks, copyright, moral rights, rights to
                                         prevent passing off, rights in designs,
                                         know how and all other intellectual or
                                         industrial property rights, in each
                                         case whether registered or unregistered
                                         and including applications or rights to
                                         apply for them and together with all
                                         extensions and renewals of them, and in
                                         each and every case all rights or forms
                                         of protection having equivalent or
                                         similar effect anywhere in the world;
                                         and

         "SOFTWARE"                      means any form of computer program,
                                         including applications software and
                                         operating systems, whether in source or
                                         object code form.

15.2 To the Vendor's knowledge, the Company owns or has a right to use, all Intellectual Property Rights necessary to carry on the Company's business in the manner carried on as at the date of this Agreement.

15.3 To the Vendor's knowledge, all of the Company's Intellectual Property Rights which are registered or the subject of applications for registration or which are unregistered trade marks are listed and described in the Disclosure Letter.

15.4 To the Vendor's knowledge, in respect of registered Intellectual Property Rights, all renewal fees have been duly paid, all steps required for their maintenance have been taken and to the Vendor's knowledge there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

15.5 To the Vendor's knowledge, there are, and have been, no proceedings, actions or claims within the six years prior to the date of this Agreement and none are pending or have been threatened, impugning the title, validity or enforceability of the Company's Intellectual Property Rights or claiming any right or interest in such Intellectual Property Rights.

15.6 To the Vendor's knowledge, there is, and has been, no infringement within the six years prior to the date of this Agreement of the Company's Intellectual Property Rights and none is threatened.

15.7 To the Vendor's knowledge, the past and present activities of the Company (including the processes, methods, Software, goods and services used or dealt in by it, and the products or services manufactured or supplied by it):

         15.7.1 do not infringe and have not infringed within the six years prior to the date of this Agreement any Intellectual Property Rights of any third party; and

         15.7.2 have not, and will not, result in a claim in respect of Intellectual Property Rights against the Company including any liability to any compensation under sections 40 and 41 of the Patents Act 1977.

15.8 To the Vendor's knowledge there are no circumstances which would render any current application for registration of the Company's Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

15.9 Complete and accurate copies of all written licences, sub-licences and other agreements whereby the Company is licensed or otherwise authorised to use the

         Intellectual Property Rights of a third party (other than Intellectual Property Rights subsisting in or relating to Software or Computer Systems) or whereby the Company licenses or otherwise authorises a third party to use Intellectual Property Rights of the Company (other than Intellectual Property Rights subsisting in or relating to Software or Computer Systems) are attached to the Disclosure Letter. To the Vendor's knowledge, all of them are in full force and effect, no notice having been given to terminate them, and the material obligations of all parties in respect of them have been complied with and no disputes have arisen in respect of them.

15.10 The Disclosure Letter contains a full list of domain names and other electronic addresses in connection with the Internet or Worldwide Web which are held by, registered on behalf of, or are or which are used in respect of the Company.

16.      COMPUTER SYSTEMS

16.1     For the purposes of this paragraph:

         "COMPUTER SYSTEMS"              means all computer hardware, Software,
                                         microprocessors and any other items
                                         that connect with any of them which in
                                         each case are used in the Company's
                                         business or are in the possession of
                                         the Company;

         "TOPS SOFTWARE LICENCE"         the licence of the Intellectual
                                         Property Rights in the TOPS Software
                                         entered into between the Vendor and the
                                         Company on Completion under the terms
                                         of the Transitional Service Agreement;

         "TOPS SOFTWARE"                 means the TOPS Epos software the
                                         subject of the TOPS Licence; and

         "TRANSITIONAL SERVICES          means the agreement entered into
         AGREEMENT"                      between the Vendor and the Company on
                                         Completion for the provision by the
                                         Vendor of IT services and deliverables.

16.2 Details of all material Software used by the Company to carry on the Company's business in which the Intellectual Property Rights are owned by a third party are set out in the Disclosure Letter. To the Vendor's knowledge the licences of such Software are complied with in all material respects in the operation of the business of the Company as at that date of this Agreement and any restrictions in those licences do not adversely affect the present conduct of the business of the Company or any plans for its conduct currently under consideration as at the date of this Agreement.

16.3 To the Vendor's knowledge, the Company has a disaster recovery plan in respect of material Computer Systems.

16.4 To the Vendor's knowledge, the Company has procedures in place in respect of the security of the material Computer Systems and data stored on them.

16.5 To the Vendor's knowledge, the material Computer Systems (and each part of each of them) have functioned consistently and accurately since being installed (except for pre-planned maintenance shut downs).

16.6 To the Vendor's knowledge, the Company has a sufficient number of employees who are technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems.

16.7 To the Vendor's knowledge, the data storage capability, functionality and performance of each item of the material Computer Systems and the Computer Systems as a whole are satisfactory for the Company's business (as it is now conducted) as at the date of this Agreement.

16.8     The TOPS Software, in each case to the Vendor's knowledge:

         16.8.1 is legally and beneficially owned by the Vendor free from any Encumbrance, and the Vendor has the right to licence it pursuant to the TOPS Software Licence; and

         16.8.2 is capable of operating to materially the same performance and functionality to which it operated in the twelve month period prior to Completion.

PROPERTY

17.      DETAILS OF THE PROPERTIES

17.1 The particulars of the Properties shown in SCHEDULE 6 are true, complete and accurate in all material respects.

17.2     The Company has good title to the Properties.

17.3 So far as the Vendor is aware there is not, and so far as the Vendor is aware has not been, in force any policy relating to defective title or restrictive covenant indemnity.

17.4     So far as the Vendor is aware:

         17.4.1 the Company does not own, is not in occupation of and is not entitled to any estate or interest in any freehold or leasehold property other than the Properties; and

         17.4.2 the Company is not party to any uncompleted agreement to acquire or dispose of any real property including the Properties.

17.5 So far as the Vendor is aware and save as disclosed, except in relation to the Properties, the Company has no current ongoing liability (whether actual or contingent) in relation to any real property.

18.      RIGHTS ENJOYED WITH THE PROPERTIES

18.1 So far as the Vendor is aware there are appurtenant to the Properties all rights and easements reasonably necessary for their present use and enjoyment, and in particular there is either access to the Leasehold Properties from a highway maintainable at public expense or the Company has the benefit of all necessary rights of way to and from such a roadway.

19.      OCCUPATION AND USE OF THE PROPERTIES

19.1 Except for any leases, tenancies or other rights of occupation to which the Properties are subject, as disclosed in the Data Room so far as the Vendor is aware the Company has vacant possession of the Properties and so far as the Vendor is aware no other person has any current right to possession or occupation of the Properties.

20.      MATTERS AFFECTING THE PROPERTIES

20.1 So far as the Vendor is aware from its immediately available records the Properties are free and clear of all Encumbrances.

20.2 So far as the Vendor is aware in relation to any Leasehold Property no written notice has been received alleging any breach of covenant contained in a Lease.

20.3 So far as the Vendor is aware no written notice materially affecting the Properties has been received by the Company which remain outstanding.

21.      RATES AND OUTGOINGS

         So far as the Vendor is aware the Properties are not subject to any outgoings (save those of an immaterial nature and other than uniform business rates, water charges and other standard property terms and payments to the relevant water company and, in the case of Leasehold Property, rent, service charge and insurance premiums and other payments due under a Lease) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Properties.

22.      COMPLIANCE WITH STATUTE

22.1 The Company has not so far as the Vendor is aware received from any competent authority any written notice alleging that the Properties breach the provisions of relevant legislation from time to time (including the Offices Shops and Railway Premises Act 1963, the Town and Country Planning Act 1990, the Public Health Acts 1936 to 1961, the Fire Precautions Act 1971, the Health and Safety at Work etc Act 1974, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Sunday Trading Act 1994, the Disability Discrimination Act 1995 and the Party Wall Act 1996) and regulations made under such legislation and which are still outstanding.

23.      LEASES AFFECTING THE PROPERTIES

         The Data Room contains copies of all documents subsisting at the date of the establishment of the Data Room relating to the Leases of the Properties of which the Vendor has knowledge.

24.      REPLIES TO ENQUIRIES

         So far as the Vendor is aware, the replies and other disclosures given by the Vendor's Solicitors to the Commercial Property Standard Enquiries or the Purchaser's Solicitors' written enquiries by the Vendor's Solicitors to the Purchaser's Solicitors attached as Schedule 3 to the Disclosure Letter concerning the Properties are complete, true and accurate in all material respects.

25.      NB: NOT USED.

ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

26.      DEFINITIONS

         For the purposes of PARAGRAPHS 26 to 30 inclusive:

         "EHS LAW"                       means all applicable law (whether
                                         criminal, civil or administrative),
                                         common law, judgment, court
                                         order, statute, statutory instrument,
                                         regulation, directive, European Union
                                         decision (insofar as legally binding),
                                         by-law, treaty, government circular,
                                         code of practice and guidance notes, or
                                         instruction or decision of any
                                         competent regulatory body in force at
                                         Completion relating to EHS Matters

         "EHS MATTERS"                   means all or any matters relating to
                                         the pollution or protection of the
                                         Environment or harm to or the
                                         protection of human health and safety
                                         or the health of animals and plants

         "EHS PERMITS"                   means all or any permits, consents,
                                         licences, approvals, certificates and
                                         other authorisations required by EHS
                                         Law for the operation of the business
                                         of the Company or the condition or use
                                         of the Property

         "ENVIRONMENT"                   means any air (including air within
                                         natural or man-made structures above or
                                         below ground), water (including
                                         territorial, coastal and inland waters,
                                         ground water and water in drains and
                                         sewers), and land (including surface
                                         land, sub-surface land, seabed and
                                         river bed under water)

         "HAZARDOUS SUBSTANCE"           means any matter, whether alone or in
                                         combination with any other matter,
                                         capable of causing harm to man or any
                                         other living organism or damaging to
                                         the Environment or public health or
                                         welfare, including radioactive matter,
                                         ozone depleting substances, and
                                         genetically modified organisms.

27.      EHS PERMITS

         To the Vendor's knowledge at Completion, the Company has lawfully obtained all EHS Permits which it is required by law to obtain and at Completion each EHS Permit (true copies of which are attached to the Disclosure Letter) is in full force and effect and the Company in all material respects complies and has complied at all times in all material respects with all conditions of each EHS Permit.

28.      COMPLIANCE WITH EHS LAW

28.1 To the Vendor's knowledge, the Company and its officers, agents and employees comply and have at all times complied in all material respects with EHS Law.

28.2 The Company has not received any written notification from any relevant authority alleging that the Company is in breach of EHS Law, or where failure to comply with such notification would constitute a breach of EHS Law or where compliance with such notification would be secured by further proceedings by such relevant authority. To the Vendor's knowledge, there are no circumstances at Completion which would give rise to such a notification being received and the Vendor is not aware of any intention on the part of any such authority to give such notification.

29.      LIABILITY

29.1 To the Vendor's knowledge, there are no facts or circumstances existing at Completion which may give rise to any actual liability (whether civil or criminal) on the part of the Company in relation to EHS Matters.

29.2 The Company has not received any notice of any complaint or claim from any person in respect of EHS Matters.

29.3 The Company is not and has not been engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation under EHS Law or otherwise in relation to EHS Matters and the Vendor is not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

30.      CONTAMINATION

30.1 To the Vendor's knowledge, all sites now or formerly owned or occupied by the Company are at Completion free from any Hazardous Substance which would give rise (on the relevant site) to any actual liability on the part of the Company under EHS Law.

30.2 To the Vendor's knowledge, there are at Completion no circumstances which are reasonably likely to require material expenditure (by the Company) in cleaning up the Property in order to comply with EHS Law.

31.      PACKAGING

         To the Vendor's knowledge, the Company currently complies and has at all times prior to Completion complied with the Producer Responsibility Obligations (Packaging Waste) Regulations 1997.

EMPLOYEES

32.      REMUNERATION AND EMPLOYEES

32.1 Full particulars of the identities, dates of commencement of employment (or appointment to office), dates of birth, and remuneration, benefits and emoluments (including any loan arrangement, bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees, workers and officers of the Company are fully and accurately set out in the Disclosure Letter and copies of the written service agreements or contracts of employment of all employees Grade A - C and templates of the written contracts of employment or particulars of employment statements of all other employees (and all manuals, handbooks, rules, regulations and statements of terms, conditions, policies, procedures and practices) are attached to the Disclosure Letter.

32.2 There are no amounts owing to any present or former officers, workers or employees of the Company, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed and none of them is entitled to accrued but unpaid holiday pay or accrued but untaken holiday leave in respect of the Company's previous holiday year.

32.3 All Contracts of employment between the Company and its directors and employees are terminable by the Company by giving no more than three calendar months' notice, and the Company is not contractually obliged to make any payment as a consequence of the termination of any such Contract.

32.4     The Company has not:

         32.4.1 employed or engaged nor made any offers to employ or engage any person:

                  32.4.1.1 since the Accounting Date; or

                  32.4.1.2 where such employment or engagement will take effect after the date of this Agreement;

         32.4.2 given or received notice to terminate the employment or engagement of any person and no person has ceased to be employed or engaged by the Company:

                  32.4.2.1 since the Accounting Date; or

                  32.4.2.2 where such notice has not yet expired; or

         32.4.3 made, agreed or proposed or is party to any contractual arrangement to make any change of terms and conditions of employment or engagement of any of the employees of the
                  Company:

                  32.4.3.1 since the Accounting Date; or

                  32.4.3.2 where such change of terms and conditions has not yet taken effect.

32.5 So far as the Vendor is aware there is no person previously employed or engaged by the Company who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Company.

32.6 Full details of all employees who have been absent from work for a continuous period of more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

32.7 The Company has not recognised, and, so far as the Vendor is aware, has not done any act which might be construed as recognition of, a trade union and the Company is not party to any agreement or understanding with any trade union or organisation of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

32.8 The Company is not involved, and has not during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

32.9 The Company does not operate or intend to operate and has not operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

32.10 The Company does not use the services of outworkers, agency or other self-employed persons, contracted labour or agents.

32.11 So far as the Vendor is aware the Company has, in relation to all present and former employees and workers, complied with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records, where required to do so by law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

33.      PENSIONS

33.1 The Pension Schemes are the only arrangements to which the Company has any liability for the purpose of providing benefits on retirement or death.

33.2 The Vendor has supplied to the Purchaser documents containing full, accurate and up to date details of the Pension Schemes and of the Company's and its employees' obligations and liabilities under it.

33.3 The Pension Schemes are approved as exempt approved schemes (within the meaning of the Income and Corporation Taxes Act 1988), and as far as the Vendor is aware there is no reason why this approval could be withdrawn.

33.4 The Company and the Pension Schemes comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements), relevant to the Pension Schemes and the Company's participation in the Pension Schemes. The Company complies and has at all times complied with any duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999).

33.5 No claim, dispute, complaint or investigation has arisen which relates to the Pension Schemes or to the provision of retirement or death benefits in respect of the Company's current and former employees, and as far as the Vendor is aware there is no reason why any such claim, dispute, complaint or investigation could arise.

33.6 All amounts payable by the Company to and in respect of the Pension Schemes have been paid.

33.7     All death in service benefits under the Pension Schemes are insured.

33.8 All benefits under the Pension Schemes are calculated on a money purchase basis only and there is no obligation on the Company or under the Pension Schemes to provide any targeted level of benefits.

33.9 No liability has been or, as far as the Vendor is aware having made enquiries of relevant parties, may be imposed on the Company under section 144 of the Pension Schemes Act 1993 or section 75 of the Pensions Act 1995 as a debt due to any occupational pension scheme.

CONTRACTS

34.      INSURANCE

34.1 To the Vendor's knowledge, the Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by persons carrying on the same classes of business as the Company.

34.2 All premiums due in relation to the Company's policies of insurance have been paid, and to the Vendor's knowledge, nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable or which might lead to any liability under such insurance being avoided by the insurers or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of the Company.

34.3 No insurance claim is pending or outstanding and to the Vendor's knowledge, there are no circumstances which might result in any such claim.

34.4 Full particulars of the Company's insurances and of all claims made against those insurances in the last 2 years are set out in or attached to the Disclosure Letter.

35.      FINANCING AND WORKING CAPITAL

35.1 The amount borrowed by the Company from its bankers does not exceed the amount of the facility agreed with such bankers and the total amount borrowed by the Company from whatever source does not exceed any limitation on its borrowing contained in its articles of association or in any Contract, debenture, loan stock deed or any other document.

35.2 The Company has not procured or (indirectly or directly) engaged in any borrowing or financing not required to be reflected in its statutory accounts.

35.3 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter and copies of all documents relating to those facilities are attached to the Disclosure Letter. Nothing has been done or omitted to be done which might affect or prejudice the continuance of any of those facilities in full force and effect; and no person who provides any of those facilities has given any indication that it may be withdrawn or its terms altered.

35.4 The Disclosure Letter contains details, correct in all material respects at the date stated in it, of the credit or debit balances on all the bank or deposit accounts of the Company. Since that date there have been no payments out of any of those accounts except for routine payments in the ordinary and usual course of the Company's business and the balances on those accounts are not now substantially different from the balances shown in the Disclosure Letter.

35.5 No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable. The Company has not failed to comply with any notice from a creditor requiring any payment to be made or seeking the enforcement of any security which it may hold over the Company's assets.

35.6 No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to the Company or other liability of the Company.

35.7 The Company has not applied for or received any grant, subsidy or financial assistance from any government department or other body.

36.      MATERIAL CONTRACTS

         The Company is not, or has not been since the Accounting Date, a party to, liable under or subject to any Contract either which cannot be terminated at the absolute discretion of the Company within three months and under which the Company will receive income or incur expenditure in excess of (Pound)20,000 in any twelve month period and:

36.1 involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, consultancy, servicing, maintenance, inspection or testing;

36.2 involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

36.3 involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

36.4 involves or is likely to involve any capital expenditure by the Company or involves or is likely to involve an aggregate expenditure or receipt in excess of (Pound)50,000 by the Company;

36.5 is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

36.6 is for the supply of goods by or to the Company on a sale or return basis or on a consignment stock basis;

36.7 is for the supply of goods or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

36.8 is for the supply of goods or services by or to the Company which is not on the current standard terms and conditions on which the Company normally contracts to buy or supply goods or services, copies of which are attached to the Disclosure Letter;

36.9 involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

36.10 involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the Company to any obligation;

36.11 restricts the freedom of the Company to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

36.12 involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

36.13 is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding; or

36.14 is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the Company's business.

37.      CONSUMER CREDIT COMPLIANCE

37.1     For the purposes of the following paragraphs:

         "CCA" means the Consumer Credit Act 1974 and all associated and subsidiary legislation, regulations and guidance issued pursuant to its terms;

         "CCA AGREEMENTS"                means the Credit Agreements and the
                                         Pawn Agreements and all or any of them;

         "CREDIT AGREEMENTS"             means the credit agreement(s) entered
                                         into by the Company in the form(s)
                                         provided in the Data Room at Folder B2
                                         - 20.2.4;

         "LOANS" means all and any financial accommodation and loans advanced to customers of the Company whether through Credit Agreements, Pawn Agreements or otherwise;

         "PAWN AGREEMENTS"               means the pawn agreement(s) entered
                                         into by the Company in the form(s)
                                         provided in the Data Room at Folder B2
                                         - 20.2.1; and

         "PLEDGE STOCKS"                 means the items of personal property
                                         held by way of a pawn arrangement
                                         pursuant to Pawn Agreements.

37.2     GENERAL

         37.2.1 The CCA Agreements entered into by the Company constitute legal obligations binding in all respects (without reference to the Courts) on the parties to them under the CCA.

         37.2.2 At all times during the existence of all or any of the CCA Agreements the Company has held and still holds all requisite licences under the CCA.

         37.2.3 The Company has not assigned or granted any third party rights to or over the CCA Agreements which are still current.

         37.2.4 The Company complies (including without limitation in relation to all correspondence and notices issued by or on behalf of the Company) in all respects with all the relevant requirements of CCA in respect of its past and current CCA Agreements, the advertising and promotion of their availability, their administration and enforcement.

         37.2.5 None of the Company's business is introduced to it by credit brokers or third parties.

37.3     THE LOANS

         37.3.1 The Company is the legal and absolute beneficial owner of every Loan free and clear of all mortgages, charges, liens, financial encumbrances and equities.

         37.3.2 All steps necessary to perfect the Company's title to the Loans have been taken.

         37.3.3 No Loan has been advanced on terms other than on and in accordance with the terms of the applicable CCA Agreement.

         37.3.4 Copies of the lending guidelines currently applied by the Company are set out in the Disclosure Letter.

         37.3.5 Each Loan constitutes the legal valid and binding obligation of the customer who is party to it and the terms as to repayment of principal and payment of interest are enforceable (without the need to resort to any action under section 127
                  CCA).

         37.3.6 The Company is not carrying on any unauthorised deposit taking business contrary to the Financial Services and Markets Act 2000.

         37.3.7 None of the CCA Agreements has been created to remedy a breach of a previous or existing CCA Agreement and none constitute or are in place of modifying agreements (as defined in the CCA).

         37.3.8 The Company has not received notice of nor has it been involved in any litigation or disputes relating to the Loans including without limitation calling into question its title to any Loan or its collection activities in relation to the Loans.

         37.3.9 No complaints from or correspondence with the Office of Fair Trading, any Trading Standards Department, the Advertising Standards Authority or any other consumer protection or government body has been received or entered into by the Company or on its behalf.

37.4     ADMINISTRATION OF LOANS

         37.4.1 The Company keeps or causes to be kept in respect of each Loan proper accounts, books and records showing all transactions, payments and receipts relating to such Loan and all such accounts books and records are complete and accurate in all material respects and retained for periods of at least 6 years.

         37.4.2 The Company is a member of the National Pawnbrokers Association and at all times, to the Vendor's knowledge, has complied in all material respects with its Code of Conduct and the requirements of that Association and has not received any complaints or allegations within the last three years of non-compliance with its Code of Conduct or requirements.

         37.4.3 The Company is a member of the British Cheque Casher's Association and at all times, to the Vendor's knowledge, has complied in all material respects with its Code of Conduct and the requirements of that Association and has not received any complaints or allegations within the last three years of non-compliance with its Code of Conduct.

         37.4.4 No fraud has been perpetrated by the Company, any Associated Company or any of their respective directors in connection with the origination, completion or management of any Loan.

         37.4.5 So far as the Vendor is aware, there has been no pattern of fraudulent behaviour which has been perpetrated by the employees or agents of the Company or any Associated Company in connection with the origination, completion or management of any Loan.

         37.4.6 The Company has not received notice from the Office of Fair Trading to the effect that any of its CCA Agreements are not binding on the relevant customer by reason of the Unfair Terms in Consumer Contracts Regulations 1999.

37.5     PAWN

         37.5.1 All arrangements relating to the granting of Loans supported by pawn comply in all respects with the requirements of the CCA and all other appropriate legislation including the limitation in relation to the form of pawn receipt to be utilised for Pledge Stocks, the form of notice of intention to sell for unredeemed items and the form of written advice given to customers where non-redeemed Pledge Stocks have been sold.

         37.5.2 No items of Pledge Stocks are held other than on terms set out in the appropriate Pawn Agreement.

         37.5.3 The Company's processes in relation to the Pledge Stocks where a Loan is not repaid relating to the realisation of the relevant Pledge Stocks are as set out in disclosure 37.5.3 of the Disclosure Letter and these are the processes that have been followed in all cases where Pledge Stocks have been realised and/or sold by the Company.

         37.5.4 The Company has not received any complaints or allegation that its processes for instigating the sale and then selling any Pledge Stock are unlawful, unfair or inappropriate.

         37.5.5 The Company has no current, and during the last two years, has had no material litigation or, so far as the Vendor is aware, disputes relating to its entitlement to hold the Pledge Stocks or the money realised on sale of any Pledge Stocks.

38.      OTHER BUSINESS MATTERS

38.1 During the 12 months ending on the date of this Agreement there has been no known substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company (providing 5% or more of the Company's supplies or turnover in any accounting year) has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or the Vendor that there will or may be any such change, cessation or reduction.

38.2 The Company does not carry on business under any name other than its own corporate name or any other name specified in the Disclosure Letter and there are no circumstances which might prevent the Company from continuing to carry on business under such names.

38.3 During the 12 months ending on the date of this Agreement no code of practice and no notice affecting prices has been issued by any government department, association or similar body which relates to the Company's business.

COMPLIANCE, DISPUTES

39.      COMPANY LAW MATTERS

39.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares, debentures, notes, mortgages or other securities of the Company.

39.2 The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is true and complete and has embodied in it or attached to it a copy of every resolution or agreement as is referred to in section 380(4) CA 1985.

         To the Vendor's knowledge, the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

39.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company or any of its officers have been properly and correctly prepared in all respects and so filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 14 days ending on the date of this Agreement.

39.4 The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate record of the matters required to be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

40.      GENERAL LEGAL COMPLIANCE

40.1 The Company has obtained all necessary licences, consents, permits and authorities (public and private) to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities (copies of which are enclosed with the Disclosure Letter) are valid and subsisting and have been complied with in all material respects and to the Vendor's knowledge there is no reason why any of them should be suspended, cancelled or revoked.

40.2 To the Vendor's knowledge, the Company has conducted its business in accordance with all applicable legal and administrative requirements in each relevant jurisdiction (including the Consumer Credit Act 1974, the Data Protection Act 1998) and the E-Commerce (EC Directive) Regulations 2002.

40.3 To the Vendor's knowledge, none of the officers of the Company (during the course of his duties in relation to the Company) has committed or omitted to do any act or thing in material contravention of any law, order, regulation or the like in the United Kingdom or elsewhere nor, to the Vendor's knowledge have its agents or employees committed or omitted to do any act or thing in material contravention of any law, order, regulation or the like in the United Kingdom or elsewhere, so as to result in a pattern of such behaviour.

40.4 To the Vendor's knowledge, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

40.5 To the Vendor's knowledge, the Company's assets do not include any "criminal property" as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition), save as disclosed in the Disclosure Letter expressly by reference to this paragraph.

41.      FAIR TRADING

41.1 To the Vendor's knowledge, no agreement, transaction, practice or arrangement carried on or proposed to be carried on by the Company (or by any person for whose acts or defaults the Company may be contractually or vicariously liable), whether unilaterally or with others, or to which the Company (or any such person) is or proposes to become a party, and no state of affairs applicable to the Company (or any such person):

         41.1.1 is or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 ("the RTPA") or is or has been the subject of any enquiry, investigation or proceeding under the RTPA or the Resale Prices Act 1976;

         41.1.2 is or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any other legislation relating to monopolies or mergers) or the Competition Act 1998;

         41.1.3   infringes or falls within the scope of the offence created by
                  Section 188 of the Enterprise Act 2002;

         41.1.4 infringes or falls within the scope of Chapter I of the Competition Act 1998, or constitutes an abuse of dominant position contrary to Chapter II of such Act or is or has been the subject of any enquiry, request for information, investigation or proceedings in respect of either of these Chapters;

         41.1.5 infringes or falls within the scope of Article 81 of the treaty establishing the European Union (the "EC Treaty"), or constitutes an abuse of dominant position contrary to Article 82 of the EC Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 83 of the EC Treaty, or is or has been the subject of any enquiry, request for information, investigation or proceeding in respect of any of those Articles;

         41.1.6 infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority; or

         41.1.7 contravenes the provisions of the Trade Descriptions Acts 1968 and 1972,

         and there are no circumstances indicating that any such enquiry, investigation, proceeding, reference or report relating to any such matter is likely to be made.

41.2 The Company has not made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph.

41.3 The Company has not given any assurance or undertaking to the Restrictive Practices Court, the Office of Fair Trading, the Secretary of State for Trade and Industry, the Competition Commission, the Commission or Court of First Instance or Court of Justice of the European Union, or any other court, person or body, and the Company is not subject to any act, decision, regulation, order or other instrument (statutory or otherwise) made by any of them relating to any matter referred to in this paragraph.

41.4 To the Vendor's knowledge, the Company is not in default or in contravention of any article, act, decision, regulation, order or other instrument or of any assurance or undertaking relating to any matter referred to in this paragraph.

42.      LITIGATION

42.1 Save in respect of the collection by the Company of less than (pound)5,000 individually and of less than (pound)20,000 in aggregate arising in the ordinary course of business neither the Company nor any person for whose acts or defaults the Company may be contractually or vicariously liable is involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

42.2 To the Vendor's knowledge, no civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or threatened by or against or concern the Company and there are no facts or circumstances likely to result in any such proceedings.

42.3 There is no outstanding or unsatisfied judgement, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

43.      DEFAULT

43.1 The Company has not manufactured, sold or supplied any product or service which did not or does not comply in all respects with all applicable laws, regulations, standards (including any British or European Union standards) and customers' specifications or any representation or contractual term expressly or impliedly made by the Company or which is, was or will become defective or unsafe.

43.2 To the Vendor's knowledge, the Company is not in breach of any Contract to which it is a party (including, for the avoidance of doubt, breach of the procedures contained within the MoneyShop Franchise Agreement with Cash Centres Limited), and no other party to any such Contract is in breach of it. All agreements, rights, commitments, obligations, arrangements and understandings to which the Company is a party are valid and enforceable. The Vendor is not aware of any grounds for the termination, rescission, avoidance or repudiation of any Contract by the Company or any other party to any such Contract.

44.      INSOLVENCY

44.1 No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company or for the appointment of any provisional liquidator. The Company has not called any formal or informal meeting of all or any of its creditors.

44.2 No administrative receiver, receiver or receiver and manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Member.

44.3 No administrator has been appointed in respect of any Group Member and no steps or actions have been taken in connection with the appointment of an administrator in respect of any Group Member.

44.4 No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 CA 1985 in respect of the Company.

44.5 No distress, execution or other process has been levied on or applied for in respect of any asset of the Company.

44.6 The Company has not stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and the Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

44.7 No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of the Company.

44.8 Neither the Company nor any of its directors has consulted a person qualified to act as an insolvency practitioner under Part XIII of the Insolvency Act 1986 with a view to minimising the potential loss to the Company's creditors or otherwise in relation to any financial difficulty of the Company.

44.9 The Company has not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor has it given nor received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Agreement.

44.10 To the Vendor's knowledge, there are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

45.      EFFECTS OF THE AGREEMENT

45.1 The execution of this Agreement and the observance and performance of its provisions will not and is not likely to:

         45.1.1 result in a breach of any Contract, law, regulation, order, judgement, injunction, undertaking, decree or similar imposition to or by which the Company is party or bound, or entitle any person to terminate or avoid any Contract to which the Company is party, or have any material effect on any such Contract;

         45.1.2 result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business;

         45.1.3 result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of the Company;

         45.1.4 result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

         45.1.5 adversely affect the Company's relationships with customers, suppliers and employees.

         There is no Contract to which the Company is party which depends on the continuation of the connection (whether as shareholder or officer of the Company or otherwise) of any person with the Company.

                                   SCHEDULE 4

                                    TAXATION

PART 1 - INTERPRETATION

46.   INTERPRETATION

      In this SCHEDULE 4:

46.1 the following expressions have the following meanings unless inconsistent with the context:

      "ACCOUNTS RELIEF"             (g)     any Relief which was treated as an
                                            asset of the Company in the
                                            Completion Accounts; and

                                    (h)     any Relief which was taken into
                                            account in computing (and so
                                            reducing or eliminating) any
                                            provision for deferred tax which
                                            appears in the Completion Accounts
                                            or which would have appeared in the
                                            Completion Accounts but for the
                                            presumed availability of such Relief

      "THE AUDITORS"                the auditors for the time being of the
                                    Company

      "CAA"                         Capital Allowances Act 2001

      "DISPUTE"                     any dispute, appeal, negotiations or other
                                    proceedings in connection with a Tax Claim

      "EVENT" any event, fact or circumstance whatsoever including but not limited to:

                                    (i)     any transaction, action or omission
                                            (whether or not the

                                            Company is party to it);

                                    (j)     the earning, receipt or accrual for
                                            any Taxation purpose of any income,
                                            profits or gains;

                                    (k)     the incurring for any Taxation
                                            purpose of any loss or expenditure;

                                    (l)     the declaration, payment or making
                                            of any dividend or other
                                            distribution;

                                    (m)     the sale and purchase of the Shares
                                            pursuant to this Agreement; and

                                    (n)     Completion

      "FA"                          Finance Act

      "FUTURE RELIEF"               any Relief which arises wholly or mainly as
                                    a result of any Event which has occurred or occurs after Completion

      "IHTA"                        Inheritance Tax Act 1984

      "ITEPA"                       Income Tax (Earnings and Pensions) Act 2003

      "LIABILITY TO TAXATION"       (o)     any liability of the Company to make
                                            an actual payment of Taxation
                                            (whether or not the Company is
                                            primarily so liable and whether or
                                            not the Company has any right of
                                            recovery against any other person);
                                            and

                                    (p)     the use by the Company (in whole or
                                            in part) of any Future Relief or
                                            Accounts Relief to reduce or
                                            eliminate any liability of the
                                            Company to make an actual payment of
                                            Taxation (whether or not the Company
                                            is primarily so liable and whether
                                            or not the Company has any right of
                                            recovery against any other person)
                                            in respect of which the Vendor would
                                            otherwise have been liable under
                                            PARAGRAPH 2; and

                                    (q)     the loss by the Company (in whole or
                                            in part) of any Accounts Relief

      "PURCHASER GROUP MEMBER"      Any company which is at any time is or has
                                    been:-

                                    (r)     a holding company of the Purchaser;

                                    (s)     a subsidiary or subsidiary
                                            undertaking of the Purchaser; or

                                    (t)     a subsidiary or subsidiary
                                            undertaking of any holding company
                                            of the Purchaser

      "RELEVANT TAX CLAIM"          any claim against the Vendor in respect of a
                                    Liability to Taxation under paragraph 2

      "RELIEF"                      (u)     any relief, allowance, exemption,
                                            set-off, deduction or credit
                                            available from, against or in
                                            relation to Taxation or in the
                                            computation for any Taxation purpose
                                            of income, profits or gains; and

                                    (v)     any right to a repayment of Taxation

      "RESTRICTED STOCK UNIT AWARD  any agreement entered into by the Vendor
      AGREEMENT"                    with any employee of the Company under which
                                    awards of restricted stock units or other securities are granted

      "SAVING" the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Vendor would not have been liable under PARAGRAPH 2, by the use of any Relief arising wholly as a result of a Liability to Taxation in respect of which the Vendor has made a payment under PARAGRAPH 2

      "TAXATION"                    (w)     any tax, duty, impost or levy, past
                                            or present, of the United Kingdom or
                                            elsewhere, whether governmental,
                                            state, provincial, local
                                            governmental or municipal, including
                                            income tax (including income tax
                                            required to be deducted or withheld
                                            from or accounted for in respect of
                                            any payment under Part 11 ITEPA or
                                            otherwise), corporation tax, ACT,
                                            capital gains tax, inheritance tax,
                                            VAT, customs and other import or
                                            export duties, rates, stamp duty,
                                            stamp duty land tax, stamp duty
                                            reserve tax, national insurance and
                                            social security contributions; and

                                    (x)     any fine, penalty, surcharge,
                                            interest or other imposition
                                            relating to any tax, duty, impost or
                                            levy mentioned in PARAGRAPH (a) of
                                            this definition (including any
                                            interest or penalty in respect of
                                            the underpayment of instalments
                                            under the Corporation Tax

                                            (Instalment Payments) Regulations
                                            1998) or to any account, record,
                                            form, return or computation required
                                            to be kept, preserved, maintained or
                                            submitted to any person for the
                                            purposes of any such tax, duty,
                                            impost or levy

      "TAXATION AUTHORITY"          any authority, whether of the United Kingdom
                                    or elsewhere, competent to impose, assess or collect Taxation, including but not limited to the Board of Inland Revenue and the Commissioners of Customs and Excise

      "TAXATION STATUTE"            any statute (and all regulations and other
                                    documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation

      "TAX CLAIM"                   any notice, demand, assessment, letter or
                                    other document issued, or action taken, by or on behalf of any Taxation Authority and the submission of any Taxation form, return or computation from which, in either case, it appears to the Purchaser that the Company is or may be subject to a Liability to Taxation or other liability in respect of which the Vendor is or may be liable under PARAGRAPH 2

      "TCGA"                        Taxation of Chargeable Gains Act 1992

      "TMA"                         Taxes Management Act 1970

      "VAT"                         value added tax

      "VATA"                        Value Added Tax Act 1994

46.2 references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose;

46.3 references to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief (whether as a result of the surrender of the Relief to another company or otherwise);

46.4 any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the Company to make an actual payment of Taxation.

PART 2 - TAX COVENANT

47.      COVENANT

47.1 Subject to the provisions of this PART 2 of this SCHEDULE 4, the Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of:

         47.1.1 any Liability to Taxation which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion, whether or not such Liability to Taxation has been discharged on or before Completion; and

         47.1.2 any Liability to Taxation which arises on, before or after Completion as a result of the non payment of Taxation by the Vendor or any person (other than the Company) which is or has been connected for any Taxation purpose with the Vendor and for which that person is primarily liable;

         47.1.3 any Liability to Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business of the Company (but only to the extent that such Liability to Taxation arises in respect of income profits or gains which are deemed to have been earned, received or accrued for Tax purposes (as opposed to any actual) income, profits or gains earned, received or accrued for Tax purposes);

         47.1.4 any Liability to Taxation which arises as a result of, in respect of or by reference to or the disallowance or denial of any relief, allowance or deduction claimed under Schedule 29 of Finance Act 2002 in respect of goodwill for the accounting period ended on 31 December 2002;

         47.1.5 any Liability to Taxation (including but not limited to PAYE, employers and employees NICs and interest and penalties thereon) which arises as a result of, in respect of or by reference to any payments made by the Company on or before Completion for the services of a security consultant provided through the personal service company of such consultant; and

         47.1.6 any reasonable costs, fees or expenses (including legal costs on a full indemnity basis) properly incurred by the Company or the Purchaser in connection with any Liability to Taxation or other liability in respect of which the Vendor is liable under this PART 2 of this SCHEDULE 4 or successfully taking any action (including but not limited to legal proceedings) under this Schedule 4.

47.2 The Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of any Liability to Taxation (including but not limited to any income tax, employer's and employee's NICs and/or their overseas equivalents for which the Company is liable under the PAYE system or otherwise) which arises as a result of, in respect of, or by reference to the grant, exercise, exchange or cancellation of any share options where such options were granted to any employee of the Company pursuant to any Restricted Stock Unit Award Agreement, at any time on or before Completion.

48.      QUANTIFICATION

         For the purposes of PARAGRAPH 2 the amount of a Liability to Taxation will be determined as follows:

48.1 the amount of a Liability to Taxation falling within PARAGRAPH (a) of the definition of that expression in PARAGRAPH 1.1 will be the amount of the actual payment of Taxation which the Company is liable to make;

48.2 the amount of a Liability to Taxation falling within PARAGRAPH (b) of the definition of that expression in PARAGRAPH 1.1 will be the amount of Taxation saved by the Company as a result of the use of the Future Relief; and

48.3 the amount of a Liability to Taxation falling within PARAGRAPH (c) of the definition of that expression in PARAGRAPH 1.1 will be:

         48.3.1 the amount of Taxation which would have been saved by the Company but for the loss of the Accounts Relief on the basis of the rates of Taxation current at the date of the loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position actually to use the Accounts Relief; or

         48.3.2 if the Accounts Relief lost was a right to a repayment of Taxation, the amount of the repayment of Taxation so lost.

49.      EXCLUSIONS

49.1     The Vendor will not be liable under PARAGRAPH 2.1 or Part 3 of this
         Schedule 4 in respect of a Liability to Taxation or other liability of the Company to the extent to which:

         49.1.1 such Liability to Taxation or other liability was satisfied or discharged on or before Completion and the discharge of such Liability to Taxation or other liability was reflected in the Completion Accounts; or

         49.1.2 specific provision was made in the Completion Accounts for such Liability to Taxation or other liability; or

         49.1.3 payment has already been made in respect of such Liability to Taxation or other liability under this PART 2 or PART 3 of this SCHEDULE 4; or

         49.1.4 such Liability to Taxation or other liability would not have arisen but for the making, changing, or coming into force of any legislation (including but not limited to an increase in rates of Taxation) or a change in the interpretation, administration, or application by any relevant court or by any Taxation Authority or in the published practice of any Taxation Authority first enacted or announced after Completion; or the withdrawal of any extra-statutory concession after Completion with retrospective effect;

         49.1.5 such Liability to Taxation would not have arisen or would have been reduced or eliminated but for a change after Completion in the accounting policies or practices of the Purchaser or the Company (except where such change is required to remedy any failure prior to Completion of the Company to comply with United Kingdom generally accepted accounting principles) or in the length of any accounting period of the Company;

         49.1.6 any Relief (other than a Future Relief or an Accounts Relief) is available to, and can be used by, the Company to set against, reduce or eliminate the Liability to Taxation such that the Company has or will have no actual liability to make a payment to a Taxation Authority in respect of the Taxation to the extent of the use of the Relief;

         49.1.7 such Liability to Taxation would not have arisen or would have been reduced or eliminated but for the failure or omission after Completion of the Purchaser or of the Company to claim any Relief (other than Future Relief) where written notice of the need to claim such Relief was given to the Purchaser by the Vendor within 30 Business Days following Completion or, if later, at least 30 Business Days prior to the expiry of any time limit for the claiming of the relevant Relief;

         49.1.8 such Liability to Taxation arises or is increased as a result of the disclaimer by the Purchaser or the Company after Completion of any Relief claimed by the Company before Completion, and which was taken into account in the Completion Accounts;

         49.1.9 such Liability to Taxation or other liability would not have arisen but for a voluntary act, transaction or omission of the Company or the Purchaser after Completion:

                  49.1.9.1 otherwise than pursuant to a legally binding
                           obligation entered into by the Company on or before Completion or imposed on the Company by any legislation announced before Completion whether coming into force before, on or after Completion; or

                  49.1.9.2 which the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability to Taxation or other liability in question; or

                  49.1.9.3 otherwise than in the ordinary course of business of the Company, or

                  49.1.9.4 otherwise than at the written request of the Vendor whether pursuant to this Agreement or otherwise.

49.2     The provisions of PARAGRAPHS 4.1.1, 4.1.2, 4.1.3 and 4.1.6 under this
         PART 2 of this SCHEDULE 4 shall apply to limit the liability of the Vendor under PARAGRAPH 2.2 of this SCHEDULE 4 in respect of a Liability to Taxation of the Company. In addition, the Vendor will not be liable under PARAGRAPH 2.2 of this SCHEDULE 4 in respect of a Liability to Taxation of the Company to the extent that the Company or the Purchaser has recovered from any person (including any officer or employee or former officer or employee of the Company but excluding the Purchaser and any Purchaser Group Member) any sum in respect of such Liability to Taxation or to the extent that any corporation tax deduction is available to the Company (except to the extent that such corporation tax deduction is taken into account in preparing the Completion Accounts) in respect of the grant or exercise of restricted stock units under the Restricted Stock Unit Award Agreements or in respect of the Liability to Taxation arising therefrom.

49.3 The Vendor will not be liable for any Relevant Tax Claim unless the amount of the liability in respect of that Relevant Tax Claim or the aggregate amount of the liability in respect of a number of Relevant Tax Claims relating to the same matter exceeds (pound)5,000 AND the amount of the liability in respect of that Relevant Tax Claim or Relevant Tax Claims when aggregated with the amount of the liability in respect of all other Relevant Tax claims exceeds (pound)50,000 (in which event the Vendor will be liable for the whole amount of such Relevant Claims and not merely the excess).

49.4 The provisions of clause 6.2 (financial cap) of the Agreement shall apply to any liability of the Vendor under PARAGRAPH 2 of this SCHEDULE 4.

49.5 The liability of the Vendor under this PART 2 of SCHEDULE 4 shall cease seven years after Completion except in respect of matters which have been the subject of a claim within PARAGRAPH 7 of this SCHEDULE 4 unless the claim in question has arisen by reason of fraud, wilful concealment, or dishonesty on the part of the Vendor or, prior to the Completion date, on the part of the Company in which event there shall be no contractual limit on the time period within which such claim may be brought.

50.      DEDUCTIONS FROM PAYMENTS

50.1 Except as required by law all payments by the Vendor under this PART 2 of this SCHEDULE 4 will be made free and clear of all deductions and withholdings in respect of Taxation.

50.2 If any deduction or withholding is required by law to be made from any payment by the Vendor under this PART 2 of this SCHEDULE 4 or if (ignoring any available Relief) the Purchaser is subject to Taxation in respect of any payment by the Vendor under this PART 2 of this SCHEDULE 4, the Vendor covenants with the Purchaser to pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by the Purchaser (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

50.3 PARAGRAPHS 5.1 AND 5. 2 shall not apply to the extent that the deduction or withholding would not have arisen but for the assignment by the Purchaser of any of its rights under this Schedule.

51.      DUE DATE FOR PAYMENT

51.1 The due date for the making of a payment by the Vendor under this PART 2 of this SCHEDULE 4 will be:

         51.1.1 the date falling 5 Business Days after the Purchaser has served notice on the Vendor demanding such payment; or

         51.1.2 in any case involving a liability of the Company to make an actual payment (whether or not a payment of Taxation), the later of the date mentioned in PARAGRAPH 6.1.1 and the date falling 5 clear Business Days before the last date upon which the payment is required to be made to the person entitled to the payment; or

         51.1.3 in any case involving the loss of an Accounts Relief other than the right to repayment of Taxation, the later of the date mentioned in PARAGRAPH 6.1.1 and the date falling 5 clear Business Days before the date on which the payment of Taxation is or would be required to be made in respect of the accounting period in which the Accounts Relief is lost.

51.2 If any payment required to be made by the Vendor under this PART 2 of this SCHEDULE 4 is not made by the due date, ascertained in accordance with PARAGRAPH 6.1, then such payment will bear interest in accordance with the terms of CLAUSE 10 of this Agreement.

52.      CLAIMS PROCEDURE

52.1 If the Purchaser or the Company becomes aware of any matter which may give rise to a Tax Claim it will as soon as reasonably practicable, and in any event not more than 15 Business Days after the Purchaser becomes so aware of that Tax Claim give notice to the Vendor (giving details, to the extent available, of such Tax Claim, the due date for any payment, and time limits for any appeal), provided that the giving of such notice will not be a condition precedent to the liability of the Vendor under PARAGRAPH 2.

52.2 Subject to PARAGRAPH 7.5 and provided that the Vendor indemnifies and secures the Company, the Purchaser and all other Purchaser Group Members to the reasonable satisfaction of the Purchaser against all reasonable losses, costs, damages and expenses (including interest or surcharge on overdue Taxation) which may be incurred thereby, the Purchaser will procure that the Company, at the Vendor's cost and expense, takes such action and gives such information and assistance in connection with its Taxation affairs as the Vendor may reasonably and promptly request to dispute, appeal against, settle or compromise any Tax Claim, including applying to postpone (so far as legally possible) the payment of any Taxation, but not including allowing the Vendor or its advisors to undertake the conduct of the Dispute.

52.3     For the purposes of PARAGRAPH 7.2

         52.3.1 the Purchaser shall, or shall procure that the Company shall, promptly submit to the Vendor all material documents and correspondence relating to the Tax Claim which it is proposed be submitted to the relevant Taxation Authority in draft form to the Vendor and the Vendor shall be afforded a reasonable opportunity to comment thereon;

         52.3.2 the appointment of professional advisers by the Company in relation to the Tax Claim shall be subject to the approval of the Vendor (such approval not to be unreasonably withheld or delayed);

         52.3.3 the Purchaser shall, or shall procure that the Company shall, promptly incorporate all reasonable comments and suggestions made by the Vendor and the Vendor's duly authorised agent and promptly submit the relevant final documents/correspondence to the relevant Taxation Authority; and

         52.3.4 the Purchaser shall, or shall procure that the Company shall, promptly deliver to the Vendor copies of all relevant correspondence sent to or received from the relevant Tax Authority.

52.4 Subject to PARAGRAPHS 7.5 AND 7.6, and to compliance by the Vendor with PARAGRAPH 7.2 in relation to any Dispute, the Purchaser will not, and will procure that the Company will not, without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed:

         52.4.1 transmit any communication (whether written or otherwise) to any Taxation Authority;

         52.4.2   agree, settle or compromise the relevant Tax Claim; or

         52.4.3 agree any matter which is likely to affect the amount of the relevant Tax Claim or any future Liability to Taxation.

52.5 The Purchaser will not be required to take or procure that the Company will take any action mentioned in PARAGRAPH 7.2:

         52.5.1 which it reasonably considers to be materially prejudicial to the business or Taxation affairs of the Company or the Purchaser or any other Purchaser Group Member; or

         52.5.2 which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Vendor obtains (at the Vendor's cost and expense) the opinion of Tax Counsel of at least 5 years' call that it is reasonable in all circumstances to make such an appeal.

52.6 If the Vendor fails within 10 Business Days of the Purchaser giving notice requiring the Vendor to do so) to inform the Purchaser of any action which the Vendor wishes the Purchaser to procure the Company to take under PARAGRAPH 7.2, the Purchaser will be entitled to procure that the Company settles or compromises any Tax Claim on such terms as it determines in its absolute discretion.

53.      TIME LIMIT

53.1 The Vendor will not be liable under PARAGRAPH 2 in respect of a Liability to Taxation or other liability of the Company unless within 7 years after Completion the Purchaser has given notice to the Vendor of any Tax Claim whatsoever relating to such Liability to Taxation or other liability, or of any Event which may give rise to such a Tax Claim.

53.2 The time limit in PARAGRAPH 8.1 will not apply in any case involving dishonest or fraudulent conduct on the part of the Vendor, any company which has at any time been a member of the same group (as defined for any Taxation purpose) as the Vendor or any person acting on behalf any of the foregoing companies.

54.      SAVINGS

54.1 If (at the Vendor's request and expense) the Auditors determine that the Company has obtained a Saving, the Purchaser will offset such Saving against any outstanding Claim of which it has given notification to the Vendor.

54.2 To the extent that no Claim is outstanding the Purchaser will as soon as reasonably practicable thereafter (and in any event within 10 Business Days of such determination by the Auditors) repay to the Vendor the lesser of:

         54.2.1   the amount of the Saving (as determined by the Auditors); and

         54.2.2 the amount paid by the Vendor under PARAGRAPH 2 in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Vendor under any provision of this Agreement or otherwise;

54.3 The Company will be entitled to use in priority to any Relief which gives rise to a Saving any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax but, subject thereto, shall use its reasonable endeavours to use any Relief which gives rise to a Saving as soon as reasonably practicable unless to do so would be materially prejudicial to the Taxation affairs of the Company or the Purchaser.

54.4 The Company will not obtain a Saving until the last date upon which it would have been obliged to make the actual payment of corporation tax which has been reduced or eliminated in order to avoid incurring interest thereon.

54.5 In determining whether the Company has obtained a Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

55.      RECOVERY FROM OTHER PERSONS

55.1 If the Company recovers from any other person (including any Taxation Authority but excluding the Purchaser, any other Purchaser Group Member and any officer or employee of any such company) any amount which is referable to a Liability to Taxation or other liability of the Company in respect of which the Vendor has made a payment under PARAGRAPH 2, the Purchaser will repay to the Vendor within 10 Business Days of the receipt thereof the lesser of:

         55.1.1 the amount so recovered (less any reasonable losses, costs, damages and expenses incurred by the Company, the Purchaser or any other member of the same group of companies as the Purchaser as a result of the recovery of that amount); and

         55.1.2 the amount paid by the Vendor under PARAGRAPH 2 in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Vendor under any provision of this Agreement or otherwise.

55.2 If the Purchaser becomes aware that the Company is entitled to recover any amount mentioned in PARAGRAPH 10.1, the Purchaser will as soon as reasonably practicable give written notice of that fact to the Vendor and provided that the Vendor indemnifies and secures the Company, the Purchaser and all other Purchaser Group Members to the reasonable satisfaction of the Purchaser against all reasonable losses, costs, damages and expenses which may be incurred thereby, the Purchaser will procure that the Company, at the Vendor's cost and expense, takes such action as the Vendor may reasonably and promptly request to effect such recovery.

55.3 The action which the Vendor may request the Company to take under PARAGRAPH 10.2 does not include:

         55.3.1 any action which the Purchaser reasonably considers to be materially prejudicial to the business or Taxation affairs of the Company, the Purchaser or any Purchaser Group Member; or

         55.3.2 allowing the Vendor to undertake the conduct of any action necessary to effect recovery of the amount in question.

56.      CORPORATION TAX RETURNS

56.1 Subject to this PARAGRAPH 11, the Purchaser shall have exclusive conduct of all Taxation affairs of the Company after Completion.

56.2 The Purchaser shall procure that the Company keeps the Vendor fully informed of its Taxation affairs in respect of any accounting period ended on or prior to Completion for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Company has not been reached and shall not submit any correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Vendor a reasonable opportunity to make representations thereon and without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

56.3 The Purchaser shall procure that the Company does not amend or withdraw any return or computation or any claim, election, surrender or consent made by the Company in respect of its accounting periods ended on or before Completion without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

56.4     The Purchaser shall provide the Vendor with a copy of:

         56.4.1 the Company's Tax returns and Tax computation for the accounting period ended on 31 December 2003 and the accounting period during which Completion occurs;

         56.4.2 the Company's statement of account or receipt from the Inland Revenue or other Taxation Authority confirming the final amount of Tax paid for the accounting period ended on 31 December 2003 and the accounting period during which Completion occurs; and

         56.4.3 the Company's statutory accounts for the accounting period ended on 31 December 2003 and the accounting period during which Completion occurs.

56.5 The Purchaser agrees that it will not make a section 338(g) election for the Company and will procure that the Company will not, until after 31 December 2004:

         56.5.1 engage in any transaction that will result in a "dividend" being distributed from the Company (for the avoidance of doubt, nothing in this PARAGRAPH 11.5.1 shall prevent the company from making a loan to the Purchaser at any time after completion, so long as the loan is evidenced by a formal note, has a set term and bears an arm's length rate of interest); or

         56.5.2   change the Company's financial reporting year.

         For the avoidance of doubt, the terms "section 338(g) election" is as defined in the United States Internal Revenue Code of 1986, as amended.

57.      COUNTER COVENANT

57.1 The Purchaser hereby covenants with the Vendor to pay or to procure that the relevant Purchaser Group Member pays to the Vendor by way of adjustment to the Purchase Price, an amount equal to;

         57.1.1 any Tax Liability arising after Completion for which the Company or a Purchaser Group Member is liable but for which the Vendor becomes liable as a result of the failure by the Company or the relevant Purchaser Group Member to discharge it; and

         57.1.2 all reasonable costs and expenses properly incurred by the Vendor in connection with any Tax Liability in respect of which the Vendor can bring a claim under this paragraph 12 or where the Vendor successfully takes any action to enforce payment under this paragraph 12 in connection with the taking of such action.

57.2 The provisions of paragraph 6 (due date for payment) and paragraph 7 (Claims procedure) shall apply to this paragraph 12 as if the same were set out herein but replacing references to the Vendor with the Purchaser (and vice versa) and making any other necessary modifications.

57.3 The covenants contained in paragraph 12 shall not apply to a Tax Liability to the extent that the Vendor is liable to make a payment (and has not made such payment) in respect of that Tax Liability under paragraph 2 of this Schedule 4.

58.      GENERAL

         All payments by the Vendor under this PART 2 of this SCHEDULE 4 will be treated as repayments by the Vendor of the Consideration paid for the Shares pursuant to this Agreement, provided that this PARAGRAPH 13 will not operate in any way to limit the liability of the Vendor under this
         PART 2 of this SCHEDULE 4.

PART 3 - TAX WARRANTIES

59.      RETURNS, RECORDS, DISPUTES AND CLEARANCES

59.1 All notices, returns, computations, registrations, information and payments which should have been made or supplied by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or so far as the Vendor is aware is likely to be, the subject of any dispute with any Taxation Authority.

59.2 The Company is not involved in any dispute with any Taxation Authority and within the last three years has not been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions), no Taxation Authority has indicated that it intends to investigate the Taxation affairs of the Company and so far as the Vendor is aware there are no circumstances which are likely to give rise to any such investigation.

59.3 The Company has punctually supplied all information requested by any Taxation Authority for any Taxation purpose.

59.4 All consents and clearances obtained by the Company from any Taxation Authority remain valid and effective and any transaction for which any such consent or clearance has been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant consent or clearance, including the terms of the application for the relevant consent or clearance.

59.5 The Company has not negotiated with or been granted by any Taxation Authority any (in each case, material) dispensations, concessions, arrangements and agreements (whether formal or informal) which are not in accordance with the strict terms of the legislation and no action has been taken by or on behalf of the Company which has had or is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

60.      PENALTIES AND INTEREST

60.1 The Company has not within the period of 3 years ending on the date of this Agreement paid, and is not liable to pay, any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of any Taxation Statute nor are there any circumstances which are likely to cause the Company to become liable to pay any fine, penalty, charge, surcharge or interest.

61.      TAXATION CLAIMS, LIABILITIES AND RELIEF

61.1 The Company has sufficient records to fulfil its obligations under all Taxation Statutes and to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or relief arising:

         61.1.1 in respect of or by reference to any Event on or before Completion; or

         61.1.2   on the disposal of any asset owned by it at Completion.

61.2 The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Accounts, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn.

61.3 The Company is not, and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

62.      DISTRIBUTIONS AND PAYMENTS

62.1 The Company has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation (whether under the PAYE system or otherwise), has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

62.2 The Company has not made or received any exempt distribution within the meaning of section 213 ICTA, and has not at any time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 214 ICTA.

62.3 No rents, interest, annual payments, payments to a present or former director or employee, or other sums paid or payable by the Company since the Accounting Date, or which the Company is under an obligation to pay, will be wholly or partially disallowable as deductions or charges in computing the profits of the Company for the purposes of corporation tax.

63.      EMPLOYEE BENEFITS

63.1 The Company has properly operated the Pay As You Earn system ("PAYE"), by making deductions, as required by the applicable Taxation Statute, from all payments made (including notional payments), or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to the Inland Revenue for all Taxation so deducted and for all Taxation chargeable on the Company on benefits provided for its directors, employees or officers, or former directors, employees or officers.

63.2 No liability to national insurance contributions or obligation to account for income tax under the PAYE system could fall on the Company as a result of a chargeable event (within the meaning of Part 7 ITEPA) before, at or after Completion in respect of securities and interests in securities made available or securities options granted to an employee or director prior to Completion.

63.3 The Disclosure Letter contains full details of all share incentive schemes and profit sharing schemes and employee benefit trusts established by the Company whether approved by the Inland Revenue or not and the Company has complied with all statutory requirements in respect of such schemes and trusts.

64.      CLOSE COMPANIES

         The Company is not and has never been, a close company as defined in section 414 ICTA.

65.      GROUP TRANSACTIONS

65.1     The Company is not and has not at any time been

         65.1.1 a member of a group of companies as defined in section 170 TCGA with any other UK resident company; or

         65.1.2 an associated company of any other UK resident company as defined in section 774(4) ICTA; or

         65.1.3 a member of a group or consortium with any other UK resident company within the meaning of section 413 ICTA; or

         65.1.4 a party to any such reconstruction as is described in section 343 ICTA.

66.      TAX AVOIDANCE

         The Company has not entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under the PAYE system.

67.      BASE VALUES AND ACQUISITION COSTS

67.1 If each of the capital assets of the Company owned at the Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, or in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains under the CAA would arise (and for this purpose there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

67.2     The Company does not own any wasting asset within the meaning of section 44 TCGA which does not qualify in full for capital allowances as described in section 47(1) TCGA.

68.      CAPITAL GAINS

         The Company has not at any time:

68.1 made a claim under sections 152 to 158 (inclusive) or 175 or 247 TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, arise or have arisen upon a disposal of any asset;

68.2 been a party to, involved in, or connected with any disposal of assets within the meaning of section 29 TCGA (value shifting) or any scheme or arrangement such as are mentioned in section 30 TCGA (tax-free benefits);

68.3 acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the Company a different consideration for any Taxation purpose;

68.4 acquired any policy of assurance or contract for a deferred annuity or interest in any such policy or contract in circumstances such that a chargeable gain could arise on disposal under section 210 TCGA;

68.5 transferred a trade carried on by it outside the United Kingdom through a branch or agency in circumstances such that a chargeable gain could be deemed to arise at a date after such transfer under section 140 TCGA; or

68.6 made any claim or election under section 161(3) TCGA (appropriation of asset to trading stock).

69.      CAPITAL ALLOWANCES

69.1 All capital expenditure incurred by the Company since the Accounting Date and all capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances.

69.2 The Company is not in dispute with any person as to the availability of allowances under Chapter 14 Part 2 CAA and there are no circumstances which are likely to give rise to such a dispute.

69.3 The Company does not own any assets which qualify or have ever qualified for capital allowances under Part 3 CAA.

70.      VAT: GENERAL

70.1     The Company:

         70.1.1 is registered in the United Kingdom for VAT purposes and is not registered or required to be registered for VAT or any similar tax in any other jurisdiction;

         70.1.2 maintains complete, correct and up-to-date business records for the purposes of paragraph 6 of Schedule 11 of VATA and is not in arrears with any VAT payment or return or in respect of Intrastats or excise or customs duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

70.2     The Company:

         70.2.1 has not within the period of 3 years ending on the date of this Agreement been required by H M Customs & Excise to give security for any reason and has not failed to comply in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

         70.2.2 has not within the 2 years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under
                  section 59 VATA and has not been issued with any written warning under section 76(2) VATA (failure to comply with a regulatory provision);

         70.2.3 has never been treated as, or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company and the Company has not been a party to any transaction or arrangement as a result of which a direction has been or may be given under Schedule 9A VATA (anti-avoidance provisions for groups of companies);

         70.2.4 does not have an interest in any assets to which Part XV of the Value Added Tax Regulations 1995 (Capital Goods Scheme) applies;

70.3 All supplies of goods and services made by the Company are taxable supplies for the purposes of VATA, no goods or services supplied to the Company, or goods imported by the Company, are or have been used otherwise than for business purposes, the Company is able to obtain credit as deductible input tax (as defined in section 24 VATA) for all the VAT which it has incurred

70.4 The Company has not in the 3 years ending on Completion disposed of or acquired any business or assets as a transfer of a going concern as described in section 49 VATA or Article 5 of the Value Added Tax (Special Provisions) Order 1995.

70.5     The Company has not received any supplies of the type described in
         Schedule 5 VATA. (Services supplied were received), which would give rise to a reverse charge under section 8 VATA.

70.6 The Company has not reclaimed input tax from HM Customs & Excise which it will be obliged to repay under the provisions of Part XIXB Value Added Tax Regulations 1995 (Repayment of input tax where consideration not paid).

70.7 The Company has not received any Notices issued under Regulation 166A of the Value Added Tax Regulations 1995 that have not been given effect by the method laid down in Regulation 172D of those amended Regulations.

71.      VAT: PROPERTY TRANSACTIONS

71.1 The Company has not incurred any liability in respect of VAT (whether to HM Customs and Excise or to any other person) by reason of the provisions of paragraph 2(1) Schedule 10 VATA (Election to waive the exemption) and there are no circumstances whereby the Company could become so liable as a result of a person making an election under that paragraph.

71.2 Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the

         Company has any interest, right or licence to occupy and the Company is not aware of any intention to make such an election.

71.3 The Company does not own the fee simple in any building or work such as is referred to in Item 1(a) Group 1 Schedule 9 VATA the supply of which would be standard rated.

72.      STAMP DUTY AND STAMP DUTY RESERVE TAX

72.1 All documents to which the Company is a party and which are liable to stamp duty and which confer any right upon the Company or on which the Company may need to rely have been duly stamped and no document to which the Company is a party and which confers any right upon the Company or on which the Company may need to rely and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.

72.2 The Company has never incurred or otherwise been under a liability to stamp duty reserve tax and there are no circumstances which may result in it being so liable.

72.3 Within the 5 years ending on the date of this Agreement, the Company has not made any claim for relief or exemption under section 42 FA 1930, section 151 FA 1995 or section 75, 76 or 77 FA 1986.

73.      STAMP DUTY LAND TAX

73.1 Stamp duty land tax has been paid in full in respect of all land transactions to which stamp duty land tax applies and in respect of which the Company is the purchaser within the meaning of section 43(4) FA 2003 and the Company has no liability or obligation (contingent or otherwise) to submit a further land transaction return.

73.2 The Company has not claimed relief from stamp duty land tax under Part 1 (group relief) or Part 2 (reconstruction and acquisition relief) of
         Schedule 7 FA 2003 where the Company was a purchaser in respect of a land transaction for the purposes of FA 2003.

74.      RESIDENCE AND OFFSHORE INTERESTS

74.1 The Company is and has at all times been resident only in the United Kingdom for the purposes of all Taxation Statutes.

75.      LOAN RELATIONSHIPS

         There are no outstanding debts owed to or by the Company, or any securities issued by the Company or which the Company owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA and which do not arise out of loan relationships of the Company for the purposes of section 81(1) FA 1996.

76.      QUARTERLY INSTALMENT PAYMENTS

         The Company is obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and section 59E TMA and has complied in full with its obligations under such regulations.

77.      TRANSFER PRICING

         The Company has not undertaken, or agreed to undertake, any transactions which are otherwise than on fully arm's length terms and there are no circumstances which could cause any Taxation Authority to make or require to be made any adjustment to the terms on which such transaction is treated as taking place.

78.      ACCOUNTS AND SUBSEQUENT EVENTS

The Accounts fully provide or reserve, in accordance with the accounting policies set out in the notes included in the Accounts, for all Taxation (including deferred tax for which the Company is or may be liable, or for which it may be accountable, as at the Accounting Date.

                                   SCHEDULE 5

                             COMPLETION ARRANGEMENTS

At Completion the following will take place:

1.       ITEMS FOR DELIVERY

         The following items will be produced and delivered by the Vendor:

         SHARE TRANSFERS

1.1 An executed transfer of the Shares in favour of the Purchaser (or its nominee(s)) together with the share certificate for the Shares (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it).

1.2 Any waiver, consent or other document necessary to give the Purchaser (or its nominee(s)) full legal and beneficial ownership of the Shares.

         AUTHORISATIONS

1.3 A copy of a resolution of the board of directors (certified by a duly appointed officer as true and correct) of the Company authorising the execution of and the performance by the Company of its obligations under each of the documents to be executed by it.

1.4 A power of attorney in the agreed terms by each registered holder of the Shares which enables the Purchaser or its nominee to attend and vote at general meetings of the Company.

         RESIGNATIONS AND APPOINTMENTS

1.5 A letter of resignation in the agreed terms from each director of the Company save for John Hughes and John Nichols.

1.6 A letter of resignation in the agreed terms from the secretary of the Company.

1.7 A copy of a letter to the Company from its auditors resigning from office with effect from Completion and containing the statement required by section 394 CA 1985, the original of the letter having been deposited at the registered office of the relevant company.

         COMPANY DOCUMENTATION

1.8 The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (which will be written up to but not including Completion) of the Company.

1.9 All deeds and documents relating to the title of the Company to the Property as listed in the index attached to the Disclosure Letter.

1.10     All cheque books in current use of the Company.

1.11 All papers, books, records, keys, credit cards and other property (if any) of the Company which are in the possession or under the control of the Vendor or any other person who resigns as an officer of the Company in accordance with this Schedule.

         FINANCIAL

1.12 A copy of the bank mandate of the Company and copies of bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Vendor to show the position at Completion (listing unpresented cheques drawn or received by the Company and standing orders payable since the date of such bank statements).

         MISCELLANEOUS

1.13 All licences, certificates or other documents previously specified by the Purchaser.

1.14 A deed in the agreed terms from the Vendor acknowledging that, subject to clause 5.4, neither the Vendor nor any Associated Company has any claim against the Company and that there is no agreement or arrangement under which the Company has any actual, contingent or prospective obligation to any such person.

1.15 Where any agreement or arrangement referred to in PARAGRAPH 1.14 previously existed, evidence of the release or termination of it in a form satisfactory to the Purchaser.

2.       CONVENING OF MEETINGS

2.1 The Vendor will procure that duly convened board meetings of the Company are held at which:

         2.1.1 the transfers referred to in PARAGRAPH 1.1 (subject to stamping if not previously effected) are approved for registration in the books of the Company;

         2.1.2 the resignations of directors, secretary and auditors referred to in each of PARAGRAPHS 1.5, 1.6 and 1.7 are accepted with effect from the end of the relevant board meeting;

         2.1.3 such persons as are nominated by the Purchaser as directors, secretary and auditors of the Company are appointed with effect from the end of the relevant board meeting;

         2.1.4 all existing instructions to the bankers of the Company are revoked and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs;

         2.1.5 the Company's execution of the employment contract and/or letter of appointment in the agreed terms between each of John Hughes and John Nichols and the Company are approved and authorised; and

         2.1.6 the Company's execution of the TOPS Licence and the Transitional Services Agreement in the agreed terms with the Vendor are approved and authorised.

2.2 The Vendor will procure that a special resolution of the Company to amend the memorandum and articles of association of the Company in the agreed terms is passed as a written resolution.

3.       CONTRACTS

3.1 The Vendor will use reasonable endeavours to procure that each of John Hughes and John Nichols will enter into contracts of employment in the agreed terms with the Company.

3.2 The Vendor will enter into the TOPS Licence and the Transitional Services Agreement in the agreed terms with the Company.

4.       REPAYMENT OF MONIES OWED

         The Vendor will repay, and will procure that each Associated Company will repay, all amounts owed by the Vendor or company to the Company whether due for payment or not.

5.       PAYMENT OF CONSIDERATION

         The Purchaser will pay the Provisional Consideration by electronic funds transfer to the Vendor's Solicitors client account with National Westminster Bank, PO Box 221, Connaught House, 65 Aldwych, London WC2B 4EJ, Sort Code 56-00-13, Account Number 36449709, Account Name: Baker & McKenzie Client Account or by such other method as may be agreed between the parties.

                                   SCHEDULE 6

                                 THE PROPERTIES

                          PART I - FREEHOLD PROPERTIES

                                                                       TITLE NUMBER AND QUALITY OF TITLE (IF
              DESCRIPTION                    TITLE HOLDER                    APPLICABLE) IF REGISTERED
              -----------                    ------------                    -------------------------
72 Deptford High Street, London, SE8    Harvey & Thompson Limited             LN90791 - Title absolute
4RT

2 Merrow Street, Walworth, SE17 2NJ     Harvey & Thompson Limited             SGL387407 - Title absolute

106 Lauriston Place, Edinburgh EH3 9HX  Harvey & Thompson Limited             Unregistered

1 & 5 Southcroft Street, Govan,         Harvey & Thompson Limited             GLA100063
Glasgow G51 2DH

First Floor Pawnbroking Office, 4       Harvey & Thompson Limited             GLA167408
Purdon Street, Glasgow G11 6AJ

                         PART II - LEASEHOLD PROPERTIES

                                  TITLE NUMBER AND QUALITY
   DESCRIPTION OF LEASEHOLD       OF TITLE (IF APPLICABLE)
          PROPERTY                     IF REGISTERED            DATE OF LEASE                PARTIES TO LEASE
          --------                     -------------            -------------                ----------------
Ground Floor, 27 East Street,                                16/01/1995                London Life Linked Assurances
Barking                                                                                Ltd (1)

                                                                                       H & T Ltd (2)

10 Ethel Street, Birmingham                                  19/07/1996                Ravenseft Properties Ltd (1)

                                                                                       H & T Ltd (2)

29 Penny Street, Blackburn,                                  23/12/2002                Blackburn with Darwen Borough
Lancashire                                                                             Council (1)

                                                                                       Francesco James Mastrobuoni
                                                                                       (2)

97/99 Central Drive,                                         15/03/1989                Mr JM Hartley (1)
Blackpool, Lancashire
                                                                                       H & T Plc (2)

13 Newport Street, Bolton                                    19/09/2002                Stylo Barratt Properties Ltd
                                                                                       (1)

                                                                                       Xpress Cash Ltd (2)

115 The Palatine, The Strand                                 30/11/1999                Ravenseft Properties Ltd (1)
Shopping Centre, Bootle
                                                                                       Michael Graham Mallett (2)

Ground Floor, 575 Roman Road,                                01/05/1996                Daejan Properties Ltd (1)
London, E3
                                                                                       H & T Ltd (2)

26 James Street, Bradford                                    15/05/1998                Independent Ophthalmologist
                                                                                       Ltd (1)

                                                                                       H & T Ltd (2)

Ground Floor and Basement, 4     ESX146482 - Title absolute  10/05/1988                DSG Properties Plc (1)
Castle Square, Brighton
                                                                                       Match Menswear Ltd (2)

75 Burnt Oak Broadway,           NGL831573 - Title absolute  07/11/2003                Donald John Norman and others
Edgware, Middlesex                                                                     (1)

                                                                                       H & T Ltd (2)

58 Rushey Green Catford,                                     14/02/2003                John Shalom Miller and Janice
London SE6                                                                             Miller (1)

                                                                                       H & T Ltd (2)

Ground Floor Shop and                                        04/05/1999                Howard Arthur Thomson and
Basement, 36 Chalk Farm Road,                                                          Nigel George Thomson (1)
London, NW1
                                                                                       H & T Ltd (2)

9/11 Northcote Road, Clapham                                 04/02/1981                CT Chapman Ltd (1)
Junction, SW11
                                                                                       H & T Ltd (2)

Ground Floor, Rear Yard and                                  19/01/2000                Mrs Hannah Nassim (1)
Shop Premises, 157 Clapton
Common, London E5                                                                      H & T Ltd (2)

Unit 29, 30 and 31, In Shops,                                Retailer's Licence        In Shops Centres Ltd (1)
Clydebank 1, Glasgow                                         16/09/2002
                                                                                       H & T Ltd (2)

10A Hales Street, Coventry                                   15/06/1999                The Council of the City of
                                                                                       Coventry (1)

                                                                                       H & T Ltd (2)

Ground Floor Premises and                                    27/11/2003                Smartshield Ltd (1)
Shop, 299 Heathway, Dagenham
                                                                                       H & T Ltd (2)

52 Kingsland High Street,                                    10/11/2003                Surrey Investments Ltd (1)
Dalston, London E8
                                                                                       H & T Ltd (2)

215 Wolverhampton Street,                                    21/08/2000                Stella Mary Watson (1)
Dudley, West Midlands
                                                                                       H & T Ltd (2)

Ground Floor and Basement of                                 07/07/1997                Phillip Alfred William Allen
116-118 Seagate, Dundee                                                                and Sandra Allen (1)

                                                                                       H & T Ltd (2)

Unit 19 Shandwick Square                                     18/02/2003                Ossory Property Investments
Shopping Centre, Easterhouse,                                                          Ltd (1)
Glasgow
                                                                                       H & T Ltd (2)

259/261 Seven Sisters Road,                                  01/10/2001                Bridge Road Management Ltd (1)
Finsbury, London N4
                                                                                       William Hill Organization Ltd
                                                                                       (2)

224 North End Road, Fulham,      NGL553516 - Title absolute  09/12/1985                Ebrahim Dawood Joosab (1)
London W14
                                                                                       H & T Plc (2)

169 High Street, Gillingham,                                 11/12/1996                Peter Helman and Marylyn
Kent                                                                                   Helman (1)

                                                                                       H & T Ltd (2)

Basement and First Floor 11A                                 29/01/1999                Sears Properties Netherlands
Bath Street, Glasgow                                                                   BV (1)

                                                                                       H & T Ltd (2)

595 Govan Road, Glasgow                                      14/09/2001                Mohammed Manzur and Saleem
                                                                                       Akhtar (1)

                                                                                       H & T Ltd (2)

Unit 3 Hamilton Gate, The Oak                                06/10/2003                Oak Mall Greenock Ltd (1)
Mall, Greenock
                                                                                       H & T Ltd (2)

134a King Street, Hammersmith,                               26/09/2002                Lambert Pressland Ltd (1)
London W6
                                                                                       H & T Ltd (2)

Head Office, Level 7, Times                                  30/07/1999                Eagle Star Life Assurance
House, Throwley Way, Sutton,                                                           Company Ltd (1)
Surrey
                                                                                       H & T Ltd (2)

Unit 3, 30 High Street,          AGL65421 - Title absolute   08/07/1998                Charlwood Alliance Holdings
Hounslow, Middlesex                                                                    Ltd (1)

                                                                                       H & T Ltd (2)

Ground Floor and Basement                                    12/03/1996                Torlork Singh (1)
91/93 Cranbrook Road, Ilford
                                                                                       H & T Ltd (2)

Unit 67 In Shops Centres Ltd,                                14/02/2003                In Shops Centres Ltd (1)
Telegraph Way, Kirkby
Liverpool, L32 8US                                                                     H & T Ltd (2)

Ground Floor and Basement 281    EGL468287 - Title absolute  08/01/2004                Davis Steele Ltd (1)
High Road, Leyton, London E10
                                                                                       H & T Ltd (2)

Unit 6 42/46 Whitechapel,                                    16/10/1998                Stramongate Properties Ltd (1)
Liverpool, Greater Merseyside
                                                                                       Waynes Shoes Plc (2)

23 Chestergate, Macclesfield,                                21/12/1988                Arthur Johnson (1)
Cheshire
                                                                                       Halifax (NW) Ltd (2)

Unit 12 Newgate                                              31/03/1998                West Register Property

Shopping Centre, Newcastle-Upon-Tyne                                                   Investments Ltd (1)

                                                                                       H & T Ltd

51 Peckham High Street, London                               07/09/1988                Grantglen Ltd (1)
SE15
                                                                                       H & T Ltd (2)

22 Market Way, Chrisp Street                                 05/11/1998                The Mayor and Burgesses of
Centre, Poplar, London E14                                                             the London Borough of Tower
                                                                                       Hamlets (1)

                                                                                       H & T Ltd (2)

Ground Floor Shop and            NGL775627 - Title absolute  04/05/1999                Howard Arthur Thomson and
Basement, 63 Praed Street,                                                             others (1)
London NW2
                                                                                       H & T Ltd (2)

Unit 68 (C9), Riverside Phase                                24/06/2003                R Hanson & Son (UK) Ltd (1)
III, The Medway City Estate,
Chatham, Rochester                                                                     H & T Ltd (2)

Unit 67, Riverside III                                       10/03/2000                Nicholas Alexander Faldo Esq
Industrial Estate, Sir Thomas                                                          (1)
Langley Road, Medway City,
Rochester, Kent                                                                        H & T Ltd (2)

Unit 75 Riverside III, Medway                                22/08/2003                Mr MJ Smith (1)
City Estate, Chatham,
Rochester                                                                              H & T Ltd (2)

Unit 119, Halton Lea Shopping                                29/10/1999                Fordgate Midlands Properties
Centre, Runcorn, Cheshire                                                              Ltd (1)

                                                                                       Pawn Stop Ltd (2)

                                                                                       Michael Graham Mallett (3)

Unit 3 Rutherglen Shopping                                                             Mars Pension Trustees Ltd (1)
Centre, Rutherglen
                                                                                       H & T Ltd (2)

Unit 70 Fitzgerald Way,                                      17/04/2002                Novembre Properties Ltd and
Salford City Shopping Centre,                                                          Standbrook Properties Ltd (1)
Salford, M6 5JA
                                                                                       Xpress Cash Ltd (2)

64/ 64A High Street, Slough                                  04/01/1995                Sterling Estates (1)

                                                                                       H & T Ltd (2)

Ground Floor Lock-up Shop, 254                               01/02/2001                MTD Property
Streatham

High Road, Streatham, London                                                           Investment Ltd (1)
SW16
                                                                                       H & T Ltd (2)

109 Princes Street, Stockport                                04/07/2000                Emma Muriel Eyres (1)

                                                                                       Xpress Cash Ltd (2)

                                                                                       Paul Smith (3)

Unit U44 The Arndale Centre,                                 10/11/1989                The Arndale Property Trust
Stretford, Greater Manchester                                                          Ltd (1)

                                                                                       H & T Plc (2)

Ground Floor and Basement, 196                               17/03/1995                Cue Property Holdings
Lower Road, Surrey Quays,                                                              (Rotherhithe) Ltd (1)
London SE16
                                                                                       H & T Ltd (2)

Ground Floor Shop, 246 High                                  06/10/1995                Notepike Ltd (1)
Street, Sutton
                                                                                       H & T Ltd

63 Mitcham Road, Tooting, SW17   Registration pending -      03/08/2004                Rivercity Limited (1)
9PB                              provisional title number
                                 allocated - TGL243199                                 Harvey & Thompson Ltd (2)

Ground Floor Premises forming    WM710118 - Title Absolute   05/07/1990                WA Goold (Estates) Ltd (1)
part of 10 Digbeth, Walsall,
West Midlands                                                                          Mr GA Lycett and others
                                                                                       (trading as "Direct
                                                                                       Discount") (2)

234 High Street, Walthamstow,                                05/10/2000                Marie Juliana Longland and
London E17                                                                             Jeannie Margaret Sargeant (1)

                                                                                       William George Porter and
                                                                                       Kathryn Porter (2)

Ground Floor and Basement, 391                               01/10/1999                Shajid Abdul Rashid Gaffar (1)
Walworth Road, London SE17
                                                                                       H & T Ltd (2)

Ground Floor and Basement, 111                               13/02/2004                Blackcap Ltd (1)
Lower Marsh, Waterloo, London
SE1                                                                                    H & T Ltd (2)

Ground Floor 1-3 Bellegrove                                  13/10/2003                Landmaster Properties Ltd (1)
Road, Welling, Kent, DA16 3PA
                                                                                       H & T Ltd (2)

70 High Road, Willesden Green,   NGL553536 - Title absolute  09/12/1985                Haroon Abba (1)

London NW10 2PU                                                                        H & T Plc (2)

21 Hope Street, The Gallery
Shopping Centre, Wigan

22 Almondale South, Livingston                               16/08/2004                Ravenseft Properties Limited
                                                                                       (1)

                                                                                       H&T Ltd (2)

                                   SCHEDULE 7

                            LIMITATIONS ON WARRANTIES

1. PARAGRAPH 4 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 10 of SCHEDULE 4 shall apply) and subsequent to the making of such payment the Purchaser or the Company recovers from some other person a sum which is referable to that payment.

2. PARAGRAPH 5 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of a Relevant Claim and subsequent to the making of such payment the Purchaser or the Company becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

3.    PARAGRAPH 5 shall apply in circumstances where:

3.1 any claim is made by a third party against the Purchaser or the Company which is reasonably likely to give rise to a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 7 of
      SCHEDULE 4 shall apply) by the Purchaser against the Vendor; or

3.2 the Purchaser or the Company is or is reasonably likely to be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or is reasonably likely to have a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPHS 7 AND 10 of SCHEDULE 4 shall apply) against the Vendor.

4. In the circumstances referred to in PARAGRAPH 1 above the Purchaser shall reasonably promptly repay to the Vendor (less any reasonable costs and expenses incurred in recovering the same) an amount equal to the amount recovered or, if lower, the amount paid by the Vendor to the Purchaser.

5.    The Purchaser shall:

5.1 notify the Vendor of any claim made against the Purchaser as referred to in PARAGRAPH 2, or any right of recovery which is or is reasonably likely be available as referred to in PARAGRAPHS 3.1 and 3.2 as soon as reasonably practicable after the Purchaser becomes aware of the same PROVIDED THAT a failure on the part of the Purchaser to notify the Vendor in this manner shall not operate to prevent the Purchaser from bringing a Relevant Claim in relation to any relevant facts or circumstances save to the extent that such a failure to notify increases the quantum of any such Relevant Claim; and

5.2 keep the Vendor informed of all material developments in relation to any claim, or right of recovery, as referred to in PARAGRAPH 2; and

5.3 at the Vendor's cost provide such material information and documentation (no matter how it is recorded or stored) as the Vendor shall reasonably request in connection with any claim, or right of recovery, as referred to in PARAGRAPH 2.

6. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that a specific allowance, provision or reserve in respect of the matter or thing giving rise to such Relevant Claim has been made in the Accounts or the Management Accounts.

7. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the amount of such Relevant Claim is actually recovered by the Purchaser under any of its policies of insurance provided that the Purchaser is paid out in full under the relevant insurance policy.

8. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that such Relevant Claim would not have arisen (or the amount of the Relevant Claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such Relevant Claim would not have arisen (or the amount of the Relevant Claim would not have been increased) but for any judgement delivered after the date hereof.

9. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that such Relevant Claim would not have arisen but for a voluntary omission or a voluntary act outside the ordinary course of business of the Purchaser occurring after Completion.

10. The Purchaser shall not be entitled to bring any Relevant Claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of the Purchaser prior to Completion or which is expressly authorised by this Agreement.

11. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that the Relevant Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be provided that such Relevant Claim shall have been notified to the Vendor in accordance with CLAUSE 6.

12. The Purchaser shall not be entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity from the Vendor more than once for the same loss or damage.

13. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the breach giving rise to such Relevant Claim is capable of remedy (without cost or loss to the Purchaser) except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of 30 days following receipt by the Vendor of notice from the Purchaser giving reasonable particulars of the relevant breach and requiring it to be so remedied and after such remedy by the Vendor the Purchaser or the Company have not suffered a loss.

14. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the liability or other matter giving rise to such Relevant Claim is primarily attributable to any act, event, omission or default which occurred prior to 28 February 1992 unless such act, event, omission or default was known or ought reasonably to have been known to the Vendor at the date hereof.

15. Subject to the provisions of CLAUSE 12.2 and 12.3, the liability of the Vendor in relation to a Relevant Claim shall cease and any subsisting Relevant Claim shall be withdrawn upon the Company ceasing for any reason to be an Associated Entity (as defined in CLAUSE 12) of the Purchaser.

16. In assessing any damages or other amounts recoverable pursuant to a Relevant Claim there shall be taken into account the value of any direct benefit accruing to the Purchaser in consequence of the matter or circumstances giving rise to the Relevant Claim pursuant to which the damages or such other amounts become recoverable, including, without prejudice to the generality of the foregoing, any amount of any tax relief actually obtained by the Purchaser and any amount by which any Tax for which the Purchaser is assessed or made accountable is actually reduced or extinguished as a direct consequence of such matter or circumstances.

17. Following a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 7 of SCHEDULE 4 shall apply) being made against the Vendor the Purchaser shall make available to accountants and other professional advisers appointed by the Vendor copies of any material relevant documentation (but, for the avoidance of doubt, excluding any privileged documentation) as the Vendor may reasonably request (at the Vendor's cost) specifically in connection with such Relevant Claim PROVIDED THAT nothing in this paragraph shall prevent or limit the Purchaser from commencing legal proceedings against the Vendor in such manner and at such time as it deems appropriate.

18. The Purchaser acknowledges and agrees that, save for the Warranties and the documents referred to at PARAGRAPH 4 of SCHEDULE 3, it has not relied in relation to the purchase of the Shares on, or been induced to enter into this agreement by, any information (written or oral), statements or warranties or representations of any description made, supplied or given by or on behalf of the Vendor or the officers, agents, employees or advisers of the Vendor in relation to the assets and liabilities of the Company, their value or amount, or the businesses or affairs of the Company or otherwise.

19. Without prejudice and subject to the provisions of PARAGRAPH 15, the Purchaser irrevocably and unconditionally waives any right it might have to claim damages for breach of any warranty not contained in this Agreement.

20. The Purchaser further acknowledges and agrees that subject to the provisions of CLAUSE 5.3 the only remedy available to it in respect of a breach of any provision of this Agreement shall be for damages for breach of contract and that the Purchaser shall have no claim or remedy in tort in respect of such breach. The parties shall have no right to rescind this Agreement.

21. Nothing in this Agreement shall affect the application of the common law rules on mitigation in respect of any Relevant Claim. For the avoidance of doubt, such common law rules on mitigation shall apply notwithstanding the provisions of clause 5.3.

22. The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Relevant Claim or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Vendor pursuant to this Agreement.

23. Save in respect of the matters set out at PARAGRAPH 4 of SCHEDULE 3, the Purchaser acknowledges and agrees that the only Warranties given in relation to:

23.1 Intellectual Property Rights, Software, Computer Systems and information technology are those set out in PARAGRAPHS 15 and 16 of SCHEDULE 3;

23.2 Property are those set out in PARAGRAPHS 17, 18, 19, 20, 21, 22, 23 and 24 of SCHEDULE 3;

23.3 Environment and EHS Matters are those set out in PARAGRAPH 26, 27, 28, 29, 30 and 31 of SCHEDULE 3;

23.4 the employment of any past or present employee of the Company are those set out in PARAGRAPH 32 of SCHEDULE 3;

23.5  Pensions issues are those set out in PARAGRAPH 33 of SCHEDULE 3;

23.6 Contracts other than matters relating to consumer credit legislation compliance are those set out in PARAGRAPH 34, 35, 36, 41, 43 and 45 of
      SCHEDULE 3.

                                   SCHEDULE 8

                           ADJUSTMENT OF CONSIDERATION

1.    COMPLETION ACCOUNTS

1.1 The Vendor and the Purchaser will procure that after Completion, Completion Accounts for the Company will be prepared and reported on in accordance with the provisions of this SCHEDULE 8.

1.2 The Completion Accounts will consist of a statement showing the Cash and the Indebtedness of the Company as at the close of business on the date of Completion.

1.3 The Completion Accounts will be prepared (subject as otherwise provided), in the order of priority shown in this paragraph 1.3:

      1.3.1 in accordance with the definitions of "Cash" and "Indebtedness" contained in CLAUSE 1 of this Agreement;

      1.3.2 adopting the accounting policies and estimation techniques applied for the purposes of the Accounts; and

      1.3.3 in accordance with the historical cost convention and with accounting principles generally accepted in the United Kingdom (including Accounting Standards) in each case as at the Accounting Date.

2.    PROCEDURE

2.1 Forthwith after Completion the Vendor will provide to the Purchaser and, where requested, the Purchaser's Accountants, upon request, with access during normal working hours on any Business Day to those documents, records and information within its possession or control which the Purchaser or the Purchaser's Accountants may reasonably require for the purpose of preparing the draft Completion Accounts.

2.2 Within 7 Business Days after the date of Completion the Purchaser will prepare and deliver to the Vendor a final draft of the Completion Accounts. For the avoidance of doubt once the draft Completion Accounts have been delivered by the Purchaser it may not vary or amend the same.

2.3 The Vendor will review the draft Completion Accounts as delivered by the Purchaser under this Schedule, such review to be completed within 7 Business Days of such delivery. The Vendor will notify the Purchaser by one written notice within such period whether or not it accepts them as complying with PARAGRAPH 1 of this Schedule. The Purchaser will ensure that the Vendor and, where requested, the Vendor's Accountants, upon request, are given access during normal working hours on any Business Day to all documents, records and information they may reasonably require to enable the Vendor to make its decision. If the Vendor does not so notify the Purchaser within 7 Business Days of delivery of the draft Completion Accounts then the Vendor will be deemed to have accepted the draft Completion Accounts as complying with PARAGRAPH 1.

2.4 If the Vendor notifies the Purchaser of any objection pursuant to PARAGRAPH 2.3 then:

      2.4.1 the Vendor will or will procure that the Vendor's Accountants set out in reasonable detail their reasons for such non-acceptance and specify the adjustments that in their opinion should be made to the draft Completion Accounts in order to comply with PARAGRAPH 1 and provide supporting evidence for each such adjustment;

      2.4.2 the Vendor and the Purchaser will use all reasonable endeavours to procure that the Vendor's Accountants and Purchaser's Accountants provide the Purchaser and the Purchaser's Accountants or the Vendor and the Vendor's Accountants (as the case may be), upon request, with access during normal working hours on any Business Day to all such documents and working papers relating to their preparation of the Completion Accounts or reasons for non-acceptance (as the case may be) and proposed adjustments to the Completion Accounts referred to in PARAGRAPH 2.4.1; and

      2.4.3 the Vendor and the Purchaser will and where relevant, will procure that the Vendor's Accountants and the Purchaser's Accountants respectively use all reasonable endeavours to reach agreement upon the adjustments needed to meet the objections of the Vendor or Vendor's Accountants (as the case may be).

2.5 If the Vendor or the Vendor's Accountants and the Purchaser or Purchaser's Accountants do not reach agreement within 14 days after service of the Vendor's or Vendor's Accountants' notice of non-acceptance under PARAGRAPH
      2.3 then the matter(s) in dispute will be referred to the decision of a single independent chartered accountant or an independent firm of chartered accountants (in either case, the "Independent Accountant") to be agreed upon between them or (in default of such agreement) to be selected (at the instance of either of them) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant (whose costs will be paid as the Independent Accountant will direct) will act as expert (and not as arbitrator) and the decision of the Independent Accountant shall (in the absence of manifest error) be final and binding on the parties. It is the parties' intention that the Independent Accountant will perform his task within 20 Business Days if practicable and they shall encourage him to do so.

2.6 The Vendor and the Purchaser will use all reasonable endeavours to provide all such working papers, documents and other information as is requested by the Independent Accountant and will procure that the Independent Accountant is requested to state, when giving his decision on the matter(s) referred to him, what adjustments (if any) need to be made to the draft Completion Accounts in order that it will comply with PARAGRAPH 1.

2.7 If the Vendor and the Purchaser reach agreement on (or pursuant to PARAGRAPH 2.3 the Vendors are deemed to have accepted) the Completion Accounts, or if the Completion Accounts are finally determined at any stage in the procedure set out in this PARAGRAPH 2, the Completion Accounts as so agreed or determined will be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the Purchaser and the Vendor and the amount of the Cash and Indebtedness shall be such amount as reflected in the Completion Accounts.

2.8 Each of the Vendor and the Purchaser will pay its own costs and expenses in connection with the preparation and agreement of the Completion Accounts including, where applicable, any costs associated with presentation of its case to the Independent Accountant (it being acknowledged that the costs of the Independent Accountant will be dealt with in accordance with PARAGRAPH 2.5 above).

3.    ADJUSTMENT OF CONSIDERATION

3.1 When the Completion Accounts have become final and binding pursuant to PARAGRAPH 2 the Consideration shall be calculated as follows:

      Consideration = (pound)49,000,000 + A - B

      where A is Cash at Completion; and B is Indebtedness at Completion.

3.2 The amount of any increase or reduction in the Provisional Consideration by reference to the final Consideration figure referred to in PARAGRAPH
      3.1 will be paid by the Purchaser (in the case of an increase to the Provisional Consideration) or the Vendor (in the case of a reduction to the Provisional Consideration), as the case may be, to the other, within 10 Business Days after the Completion Accounts have become final and binding and any amount not paid when due shall carry interest in accordance with CLAUSE 10 of this Agreement.

4. Provided PARAGRAPH 3 has been complied with in full the Purchaser will have no claim against the Vendor under this Agreement in respect of any liability or deficiency to the extent that such liability or deficiency is taken into account in the

      Completion Accounts but otherwise preparation and acceptance of the Completion Accounts by the Purchaser will be without prejudice to any claim which the Purchaser may have against the Vendor in respect of any breach of the Warranties or under PART 2 of SCHEDULE 4.

5. All sums payable under this Schedule will be paid by electronic transfer to the relevant party's bank account, which details shall be provided by the relevant party to the other within 3 Business Days of the Completion Accounts becoming final and binding.

SIGNED by Thomas A. Bessant, Jr.        )
duly authorised for and on behalf of    )
CASH AMERICA INTERNATIONAL, INC         )
in the presence of:                     )

Witness signature: /s/ Hugh Simpson
Name:       Hugh Simpson
Address:    1600 W. 7th Street
            Fort Worth, TX 76102
Occupation: General Counsel

SIGNED by  Paul Cartwright              )
duly authorised for and on behalf of    )
H&T FINANCE LIMITED in the presence of: )

Witness signature: /s/ John Sewell
Name:       John Sewell
Address:    Infirmary St, Leeds
Occupation: Solicitor

                             DATED 8 SEPTEMBER 2004

      (1)   CASH AMERICA INTERNATIONAL, INC

      (2) GULDSKALEN D 409 AB, UNDER CHANGE OF NAME TO SVENSK PANTBELANING HOLDINGS AB

                                    AGREEMENT

                            For the sale and purchase

           of the entire issued share capital of CAII Pantbelaning AB and its subsidiaries

                                  Eversheds LLP

                                Cloth Hall Court

                                    CONTENTS

CLAUSE                                                                                                 PAGE
1.    INTERPRETATION .................................................................................   1
2.    SALE AND PURCHASE ..............................................................................   6
3.    COMPLETION .....................................................................................   7
4.    GUARANTEES .....................................................................................   8
5.    WARRANTIES .....................................................................................   8
6.    LIMITATION ON CLAIMS ...........................................................................   9
7.    RESTRICTIVE COVENANTS ..........................................................................  11
8.    SPECIFIC INDEMNITIES ...........................................................................  13
9.    ANNOUNCEMENTS ..................................................................................  15
10.   COSTS ........................................................................................... 16
11.   INTEREST ........................................................................................ 16
12.   NOTICES ........................................................................................  16
13.   ASSIGNMENT ...................................................................................... 17
14.   GENERAL ......................................................................................... 18
15.   SERVICE OF PROCESS .............................................................................. 19
16.   GOVERNING LAW AND JURISDICTION .................................................................. 20
17.   COUNTERPARTS .................................................................................... 20

SCHEDULES:

SCHEDULE 1                The Vendor

SCHEDULE 1.1(a)           Data Room Index

SCHEDULE 2                Details of the Group

SCHEDULE 2.2(b)           A Note

SCHEDULE 2.2(c)           B Note

SCHEDULE 3                Non-Taxation Warranties

SCHEDULE 4                Taxation

SCHEDULE 4.2              Parent Guarantee

SCHEDULE 5                Completion Arrangements

SCHEDULE 6                Leases

SCHEDULE 7                Limitations on Warranties

SCHEDULE 8                Adjustment of Cash Consideration

THIS AGREEMENT is made on 8 September 2004

BETWEEN:

(1) Cash America International, Inc of 1600 West 7th Street, Ft. Worth, Texas 76102, USA ("the Vendor"); and

(2) Guldskalen D 409 AB (registered number 556663-7871) (under proposed change of name to Svensk Pantbelaning Holdings AB, whose registered office is at c/o Mannheimer Swartling Advokatbyra AB, Box 1711, SE-111 87 Stockholm, Sweden ("the Purchaser").

OPERATIVE CLAUSES

1     INTERPRETATION

      In this Agreement:

1.1 the following expressions have the following meanings unless inconsistent with the context:

      "A NOTE" the note to be issued by the Purchaser to the Vendor on Completion pursuant to CLAUSE 2.2(b) in the form attached as SCHEDULE 2.2(b) to this Agreement

      "ACCOUNTING DATE"              31 December 2003

      "ACCOUNTS"                     the audited accounts of each Group Member,
                                     including in the case of the Company its audited consolidated accounts, for the financial year which ended on the Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes, directors' and auditors' reports
                                     (Sw. forvaltnings- och
                                     revisionsberattelser)

      "ACT"                          the Swedish Pawnbroking Act (Sw.
                                     Pantbankslag (1995:1000))

      "ASSOCIATED COMPANY"           any company, not being a Group Member,
                                     which at the relevant time is:

                                     (a) a parent company of the Vendor; or

                                     (b) a subsidiary; or

                                     (c) a subsidiary of any such parent company
                                         (other than the Vendor itself);

                                     the expressions "parent company" (Sw.
                                     moderforetag) and "subsidiary" (Sw.
                                     dotterforetag) having the meanings given to them by CA 1975

      "B NOTE" the convertible debenture to be issued by the Purchaser to the Vendor in connection with Completion pursuant to CLAUSE 2.2(c) and in the form and subject to the terms and conditions attached as SCHEDULE 2.2(c) to this Agreement.

      "BUSINESS DAY"                 any day (other than a Saturday or Sunday)
                                     on which banks are open in London and
                                     Stockholm for normal banking business

      "CA 1975"                      the Swedish Companies Act (1975:1385)

      "CASH" cash in hand and at bank (including accrued interest on any such cash) (on current or deposit account) of the Group as recorded in the nominal ledgers of the Group Members at Completion including uncleared cheques received at Completion including any amounts representing shop floats in excess of the sum of SEK 175,500 (such amount representing an allocation of SEK 13,500 per store for 13 stores)

      "CASH CONSIDERATION"           the cash consideration for the sale of the
                                     Shares as stated in CLAUSE 2.2 (a)

      "COMPANY"                      CAII Pantbelaning AB (details of which are
                                     set out in SCHEDULE 2)

      "COMPLETION"                   Completion of the sale and purchase in
                                     accordance with CLAUSE 3

      "COMPLETION ACCOUNTS"          the accounts prepared in accordance with
                                     PARAGRAPH 1 of SCHEDULE 8

      "CONSIDERATION"                the consideration for the sale of the
                                     Shares as stated in PARAGRAPH 2.2

      "CONTRACT"                     any agreement or commitment whether
                                     conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding

      "COUNTY ADMINISTRATIVE         The county administrative board(s) (Sw.
      BORD(s)"                       lansstyrelsen) in Sweden

      "DATA ROOM"                    the collection of documents, materials and
                                     information held at the Stockholm offices of the Vendor's Solicitors and made available for inspection to the Purchaser and its advisers prior to Completion as set out in the index in the agreed terms,
                                     SCHEDULE 1.1 (a).

      "DISCLOSURE LETTER"            the letter having the same date as this
                                     Agreement from the Vendor to the Purchaser qualifying the Warranties

      "ENCUMBRANCE'"                 any mortgage, charge, pledge, lien,
                                     assignment, option, restriction, claim,
                                     right of pre-emption, right of first
                                     refusal, third party right or interest,
                                     other encumbrance or security interest of any kind, or other preferential arrangement having similar effect

      "GROUP" the Company and each of its subsidiaries (Sw. dotterforetag) (as defined in CA 1975)

      "GROUP MEMBER"                 any company which is a member of the Group
                                     at the date of this Agreement

      "INDEBTEDNESS"                 the aggregate amount of the indebtedness
                                     for borrowed money of the Group as at
                                     Completion
                                     including bank or other third party
                                     overdrafts and loan facilities and any
                                     indebtedness repayable to the Vendor and/or any Associated Company, together with accrued interest and any redemption costs associated with the repayment of any relevant facilities, debt factoring facilities, liabilities under bank guarantees, acceptance or documentary credits, debentures, loans, loan stocks, bonds notes and bills of exchange, hire purchase agreements and obligations under finance leases, and discounted debts and including amounts owed in respect of Taxation (as defined in SCHEDULE 4 but without prejudice to the terms of SCHEDULE
                                     4) but not including amounts owed to trade creditors (which may include sums owed to the Vendor or any Associated Companies in the ordinary course of business up to a maximum amount of SEK 268,000) of the Group
                                     Members in the ordinary course of business

      "INDEMNITY CLAIM"              any claim under the specific indemnities in
                                     CLAUSE 8.

      "LEASE" the relevant leases or underleases or licences for the Leased Real Property, brief particulars of which are set out in
                                     SCHEDULE 6

      "LEASED PREMISES"              all real property or other premises leased
                                     by each Group Member, including any
                                     installations and improvements thereon

      "NOTES"                        the A Note and the B Note collectively

      "PENSION SCHEMES"              (a) the Swedish national basic pension; (b)
                                     the Swedish ITP pension scheme according to the collective bargaining agreement applicable to the Group; (c) the alternative ITP pension scheme provided to Henrik Fromm and Myrna Gislehed, (d) the pension insurance with SEB Trygg Liv provided to Olle Fjordgren, and (e) the Swedish occupational group life insurance
                                     TGL.

      "PROVISIONAL CASH              the cash consideration for the Shares of
      CONSIDERATION"                 SEK 191,496,902 as stated in CLAUSE 2(a)
                                     before the adjustments made in accordance with, the terms of SCHEDULE 7

      "PURCHASER'S ACCOUNTANTS"      Deloitte, Rehnsgatan 11, 113 79 Stockholm,
                                     Sweden (or such other firm as the Purchaser may notify the Vendor)

      "PURCHASER'S SOLICITORS"       Eversheds LLP of Cloth Hall Court,
                                     Infirmary Street, Leeds LS1 2JB

      "RELEVANT CLAIM"               any claim for breach of any of the
                                     Warranties

      "SEK"                          Swedish kroner, the lawful currency of
                                     Sweden

      "SENIOR MANAGEMENT"            each board member of each Group Member, Mr.
                                     Olle Fjordgren, Mr. Henrik Fromm, Ms. Myrna
                                     Gislahed, Hugh Simpson (Secretary) and
                                     Thomas A Bessant, Jr

      "SERVICE DOCUMENT"             a writ, summons, order, judgement, claim
                                     form, application or other process or any document relating to or in connection with any proceedings

      "SHARES" all the issued, shares in the capital of the Company

      "STOCK" merchandise of each Group Member held for disposition and for sale as scrap

      "TAXATION WARRANTIES"          the warranties set out in PART 3 of
                                     SCHEDULE 4

      "TAX SCHEDULE"                 means the schedule attached as SCHEDULE 4
                                     in relation to tax matters

      "VENDOR'S ACCOUNTANTS"         PricewaterhouseCoopers, Torsgatan 21, 113
                                     97, Stockholm, Sweden (or such other firm as the Vendor may notify the Purchaser)

      "VENDOR'S SOLICITORS"          Baker & McKenzie of 100 New Bridge Street,
                                     London EC4V 6.JA

      "WARRANTIES"                   the warranties set out or referred to in
                                     CLAUSE 5, SCHEDULE 3 and PART 3 of SCHEDULE
                                     4;

1.2 references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified or re-enacted and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision in force prior to Completion;

1.3 references to persons will include bodies corporate, unincorporated associations and partnerships;

1.4 references to a document being "in the agreed terms" are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Vendor and the Purchaser;

1.5   references to the singular include the plural and vice versa;

1.6 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
      Schedule in which such references appear;

1.7 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.8   the headings in this Agreement will not affect its interpretation; and

1.9 any phrase introduced by the term "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term.

2.    SALE AND PURCHASE

2.1 The Vendor will sell with full title guarantee, and the Purchaser will buy, the Shares as set forth in SCHEDULE 1. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement. The Vendor, and shall procure that all Associated Companies, irrevocably and unconditionally waives any right it might have to repayment under any and all conditional shareholders' contributions made to any Group Member (whereby any and all conditional shareholders' contributions made to Group Members by the

      Vendor or any Associated Company shall be regarded as unconditional shareholders' contributions (Sw. ovillkorade aktieagartillskott)).

2.2 In consideration for the sale of the Shares the Purchaser shall pay to the Vendor the sum of SEK 285,296,902 (the "Consideration") to be paid by the Purchaser as follows:

            (a) SEK 191,496,902 in cash, which amount has reduced by SEK 502,727.80 (corresponding to the amount of underfunded pension for Olle Fjordgren) and SEK 469,000 (corresponding to the Vendor's agreed part of the transaction costs in connection with this Agreement) for but subject to adjustment after Completion as provided in SCHEDULE 8;

            (b) SEK 80,400,000 (being the equivalent of(pound)6,000,000 on Completion) by issuing the A Note to the Vendor on Completion;

            (c) SEK 13,400,000, by issuing the B Note with the same nominal amount to the Vendor on Completion. In consideration for the B Note the Vendor shall pay to the Purchaser the sum of SEK 13,400,000 (Sw. vederlag) by way of set-off against the Vendor's corresponding claim on the Purchaser under this CLAUSE 2.2(c) amounting to SEK 13,400,000.

3.    COMPLETION

3.1 Completion will take place at the offices of the Purchaser's Solicitors immediately after the signing of this Agreement.

3.2 At Completion, the Vendor and the Purchaser will comply with the provisions of SCHEDULE 5.

3.3 The Vendor's Solicitors are authorised to receive the part of the Consideration which comprises cash on behalf of the Vendor and payment to them will be a good and sufficient discharge to the Purchaser for such part of the Consideration and the Purchaser will not be further concerned as to the application of the moneys so paid.

3.4 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously and the Vendor will not be obliged to complete the sale of any of the Shares unless the sale of all the Shares is completed simultaneously.

4.    GUARANTEES

4.1 The Vendor will procure that on Completion each Group Member is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by each Group Member to any third party in respect of a liability of any person other than the Group Member.

4.2 The Purchaser will procure that on Completion the Vendor or any Associated Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Vendor or any Associated Company to any third party relating to bank or other third party overdrafts and loan facilities in respect of a liability of a Group Member and of which full particulars are contained in SCHEDULE 4.2, Pending such release, the Purchaser undertakes to indemnify the Vendor and any Associated Company against all amounts paid by the Vendor or any Associated Company to any third party pursuant to any such obligation
      (and all costs incurred in connection with such obligation) arising after the date of this Agreement save that this indemnity shall not extend to any matter giving rise to a Relevant Claim or a Claim under PART 2 of
      SCHEDULE 4 or any other indemnity set out in this Agreement.

5.    WARRANTIES

5.1   The Vendor warrants to the Purchaser in the terms of the Warranties.

5.2 Subject to CLAUSE 6.5, the Warranties are qualified by all facts and matters fairly disclosed (as defined in CLAUSE 5.7 below) in the Disclosure Letter.

5.3 The Vendor undertakes that following a breach of the Warranties the Vendor will, subject to the limitations in CLAUSE 6 and SCHEDULE 7 compensate the Purchaser or the Company (or as the Purchaser directs) and pay a sum equal to the aggregate of:

      5.3.1 the amount by which the value of any asset of the Group Member (including any asset warranted to exist which does not exist) is or becomes less than the value it would have had if the breach of Warranty had not occurred; and

      5.3.2 the amount of any other loss or liability which the Purchaser or Group Member would not have been subject to or which would not have incurred had the breach of Warranty not occurred.

      The Purchaser hereby acknowledges that the remedy set out in herein this CLAUSE 5.3 shall be the Purchaser's exclusive remedy in respect of any Relevant Claim and the Purchaser shall not be entitled to make any claim for damages in respect of any such breach on any other basis.

5.4 The Vendor waives and may not enforce any right which the Vendor may have against any Group Member, or any director or employee of any Group Member, on which or on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter save that the Vendor does not waive and may enforce any such claim in respect of directors or employees of any Group Member in the case of fraud or wilful default on the part of any director or employee of any Group Member.

5.5 Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

5.6 Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Vendor (or similar expression), the Vendor will be deemed to have such knowledge, information, belief or awareness as the Vendor would have obtained had the Vendor made all reasonable enquiries into the subject matter of that Warranty of the Senior Management.

5.7 Unless otherwise specified, where a reference is made to facts or matters fairly disclosed (or similar expression) in the context of the Warranties fairly disclosed means disclosed in such a manner and in such detail as to enable the Purchaser reasonably to assess the impact of the facts or matters on the Group.

5.8 The Purchaser hereby confirms to the Vendor that it is not, at the date hereof, currently intending to make a Relevant Claim against the Vendor following Completion.

6.    LIMITATION ON CLAIMS

6.1   The Vendor will not be liable for any Relevant Claim unless:

      6.1.1 the amount of the liability in respect of that Relevant Claim or the aggregate amount of the liability in respect of a number of Relevant Claims relating to the same matter exceeds SEK 65,000 AND the amount of the liability in respect of that Relevant Claim or Relevant Claims when aggregated with the amount of the liability in respect of all other Relevant Claims exceeds SEK 6,500,000 (in which event the Vendor will be liable for the whole amount of such Relevant Claims and not merely the excess); and

      6.1.2 the Vendor receives from the Purchaser written notice of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and including so far as reasonably practicable an estimate of the maximum amount of the Relevant Claim):

            6.1.2.1 no later than 30 April 2006, in the case of a Relevant Claim for breach of any of the Warranties contained in SCHEDULE 3; and

            6.1.2.2 within seven years after Completion, in the case of a
                    Relevant Claim for breach of any of the Warranties contained in SCHEDULE 4.

            PROVIDED THAT unless the parties are conducting bona fide negotiations in respect of such Relevant Claim the liability of the Vendor against which any Relevant Claim specified in such notice shall have been made shall absolutely determine and cease (if such Relevant Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of the claim shall not have been commenced against the Vendor by being both properly issued and validly served on the Vendor within twelve months of the giving of such notice.

6.2 The aggregate amount of the liability of the Vendor for all Relevant Claims, Indemnity Claims and any claims made pursuant to the Tax Schedule will not exceed an amount equal to the Consideration.

6.3 CLAUSES 6.1 and 6.2 and SCHEDULE 7 will not apply in respect of a Relevant Claim concerning PARAGRAPHS 1 (Capital) and 2 (Vendor Capacity) of
      SCHEDULE 3.

6.4 Notwithstanding any other provision of this Agreement, CLAUSES 6.1 and 6.2 and SCHEDULE 7 will not apply to exclude or limit the liability of the Vendor to the extent that any Relevant Claim arises by reason of any fraud by or on behalf of the Vendor.

6.5 The Vendor shall have no liability in respect of the Warranties to the extent that the facts and matters giving rise to the Relevant Claim have been fairly disclosed (as defined in CLAUSE 5.7) in the Disclosure Letter or this Agreement or the Data Room provided that the Data Room and the general disclosures contained within the Disclosure Letter shall not qualify or be disclosed against the Warranties at PARAGRAPH 4 of SCHEDULE 3.

6.6 The provisions of SCHEDULE 7 shall operate to limit the liability of the Vendor under this Agreement.

7.    RESTRICTIVE COVENANTS

7.1   In this CLAUSE 7:

      "CONFIDENTIAL INFORMATION"     means all information not publicly known,
                                     used in or otherwise relating to the
                                     Group's business, customers, or financial or other affairs, including information relating to:

                                     (a) trade secrets, know-how, ideas,
                                         computer systems and computer software;

                                     (b) future projects, business development
                                         or planning, commercial relationships
                                         and negotiations; and

                                     (c) the marketing of goods or services
                                         including customer names and lists,
                                         sales targets and statistics

      "RELEVANT CUSTOMER"            means any person who at any time during the
                                     period of twelve months immediately
                                     preceding Completion was

                                     (d) negotiating with the Group for the
                                         supply by the Group of goods or
                                         services; or

                                     (e) a client or customer of the Group; or

                                     (f) in the habit of dealing with the Group

      "RELEVANT PRODUCTS OR          Means products or services which are
      SERVICES"                      competitive with or of the type supplied by
                                     the Group at any time during the period of twelve months immediately preceding
                                     Completion.

7.2 The Vendor undertakes to the Purchaser and the Group that the Vendor will not, and will procure that no Associated Company will, (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser;

7.2.1 for a period of two years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

7.2.2 for a period of two years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

7.2.3 for a period of two years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to the Group Members from any supplier who has been supplying goods or services to a Group Member at any time during the twelve months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

7.2.4 within Sweden, for a period of two years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from a Group Member, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant (other than, for the avoidance of doubt, Dave Hurrell in respect of whom the provisions of this Clause shall not apply) to, a Group Member at Completion or at any time during the period of twelve months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit the Group Member's or the Group's trade connections and for the avoidance of doubt the Vendor confirms that it has no arrangements in place to employ any such persons or consultants outside Sweden at the date of Completion;

7.2.5 within Sweden for a period of two years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than one per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services; or

7.2.6 without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of two years immediately following Completion use in connection with any business which is competitive with the business of the Group any name (in whatever form) which includes the names of a Group Member or any trading style or get up which is confusingly similar to that used by a Group Member as at Completion.

7.3 Except so far as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or any other governmental or regulatory organisation and in those circumstances only after prior consultation with the Purchaser, the Vendor undertakes to the Purchaser and each Group Member that the Vendor will not, and will procure that no Associated Company will, at any time after Completion:

      7.3.1 disclose any Confidential Information to any person except to those authorised by the Company to know;

      7.3.2 use any Confidential Information for their own purposes or for any purposes other than those of the Group; or

      7.3.3 cause or permit any unauthorised disclosure of any Confidential Information.

7.4 Each of the undertakings set out in this CLAUSE is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Vendor.

8.    SPECIFIC INDEMNITIES

8.1 Notwithstanding anything to the contrary stated in this Agreement or its Schedules, the Vendor shall be responsible in full for and shall, in accordance with this CLAUSE 8.1, indemnify and hold harmless the Purchaser from and against any and all losses incurred by the Purchaser or by a Group Member that result from or arise out of:

            (a) The Shares not being beneficially owned by the Vendor free from any Encumbrances and/or any lost share certificates representing the Shares;

            (b) The Restricted Stock Unit Program in relation to the Group Members' employees;

            (c) The alternative ITP pension scheme provided to Henrik Fromm and Myrna Gislehed; and

            (d) Svensk Pantbelaning Service AB not having complied with the requirements of Chapter 2 Section 9a of CA 1975 with respect to Svensk Pantbelaning Service AB's acquisition of all the shares in Murtrum AB.

8.2 CLAUSE 8.4 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of an Indemnity Claim and subsequent to the making of such payment the Purchaser or the Group Member recovers from some other person a sum which is referable to that payment.

8.3 PARAGRAPH 8.6 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of a Indemnity Claim and Subsequent to the making of such payment the Purchaser or the Company becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

8.4 In the circumstances referred to in CLAUSE 8.2 above the Purchaser shall reasonably promptly repay to the Vendor (less any reasonable costs and expenses incurred in recovering the same) an amount equal to the amount recovered or, if lower, the amount paid by the Vendor to the Purchaser.

8.5   CLAUSE 8.6 shall apply in circumstances where:

      8.5.1 any claim is made by a third party against the Purchaser or a Group Member which is reasonably likely to give rise to an Indemnity Claim by the Purchaser against the Vendor; or

      8.5.2 the Purchaser or a Group Member is or is reasonably likely to be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or is reasonably likely to have an Indemnity Claim against the Vendor.

8.6   The Purchaser shall:

      8.6.1 notify the Vendor of any claim made against the Purchaser as referred to in CLAUSE 8.3, or any right of recovery which is or is reasonably likely be available, as referred to in CLAUSE 8.5.1 AND 8.5.2, as soon as reasonably practicable after the Purchaser becomes aware of the same PROVIDED THAT a failure on the part of the Purchaser to notify the Vendor in this manner shall not operate to prevent the Purchaser from bringing an

            Indemnity Claim in relation to any relevant facts or circumstances save to the extent that such a failure to notify increases the quantum of any such Indemnity Claim; and

      8.6.2 keep the Vendor informed of all material developments in relation to any claim, or right of recovery, as referred to in CLAUSE 8.3; and

      8.6.3 at the Vendor's cost provide such material information and documentation (no matter how it is recorded or stored) as the Vendor shall reasonably request in connection with any claim, or right of recovery, as referred to in CLAUSE 8.3.

8.7 No liability shall attach to the Vendor in respect of any Indemnity if and to the extent that the amount of such Relevant Claim is actually recovered by the Purchaser under any of its policies of insurance provided that the Purchaser is paid out in full under the relevant insurance policy.

8.8 The Purchaser shall not be entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity from the Vendor more than once for the same loss or damage.

8.9 The Purchaser shall take all reasonable steps to mitigate losses under this CLAUSE 8.

8.10 For the avoidance of any doubt SCHEDULE 7 and CLAUSE 6, subject to CLAUSE 6.2, which shall apply to Indemnity Claims, shall not apply to Indemnity Claims.

9.    ANNOUNCEMENTS

9.1 No announcement or circular concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by the Vendor except with the prior written approval of the Purchaser or by the Purchaser except with the prior written approval of the Vendor.

9.2 CLAUSE 9.1 does not apply to any announcement, circular or disclosure required by law, or to the extent relevant, the regulations of any stock exchange or listing authority or any other governmental or regulatory organisation, provided, if practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party.

10.   COSTS

      Except where expressly stated otherwise, each party to this Agreement will bear such party's own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. The Group will bear no part of such costs and expenses.

11.   INTEREST

      If either party hereto becomes liable to pay the other party or the Group any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, such party will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 per cent above the base lending rate from time to time of Barclays Bank Plc, accruing on a daily basis until payment is made, whether before or after any judgment.

12.   NOTICES

12.1 Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient's address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than seven Business Days before the notice was despatched.

12.2  A notice or other communication is deemed given;

      12.2.1 if delivered personally, upon delivery at the address provided for in this clause; or

      12.2.2 if sent by prepaid first class post, on the second Business Day after posting it; or

      12.2.3 if sent by air mail, on the sixth Business Day after posting it; or

      12.2.4 if sent by fax, on completion of its transmission

      provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

13.   ASSIGNMENT

13.1 This Agreement may not be assigned to any person, save that the Purchaser may assign the benefit of, and any of its rights under, this Agreement to:

      13.1.1 any company or other entity (for the purposes of this CLAUSE 13 an "Associated Entity"), which at the relevant time is:

             13.1.1.1 a parent company of the Purchaser;

             13.1.1.2 a subsidiary of the Purchaser; or

             13.1.1.3 a subsidiary of any such parent company (other than the
                      Purchaser itself); or

             13.1.1.4 any of The Rutland Partnership (LP 9572), Rutland Fund A
                      (LP 9571), Rutland Park Avenue (LP 6900) or Rutland CCLP (LP 6896) or any successor Rutland fund entities,

             the expressions "parent company" and "subsidiary" a having the meanings given to them by CA 1975;

      13.1.2 or in favour of any person by way of security for borrowings of the Purchaser and the same maybe enforced by any liquidator, administrator or receiver of the Purchaser or by any other person entitled to enforce such security; or

      13.1.3 any person whatsoever after 30 April 2006.

13.2 In the event that the Purchaser notifies the Vendor of a Relevant Claim in accordance with CLAUSE 6.1.2 prior to 30 April 2006 and at any time between the date hereof and the date on which such Relevant Claim, has been agreed or determined there is a Change of Control, no liability shall attach to the Vendor in respect of such Relevant Claim unless within 60 days of the later of (a) the date on which the Purchaser notifies the Vendor of the Relevant Claim; or (b) the date on which the Change of Control occurs, the Purchaser assigns such Relevant Claim to an entity which is, and continues to be, until the dale on which the Relevant Claim is agreed or determined, an Associated Entity.

13.3 In the event that the Purchaser notifies the Vendor of a Relevant Claim in accordance with CLAUSE 6.1.2 prior to 30 April 2006, notwithstanding the provisions of CLAUSE 13.1.3, such Relevant Claim may not be assigned to any person, save to an entity which is, and continues to be, until the date on which such Relevant Claim is agreed or determined, an Associated Entity or in accordance with CLAUSE 13.1.2.

      For the purposes of this CLAUSE 13, "Change of Control" shall mean, in respect of either the Purchaser or the Group (as the case may be), any acquisition of shares which would enable a third party to exercise more than 50% of the voting rights exercisable at general meeting of the relevant company.

13.4 The Vendor may not assign the benefit of, or any of its rights under, this Agreement.

13.5 This Agreement will be binding and enure for the benefit of successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

14.   GENERAL

14.1 Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

14.2 Each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as any other party reasonably considers necessary to give full effect to the terms of this Agreement.

14.3 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

14.4 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

14.5 It is specifically agreed that no remedy under the Swedish Sale of Goods Act (Sw. Koplagen 1990:931), as amended, shall be available to the Purchaser.

14.6 No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of any Group Member.

14.7  Except as required by law, all payments by the Vendor pursuant to CLAUSE
      5.3 will be made free and clear of all deductions and withholdings whether in respect of Taxation (as defined in SCHEDULE 4) or otherwise. If any deduction or withholding is required by law to be made from any payment by the Vendor pursuant thereto which is not governed by the provisions of SCHEDULE 4 or if (ignoring any available relief or allowance) the Purchaser is subject to Taxation in respect of any such payment which is not governed by the provisions of SCHEDULE 4 then the Vendor will pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by them (after taking account of such deduction or withholding or Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation. The provisions of this CLAUSE 14.7 shall not apply, to the extent that the deduction or withholding of Taxation would not have arisen but for the assignment by the Purchaser of any of its rights under this Agreement.

15.   SERVICE OF PROCESS

15.1 The Vendor irrevocably agrees that any Service Document may be sufficiently and effectively served on it by service on its agent, the Vendor's Solicitors if no replacement agent has been appointed and notified to the Purchaser pursuant to CLAUSE 15.4, or on the replacement agent if one has been so appointed and notified to the Purchaser.

15.2 Any Service Document served pursuant to this CLAUSE shall be marked for the attention of:

      15.2.1 The Litigation Partner, Baker & McKenzie, 100 New Bridge Street, London EC4V 6JA or such other address within England as may be notified to the Purchaser by the Vendor; or

      15.2.2 such other person as is appointed as agent for service pursuant to CLAUSE 15.4 at the address notified pursuant to CLAUSE 15.4.

15.3 Any document addressed in accordance with CLAUSE 15.2 shall be deemed to have been duly served if:

      15.3.1 delivered personally, upon delivery; or

      15.3.2 sent by prepaid first class post, on the second Business Day after posting it.

15.4 If the agent referred to in CLAUSE 15.1 (or any replacement agent appointed pursuant to this CLAUSE 15.4) at any time ceases for any reason to act as such the Vendor shall appoint a replacement agent to accept service having an address for service in England and shall notify the Purchaser of the name and address of the replacement agent; failing such appointment and notification the Purchaser shall be entitled by notice to the Vendor to appoint such a replacement agent to act on the Vendor's behalf.

15.5 A copy of any Service Document served on an agent pursuant to this CLAUSE 15 shall be sent by post to the Vendor at its address for the time being for the service or notices and other communications under CLAUSE 12, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of CLAUSE 15.1.

16.   GOVERNING LAW AND JURISDICTION

16.1 This Agreement will be governed by and construed in accordance with Swedish law.

16.2 Subject to CLAUSE 16.3 and SCHEDULE 8, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

16.3 The jurisdiction provisions contained in this CLAUSE are made for the benefit of the Purchaser only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

17    COUNTERPARTS

      This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

                                   SCHEDULE 1

                                   THE VENDOR

NAME AND ADDRESS OF REGISTERED AND
BENEFICIAL OWNER                          NUMBER AND CLASS OF SHARES TO BE SOLD

Cash America International, Inc           1,000 ordinary shares of SEK 100 each

of 1600 West 7th Street,
Ft. Worth, Texas
76102, USA

Facsimile Number: 817-570-1647

                                   SCHEDULE 2

                             DETAILS OF THE COMPANY

Name of Company                      :    CAII Pantbelaning Aktiebolag

Registered number                    :    556491-6061

Registered office                    :    Vendevagen 90, 9 tr.
                                          SE- 182 32 DANDERYD
                                          SWEDEN

Date of incorporation                :    11 August 1994

Share capital according to by-laws   :    SEK 100,000 to SEK 400,000

Issued share capital                 :    SEK 100,000 divided into
                                          1,000 shares of SEK 100 each

Directors' full names                :    Feehan, Daniel R
                                          Fjordgren, Olle Anton
                                          Fromm, Lars Henrik Gustaf
                                          Kauffman, James H (Chairman)

Financial Year                       :    01.01-31.12

Mortgages/charges over Shares or     :    N/A
Company's assets

                         DETAILS OF OTHER GROUP MEMBERS

Name of Group Member                 :    Svensk Pantbelaning Service Aktiebolag

Registered number                    :    556627-7165

Registered office                    :    Vendevagen 90, 9 tr.
                                          SE-182 32 DANDERYD
                                          SWEDEN

Date of incorporation                :    28 May 2002
:
Share capital according to by-laws   :    SEK 100,000 to SEK 400,000

Issued share capital                 :    SEK 100,000 divided into
                                          1,000 shares of SEK 100 each

Shareholder                          :    Name and address      Number and class
                                                                of shares held
                                          CAII Pantbelaning AB
                                          Vendevagen 90, 9 tr.  1,000
                                          182 32 DANDERYD
                                          SWEDEN

Directors' full names                :    Kauffman, James H(Chairman)
                                          Feehan, Daniel R
                                          Fjordgren, Olle Anton
                                          Fromm, Lars Henrik Gustaf

Financial Year                       :    01.01-31.12

Mortgages/charges over company       :    N/A
assets

Name of Group Member                 :    Murtrum Aktiebolag

Registered number                    :    556430-2957

Registered office                         Vendevagen 90, 9 tr.
                                          SE-182 32 DANDERYD
                                          SWEDEN

Date of incorporation                :    12 August 1991

Share capital according to by-laws   :    SEK 100,000 to SEK 200,000

Issued share capital                 :    SEK 100,000 divided into
                                          1,000 shares of SEK 100 each

Shareholder                          :    Name and address      Number and class
                                                                of shares held
                                          Svensk Pantbelaning
                                          Service AB            1,000
                                          Vendevagen 90, 9 TR
                                          182 32 DANDERYD
                                          SWEDEN

Directors' full names                     Kauffman, James H (Chairman)
                                          Feehan, Daniel R
                                          Fjordgren, Olle Anton
                                          Fromm, Lars Henrik Gustaf

Financial Year                            01.01-31.12

Mortgages/charges over company       :    N/A
assets

Name of Group Member                 :    Aktiebolaget Svensk Pantbelaning

Registered number                    :    556011-8043

Registered office                    :    Vendevagen 90, 9 tr.
                                          SE-182 32 DA NDERYD
                                          SWEDEN

Date of incorporation                :    1 December 1913

Share capital according to by-laws   :    SEK 2,000,000 to SEK 8,000,000

Issued share capital                      SEK 4,000,000 divided into
                                          4,000 shares of SEK 1,000 each

Shareholder                          :    Name and address      Number and class
                                                                of shares held
                                          Murtrum AB
                                          Vendevagen 90, 9 tr.  4,000
                                          182 32 DANDERYD
                                          SWEDEN

Directors' full names                :    Kauffman, James H (Chairman)
                                          Fjordgren, Olle Anton
                                          Feehan, Daniel R
                                          Bauer, Gunilla Margareta
                                          Hjelm, Erik Thomas
                                          Lundberg, Eva Annelie Helena
                                          Simpson, Hugh A

Financial Year                       :    01.01-31.12

Mortgages/charges   over  company    :    N/A
assets

                      NON-TAXATION WARRANTIES - SCHEDULE 3

1.    CAPITAL

1.1. The information contained in SCHEDULES 1 and 2 is true, complete and accurate in all respects.

1.2. The Shares and the issued shares of each Group Member are fully paid and are beneficially owned and registered as set out in SCHEDULES 1 and 2 free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

1.3. No Group Member has allotted or issued any share capital other than the shares shown in SCHEDULES 1 and 2 as being issued.

1.4. No Contract has been entered into which requires or may require any Group Member to allot or issue any share or loan capital and no Group Member has allotted or issued any securities which are convertible into share or loan capital.

1.5. No Group Member has any interest, or has at any time during the period of 6 years ending on the date of this Agreement had any interest, in the share capital of any body corporate.

2.    VENDOR

2.1.  CAPACITY

      2.1.1. The Vendor has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on the Vendor in accordance with its terms.

2.2.  INSIDERS' INTERESTS

      For the purpose of this PARAGRAPH 2.2:

      "INSIDER"                     means the Vendor, any Associated Company or
                                    any person who is or was at the relevant time a director of any Group Member.

      2.2.1. There is not outstanding and there has not at any time during the period of 3 years ending on the date of this Agreement been outstanding any Contract to which any Group Member is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any Contract of employment between a Group Member and any of its directors fully, fairly and clearly disclosed in the Disclosure Letter).

      2.2.2. No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with the Group's business.

3.    ACCOUNTS AND RECORDS

3.1.  THE ACCOUNTS

      For the purposes of this PARAGRAPH 3:

      "ACCOUNTING STANDARDS"        refers to (i) the accounting policies,
                                    practices and methods consistent with those used in the preparation of the Accounts and
                                    (ii) to the extent such accounting policies, practices and methods do not address a particular matter, Swedish GAAP applied on a basis consistent with the GAAP used in the preparation of the Accounts

      3.1.1.  The Accounts (a copy of which is attached to the Disclosure
              Letter):

(i) show a true and fair view of the assets, liabilities and state of affairs of each Group Member as at the Accounting Date and of the profits (or losses) of each Group Member and the Group for the financial year ended on that date;

(ii) have been prepared and audited in accordance with applicable law and Accounting Standards and (to the extent that no Accounting Standard is applicable) with generally accepted accounting principles and practices of Sweden then in force; and

(iii) have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of each Group Member for the three financial years immediately preceding that which ended on the Accounting Date.

      3.1.2. Without prejudice to the generality OF PARAGRAPH 3.1.1, the Accounts attribute a value to Stock taken as a whole which is the lower of cost or net realisable value as at the Accounting Date where cost:

(i) in relation to unredeemed pledges means the original loan less capital repayments plus any incremental remanufacturing costs; and

(ii)     in relation to other retail stock means the original purchase price.

3.2.  RECORDS

      17.1 Each Group Member's accounting records are up to date and, as far as the Vendor is aware, comply with applicable law and regulation in all material respects. Each Group Member's records and information are exclusively owned by it and under its direct control.

3.3.  PROFITS AND LOSSES

      17.2 The profits or losses and value of net assets of each Group Member for the three consecutive financial years ended on the Accounting Date as shown in the Accounts (and by the previous audited accounts of each Group Member delivered to the Purchaser) have not (except as disclosed in those accounts) been rendered exceptionally high or low by the inclusion of non-recurring items of income or expenditure, or by transactions entered into otherwise than on normal commercial terms nor have they been affected by any other factors rendering such profits or losses or value of net assets for any such periods exceptionally high or low.

3.4.  MANAGEMENT ACCOUNTS

      17.3 Except as fairly disclosed in the Disclosure Letter, the management accounts of each Group Member in respect of the period from the Accounting Date to 31 July 2004, a copy of which is attached to the Disclosure Letter, have been prepared on principles consistent with those used in the preparation of the Accounts and with reasonable skill and care and provide statements of each Group Member's assets and liabilities as at 31 July 2004 which, taken as a whole, are not materially misleading or inaccurate.

4.    CHANGES SINCE THE ACCOUNTING DATE

4.1.  GENERAL

      4.1.1.  Since the Accounting Date:

(i) the business of each Group Member has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the 12 months preceding the Accounting Date;

(ii) there has been no material adverse change in the financial or trading position or prospects of the Group including any material adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the Group; and

(iii) there has been no material reduction in the value of the net assets of any Group Member determined in accordance with the same accounting policies as those applied in the Accounts (on the basis that each of the assets of each Group Member is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any assets acquired by each Group Member after the Accounting Date, at a figure no greater than cost).

4.2.  SPECIFIC

      4.2.1.  Since the Accounting Date:

(i) no Group Member has acquired, or agreed to acquire, any single asset having a value in excess of SEK 270,000 or assets having an aggregate value in excess of SEK675,000, other than in the ordinary course of business;

(ii) no Group Member has disposed of, or agreed to dispose of, any asset having a value reflected in the Accounts in excess of SEK 270,000 or acquired since the Accounting Date other than in the ordinary course of business;

(iii) no loan made by any Group Member which remains outstanding has become due and payable in whole or in part to the Group Member other than in the ordinary course of business;

(iv) no Group Member has borrowed or raised any money or taken up any financial facilities nor repaid any borrowing or indebtedness in advance of its stated maturity other than in the ordinary course of business;

(v) no Group Member has sold or agreed to sell a debt and no debt has been released, deferred, subordinated or written off by any Group Member;

(vi)     no dividend has been declared, paid or made by any Group Member;

(vii)    no resolution of the shareholders of any Group Member has been passed

(viii)   no Group Member has changed its accounting reference date;

(ix) no Group Member has assumed or, so far as the Vendor is aware, incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for a value in excess of SEK 270,000, other than in the ordinary course of business;

(x) no management or similar charge has become payable or been paid by the any Group Member to the Vendor or any Associated Company;

(xi) no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Member; and

(xii) no payment has been made by any Group Member to, or benefit conferred (directly or indirectly) by any Group Member on, the Vendor, any past or present director of any Group Member.

5.    ASSETS

5.1.  UNENCUMBERED TITLE; POSSESSION

      5.1.1. Each asset included in the Accounts or acquired by each Group Member since the Accounting Date (save for Stock disposed of in the ordinary course of business) and each asset used by a Group Member or which a Group Member holds out as being, or claims is, in the ownership of the Group Member is legally and beneficially owned by the Group Member free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance;

      5.1.2. Any asset of each Group Member having a book value in excess of SEK 67,000 and which is not situated in the premises of any Group Member at Completion is specified in the Disclosure Letter and the asset is clearly identified as an asset of the Group Member.

      5.1.3. As far as the Vendor is aware, each Group Member owns or is entitled to the lawful use of each asset necessary for the carrying on of its business in the manner in which it is currently carried on.

      5.1.4. No registrable Encumbrance in favour of any Group Member is void or voidable for want of registration.

5.2.  DEBTORS

      5.2.1. No Group Member has made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business and cash at bank.

      5.2.2. No Group Member is entitled to the benefit of any debt otherwise than as the original creditor and no Group Member has factored, deferred or discounted any debt or agreed to do so.

5.3.  STOCK

      5.3.1. The Stock now held by each Group Member and not written off in the Accounts is not obsolete.

      5.3.2.  Since the Accounting Date:

(i)      there has been no significant abnormal increase or reduction of Stock;
         and

(ii) such of the Stock as is reflected in the Accounts which have been realised was realised for an amount in aggregate no less than the loans made in respect of such Stock.

      5.3.3. The pledge loan balance recorded in the books of each Group Member is in aggregate materially accurate and for the purposes of this warranty "materially accurate" shall mean within SEK 2,500,000 of the actual aggregate amount of such balance.

5.4.  PLANT ETC.

       The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of the
       Group:

(i) are in a reasonably good and safe state of repair and condition and satisfactory working order and have been regularly maintained to a good standard and in accordance with any safety regulations usually observed in relation to them; and

(ii)     are fully and accurately recorded in the plant register.

6     INTELLECTUAL PROPERTY RIGHTS

6.1.  For the purpose of this paragraph and PARAGRAPH 6:

      "INTELLECTUAL PROPERTY RIGHTS"   means all patents, trade marks, business
                                       names, copyright, moral rights, rights to prevent passing off, rights in designs, know how and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world; and

      "SOFTWARE"                       means any form of computer program,
                                       including applications software and
                                       operating systems, whether in source or
                                       object code form.

6.2. To the Vendor's knowledge, each Group Member owns or has a right to use all Intellectual Property Rights necessary to carry on the respective Group Member's business in the manner carried on as at the date of this Agreement.

6.3. To the Vendor's knowledge, all of the Company's Intellectual Property Rights which are registered or subject to applications for registration or which are unregistered trademarks are listed and described in the Disclosure Letter.

6.4. To the Vendor's knowledge, in respect of registered Intellectual Property Rights, all renewal fees have been duly paid, all steps required for their maintenance have been taken and to the Vendor's knowledge there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

6.5. To the Vendor's knowledge, there are, and have been, no proceedings, actions or claims within the six years prior to the date of this Agreement and none are pending or have been threatened, impugning the title, validity or enforceability of a Group Member's Intellectual Property Rights, or claiming any right or interest in such Intellectual Property Rights.

6.6. To the Vendor's knowledge, there is, and has been, no infringement within the six years prior to the date of this Agreement of a Group Member's Intellectual Property Rights, and none is threatened.

6.7. To the Vendor's knowledge, the past and present activities of the respective Group Member (including the processes, methods, Software, goods and services used or dealt in by it, and the products or services manufactured or supplied by it):

(i) do not infringe and have not infringed within the six years prior to the date of this Agreement any Intellectual Property Rights of any third party; and

(ii) have not, and will not, result in a claim in respect of Intellectual Property Rights against any Group Member.

6.8. To the Vendor's knowledge there are no circumstances which would render any current application for registration of any Group Member's Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

6.9. Complete and accurate copies of all written licences, sub-licences and other agreements whereby a Group Member is licensed or otherwise authorised to use the Intellectual Property Rights of a third party (other than Intellectual Property Rights subsisting in or relating to Software or Computer Systems) or where the Company licenses or otherwise authorises a third party to use Intellectual Property Rights of the Company are attached to the Disclosure Letter. To the Vendor's knowledge, all of them are in full force and effect, no notice having been given to terminate them and the material obligations of all parties in respect of them have been complied with and no disputes have arisen in respect of them.

6.10. The Disclosure Letter contains a full list of domain names and other electronic addresses in connection with the Internet or Worldwide Web, which are held by, registered on behalf of, or are or which are used in respect of the Group.

7     COMPUTER SYSTEMS

7.1.  For the purposes of this PARAGRAPH 7:

      "COMPUTER SYSTEMS"               means all computer hardware, Software,
                                       micro-processors and any other items
                                       that connect with any of them which in
                                       each case are used in a Group Member's
                                       business or are in the possession of a
                                       Group Member.

7.2. Details of all material Software used by the Group Members to carry on the Group Member's business in which the Intellectual Property Rights are owned by a third party are set out in the Disclosure Letter. To the Vendor's knowledge, the licences of such Software are complied with in all material respects in the operation of the business of the Company as at the date of this Agreement and any restrictions in those licences do not adversely affect the present conduct of the business of any Group Member or any plans for its respective conduct currently under consideration as at the date of this Agreement.

7.3. To the Vendor's knowledge, the Group has a disaster recovery plan for the Group in respect of material Computer Systems.

7.4. To the Vendor's knowledge, each Group Member has procedures in place in respect of the security of the material Computer Systems and data stored on them.

7.5. To the Vendor's knowledge, the material Computer Systems (and each part of each of them) have functioned consistently and accurately since being installed, (except for pre-planned maintenance shut downs).

7.6. To the Vendor's knowledge, each Group Member has a sufficient number of employees who are technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems.

7.7. To the Vendor's knowledge, the data storage capability, functionality and perfonnance of each item of the material Computer Systems and the Computer Systems as a whole are satisfactory for the business as presently conducted.

8.    LEASED PREMISES

8.1.  No Group Member:

(i) owns any real property, is not in occupation of and is not entitled to any estate or interest in any freehold property;

(ii) is a party to any uncompleted agreement to acquire or dispose of any real property;

(iii) has any current ongoing liability (whether actual or contingent) in relation to any real property.

8.2.  SCHEDULE 6 contains a complete list and brief particulars of all Leases.

8.3. So far as the Vendor is aware there are appurtenant to the Leased Premises all rights and casements reasonably necessary for their present use and enjoyment.

8.4. All Leases are valid and effective in accordance with their respective terms and are not subject to any Encumbrances that may restrict their usage for the purposes for which they are currently used. Each Group Member has vacant possession of its respective Leased Premises and no other person has any current right to possession or occupation of the Premises.

8.5.  MATTERS AFFECTING THE LEASED PREMISES

      In relation to any Leased Premises no written notice has so far as the Vendor is aware been received by a Group Member alleging any breach of covenant contained in a Lease.

8.6.  COMPLIANCE WITH STATUTE

      No Group Member has so far as the Vendor is aware been received from any competent authority any written notice alleging that the current or previous use by a Group Member of any of the Leased Premises, breach the provisions of relevant legislation from time to time (including but not limited to applicable zoning or building regulations and EHS Law) and regulations made under such legislation and which are still outstanding.

8.7.  LEASED PREMISES

      17.4 The Data Room contains copies of all, not insignificant, documents subsisting at the date of the establishment of the Data Room relating to the Leased Premises of which the Vendor has knowledge.

9.    ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

9.1.  DEFINITIONS

      9.1.1. For the purposes OF PARAGRAPH 9:

      "EHS LAW"         means all applicable law (whether criminal, civil or
                        administrative), common law, judgment, court order, statute, statutory instrument, regulation, directive,
                        European Union decision (insofar as legally binding), by-law, treaty, government circular, code of practice and guidance notes, or instruction or decision of any competent regulatory body in force at Completion relating to EHS Matters

      "EHS MATTERS"           means all or any matters relating to the pollution
                              or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants

      "EHS PERMITS"           means all or any permits, consents, licences,
                              approvals, certificates and other authorisations required by EHS Law for the operation of the business of each Group Member or the condition or use of the Leased Real Property

      "ENVIRONMENT"           means any air (including air within natural or
                              man-made structures above or below ground), water
                              (including territorial, coastal and inland waters, ground water and water in drains and sewers), and land (including surface land, sub-surface land, seabed and river bed under water)

      "HAZARDOUS SUBSTANCE"   means any matter, whether alone or in combination
                              with any other matter, capable of causing harm to man or any other living organism or damaging to the Environment or public health or welfare, including radioactive matter, ozone depleting substances, and genetically modified organisms.

9.2   EHS PERMITS

      17.5 To the Vendor's knowledge at Completion, each Group Member has lawfully obtained all EHS Permits which it is required by law to obtain and at Completion each EHS Permit (true copies of which are attached to the Disclosure Letter) is in full force and effect and each Group Member in all material respects complies and has complied at all times in all material respects with all conditions of each EHS Permit.

9.3.  COMPLIANCE WITH EHS LAW

      9.3.1. To the Vendor's knowledge, each Group Member and its officers, agents and employees comply and have at all times complied in all material respects with EHS Law.

      9.3.2. No Group Member has received any written notification from any relevant authority alleging that the Group Member is in breach of EHS Law, or where failure to comply with such notification would constitute a breach of EHS Law or where compliance with such notification would be secured by further proceedings by such relevant authority. To the Vendor's knowledge, there are no circumstances at Completion which would give rise to such a notification being received and the Vendor is not aware of any intention on the part of any such authority to give such notification.

9.4.  LIABILITY

      9.4.1. To the Vendor's knowledge, there are no facts or circumstances existing at Completion which may give rise to any actual liability (whether civil, administrative or criminal) on the part of any Group Member in relation to EHS Matters.

      9.4.2. No Group Member has received any notice of any complaint or claim from any person in respect of EHS Matters.

      9.4.3. No Group Member is or has been engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation under EHS Law or otherwise in relation to EHS Matters and the Vendor is not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

9.5.  CONTAMINATION

      9.5.1. To the Vendor's knowledge, all sites (including Leased Real Property) now or formerly owned or occupied or used by each Group Member are at Completion free from any Hazardous Substance which would give rise to any actual liability on the part of the Group Member under EHS Law.

      9.5.2. To the Vendor's knowledge, there are at Completion no circumstances which are reasonably likely to require material expenditure (by any Group Member) in cleaning up any real property in order to comply with EHS Law.

10.   EMPLOYEES

10.1. Full particulars of the identities, dates of commencement of employment (or appointment to office), dates of birth, and remuneration, benefits and emoluments (including any loan arrangement, bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees, workers and officers of each Group Member are fully and accurately set out in the Disclosure Letter and copies of templates of their written service agreements or contracts of employment or particulars of employment statements (and all manuals, handbooks, rules, regulations and statements of terms, conditions, policies, procedures and practices) are attached to the Disclosure Letter.

10.2. There are no amounts owing to any present or former officers, workers or employees of any Group Member, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed and none of them is entitled to accrued but unpaid holiday pay or accrued but untaken holiday leave in respect of the relevant Group Member's previous holiday year.

10.3. All Contracts of employment between each Group Member and its directors (except for the general manager) and employees are terminable subject to the restrictions in the Swedish Employment Protection Act (Sw: Lagen om anstallningsskydd) by each Group Member by giving notice in accordance with the notice periods stipulated by the Employment Protection Act, and no Group Member is contractually obliged to make any payment as a consequence of the termination of any such Contract.

10.4. No Group Member has:

      10.4.1. employed or engaged or made any offers to employ nor engage any person:

            10.4.1.1. since the Accounting Date; or

            10.4.1.2. where such employment or engagement will take effect after the date of this Agreement;

      10.4.2. given or received notice to terminate the employment or engagement of any person and no person has ceased to be employed or engaged by any Group Member:

            10.4.2.1. since the Accounting Date; or

            10.4.2.2. where such notice has not yet expired; or

      10.4.3. made, agreed or proposed or is party to any contractual arrangement to make any change of terms and conditions of employment or engagement of any of the employees of any Group
              Member:

              10.4.3.1. since the Accounting Date; or

              10.4.3.2. where such change of terms and conditions has not yet taken effect.

10.5. So far as the Vendor is aware there is no person previously employed or engaged by any Group Member who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the relevant Group Member.

10.6. Full details of all employees who have been absent from work for a continuous period of more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

10.7. No Group Member has recognised, and, so far as the Vendor is aware, has done any act which might be construed as recognition of, a trade union and no Group Member is party to any agreement or understanding with any trade union or organisation of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

10.8. No Group Member is involved, and has during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

10.9. No Group Member operates or intends to operate and has operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement or in the Employment Protection Act.

10.10. No Group Member uses the services of outworkers, agency or other self-employed persons, contracted labour or agents.

10.11. So far as the Vendor is aware each Group Member has, in relation to all present and former employees and workers, complied with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records, where required to do so by law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

11.   PENSIONS

11.1. The Pension Schemes are the only arrangements to which the Group Members have any liability for the purpose of providing benefits on retirement or death.

11.2. The Vendor has supplied to the Purchaser documents containing full, accurate and up to date details of the Pension Schemes and of the Group Members' and their employees' obligations and liabilities under it.

11.3. The Group Members and the Pension Schemes comply and have at all times complied with all legal and regulatory requirements (including equal treatment and data protection requirements), relevant to the Pension Schemes and the Group Members' participation in the Pension Schemes.

11.4. No claim, dispute, complaint or investigation has arisen which relates to the Pension Schemes or to the provision of retirement or death benefits in respect of the Group Members' current and former employees, and as far as the Vendor is aware there is no reason why any such claim, dispute, complaint or investigation could arise.

11.5. All amounts payable by the Group Members to and in respect of the Pension Schemes have been paid.

11.6. All death in service benefits under the Pension Schemes are insured.

11.7. All benefits under the Pension Schemes are calculated on a money purchase basis only and there is no obligation on the Group Members or under the Pension Schemes to provide any targeted level of benefits.

11.8. No liability has been or, as far as the Vendor is aware having made enquiries of relevant parties, may be imposed on the Group Members as a debt due to any occupational pension scheme.

12.   INSURANCE

12.1. To the Vendor's knowledge, each Group Member is, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by persons carrying on the same classes of business as the Group Members.

12.2. All premiums due in relation to each Group Member's policies of insurance have been paid, and to the Vendor's knowledge, nothing has been done or omitted to be done which would make any policy of insurance of each Group Member void or voidable or which might lead to any liability under such insurance being avoided by the insurers or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of each Group Member.

12.3. No insurance claim is pending or outstanding and to the Vendor's knowledge, there are no circumstances which might result in any such claim.

12.4. Full particulars of each Group Member's insurances and of all claims made against those insurances in the last 2 years are set out in or attached to the Disclosure Letter.

13.   FINANCING AND WORKING CAPITAL

13.1. The amount borrowed by each Group Member from its bankers does not exceed the amount of the facility agreed with such bankers and the total amount borrowed by each Group Member from whatever source does not exceed any limitation on its borrowing contained in its articles of association or in any Contract, debenture, loan stock deed or any other document.

13.2. No Group Member has procured or (indirectly or directly) engaged in any borrowing or financing not required to be reflected in its statutory accounts.

13.3. Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to each Group Member are set out in the Disclosure Letter and copies of all documents relating to those facilities are attached to the Disclosure Letter. Nothing has been done or omitted to be done which might affect or prejudice the continuance of any of those facilities in full force and effect; and no person who provides any of those facilities has given any indication that it may be withdrawn or its terms altered.

13.4. The Disclosure Letter contains details, correct in all material respects at the date stated in it, of the credit or debit balances on all the bank or deposit accounts of each Group Member. Since that date there have been no payments out of any of those accounts except for routine payments in the ordinary and usual course of each Group Member's business and the balances on those accounts are not now substantially different from the balances shown in the Disclosure Letter.

13.5. No indebtedness of any Group Member is due and payable and no security over any assets of any Group Member is now enforceable. No Group Member has failed to comply with any notice from a creditor requiring any payment to be made or seeking enforcement of any security which it may hold over any Group Member's assets.

13.6. No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to any Group Member or other liability of any Group Member.

13.7. No Group Member has applied for or received any grant, subsidy or financial assistance from any government department or other body.

14.   MATERIAL CONTRACTS

14.1. No Group Member has, an has not been since the Accounting Date, a party to, liable under or subject to any Contract either which cannot be terminated at the absolute discretion of the Group Member within three months and under which the Group Member will receive income or incur expenditure in excess of SEK 270,000 in any twelve month period and:

(i) involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, consultancy, servicing, maintenance, inspection or testing;

(ii) involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

(iii) involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

(iv) involves or is likely to involve any capital expenditure by a Group Member or involves or is likely to involve an aggregate expenditure or receipt in excess of SEK 675,000 by a Group Member;

(v) is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

(vi) is for the supply of goods by or to the Group Member on a sale or return basis or on a consignment stock basis;

(vii) is for the supply of goods or services by or to the Group Member on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(viii) is for the supply of goods or services by or to the Group Member which is not on the current standard terms and conditions on which the Group Member normally contracts to buy or supply goods or services, copies of which are attached to the Disclosure Letter;

(ix) involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

(x) involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the Group Member to any obligation;

(xi) restricts the freedom of the Group Member to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

(xii) involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

(xiii) is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding; or

(xiv) is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the Group Member's business.

15.   PAWNBROKER COMPLIANCE

15.1. For the purposes of the following paragraphs:

      "Loans" means all and any loans advanced to customers of the Aktiebolaget Svensk Pantbelaning (shall be referred to as "SP" in this clause 15);

      "Pawn Books"      means the pawn books (Sw. pantbocker) kept by SP;

      "Pawn Tickets"    means the pawn tickets (Sw. pantsedlar) issued by SP;

      "Pledge Stocks"   means the items of personal property held by way of a
                        pawn arrangement.

15.2. GENERAL

      15.2.1. All outstanding transactions entered into the Pawn Books and all Pawn Tickets constitute legal obligations binding in all respects on SP and the customers of SP as limited by mandatory rules in the Act.

      15.2.2. At all times during the existence of all or any of the Loans SP has held and still holds all requisite licences under the Act.

      15.2.3. SP has not assigned or granted any third party rights to or over any right deriving from any transaction with customers of SP.

15.3. THE LOANS

      15.3.1. SP is the legal owner of every Loan free and clear of all mortgages, charges, liens, financial encumbrances and equities.

      15.3.2. All steps necessary to perfect SP's title to the Loans have been taken.

      15.3.3. No Loan has been advanced on terms other than on and in accordance with the terms of the template pawn ticket provided the Data Room.

      15.3.4. Each Loan constitutes the legal valid and binding obligation of the customer who is party to it and the terms are enforceable.

      15.3.5. No Group Member has received notice of nor has it been involved in any litigation or disputes relating to the Loans including without limitation calling into question SP's title to any Loan or its collection activities in relation to the Loans.

      15.3.6. No complaints from with any County Administrative Board or any other government or consumer protection agency has been received or entered into by SP or on its behalf.

15.4. ADMINISTRATION OF LOANS

      15.4.1. SP keeps or causes to be kept in respect of the Loans proper Pawn Books showing all transactions, payments and receipts relating to Loans and all Pawn Books are complete and accurate in all material respects and are retained for periods of at least, five years.

      15.4.2. No fraud has been perpetrated by any of the Group Members' respective directors in connection with the origination, completion or management of any Loan.

      15.4.3. So far as the Vendor is aware, there has been no pattern of fraudulent behaviour which has been perpetrated by the employees or agents of SP or any other Group Member in connection with the origination, completion or management of any Loan.

15.5. PAWN

      15.5.1. SP's processes in relation to the Pledge Stocks where a Loan is not repaid relating to the realisation of the relevant Pledge Stocks are in compliance with the Act.

      15.5.2. SP has not received any complaints or allegation that its processes for instigating the sale and then selling any Pledge Stock are unlawful, unfair or inappropriate.

      15.5.3. SP has no current, and during the last two years, has had no material litigation or, so far as the Vendor is aware, disputes relating to its entitlement to hold the Pledge Stocks or the money realised on sale of any Pledge Stocks.

16.   OTHER BUSINESS MATTERS

16.1. During the 12 months ending on the date of this Agreement there has been no known substantial change in the basis or terms on which any person is prepared to do business with each Group Member (apart from normal price changes), and no substantial customer or supplier of each Group Member (providing 5% or more of each Group Member's supplies or turnover in any accounting year) has ceased or substantially reduced its business with each Group Member, and no indication has been received by any Group Member or the Vendor that there will or may be any such change, cessation or reduction.

16.2. No Group Member carries on business under any name other than its own corporate name or any other name specified in the Disclosure Letter and there are no circumstances which might prevent any Group Member from continuing to carry on business under such names.

16.3. During the 12 months ending on the date of this Agreement no code of practice and no notice affecting prices has been issued by any government department, association or similar body which relates to any Group Member's business.

17.   COMPLIANCE, DISPUTES

17.1. COMPANY LAW MATTERS

      17.1.1. Compliance has been made with all legal requirements in connection with the formation of each Group Member and all issues and grants of shares, debentures, notes, mortgages or other securities of each Group Member.

      17.1.2. The copy of the articles of association of each Group Member attached to the Disclosure Letter is true, complete and up to date. To the Vendor's knowledge, each Group Member has at all times carried on its business and affairs in all respects in accordance with its articles of association.

      17.1.3. All annual reports, resolutions and other documents required to be filed with or delivered to the Swedish Companies Registration Office by each Group Member or any of its officers have been properly and correctly prepared in all respects and so filed and delivered, and no such annual reports, resolutions or other documents have been so filed or delivered during the period of 14 days ending on the date of this Agreement.

      17.1.4. The share ledger of each Group member has been properly kept and contain an accurate record of the matters required to be dealt with in the share ledger and no notice or allegation that it is incorrect or should be rectified has been received.

18.   GENERAL LEGAL COMPLIANCE

18.1. Each Group Member has obtained all necessary licences, consents, permits and authorities (public and private) to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities (copies of which are enclosed with the Disclosure Letter) are valid and subsisting and have been complied with in all material respects and to the Vendor's knowledge there is no reason why any of them should be suspended, cancelled or revoked.

18.2. To the Vendor's knowledge, each Group Member has conducted its business in accordance with all applicable legal and administrative requirements (including but not limited to the Act, the Swedish Distance Contracts Act (Sw: Lag (2000:274) om
      konsumentskydd vid distansavtal och hemforsaljningsavtal), the Swedish Market Practices Act (Sw: Marknadsforingslagen (1995:450)), the Swedish Act governing trade with precious metals (Sw: Lag (1999:779) om handel med adelmetallarbeten), the Swedish Data Protection Act (Sw:
      Personuppgiftslagen (1998:204) and the E-Commerce (EC Directive) Regulations 2002.

18.3. To the Vendor's knowledge, none of the officers of any Group Member (during the course of his duties in relation to the relevant Group Member) has committed or omitted to do any act or thing in material contravention of any law, order, regulation or the like in Sweden or elsewhere nor, to the Vendor's knowledge has its agents or employees committed or omitted to do any act or thing in material contravention of any law, order, regulation or the like in the Sweden or elsewhere, so as to result in a pattern of such behaviour.

18.4. To the Vendor's knowledge, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of any Group Member.

18.5. To the Vendor's knowledge, the Group Member's assets do not include any property deriving from a criminal acquisition as defined by chapter 9, section 6 of the Swedish Penal Code (Sw: brottsbalken).

19.   FAIR TRADING

19.1. To the Vendor's knowledge, no agreement, transaction, practice or arrangement carried on or proposed to be carried on by any Group Member (or by any person for whose acts or defaults any Group Member may be contractually or vicariously liable), whether unilaterally or with others, or to which any Group Member (or any such person) is or proposes to become a party, and no state of affairs applicable to any Group Member (or any such person):

      19.1.1. is or has been the subject of an enquiry, investigation, reference or report under the Swedish Competition Act (konkurrenslag (1993:20)) (or any other legislation relating to anti-competitive behaviour, monopolies or mergers);

      19.1.2. infringes or falls within the scope of Section 6 of the Swedish Competition Act, or constitutes an abuse of dominant position contrary to Section 19 of such Act or is or has been the subject of any enquiry, request for information, investigation or proceedings in respect of either of these Sections;

      19.1.3. infringes or falls within the scope of Article 81 of the treaty establishing the European Union (the "EC Treaty"), or constitutes an abuse of dominant position contrary to Article 82 of the EC Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 83 of the EC Treaty, or is or has been the subject of any enquiry, request for information, investigation or proceeding in respect of any of those Articles;

      19.1.4. infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in Sweden or elsewhere and not specifically mentioned in this paragraph or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority; or

19.2. No Group Member has made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph.

19.3. No Group Member has given any assurance or undertaking to the Swedish Competition Authority (Konkurrensverket), the Commission or Court of First Instance or Court of Justice of the European Union, or any other court, person or body, and no Group Member is subject to any act, decision, regulation, order or other instrument (statutory or otherwise) made by any of them relating to any matter referred to in this paragraph.

19.4. To the Vendor's knowledge, no Group Member is in default or in contravention of any article, act, decision, regulation, order or other instrument or of any assurance or undertaking relating to any matter referred to in this paragraph.

20.   LITIGATION

20.1. Save in respect of the collection by each Group Member of less than SEK 67,500 individually and of less than SEK 270,000 in aggregate arising in the ordinary course of business neither any Group Member nor any person for whose acts or defaults the relevant Group Member may be contractually or vicariously liable is involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

20.2. To the Vendor's knowledge, no civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or threatened by or against or concern any Group Member and there are no facts or circumstances likely to result in any such proceedings.

20.3. There is no outstanding or unsatisfied judgement, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against any Group Member and no Group Member is party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

21.   DEFAULT

21.1. No Group Member has manufactured, sold or supplied any product or service which did not or does not comply in all respects with all applicable laws, regulations, standards (including any Swedish or European Union standards) and customers' specifications or any representation or contractual term expressly or impliedly made by any Group Member or which is, was or will become defective or unsafe.

21.2. To the Vendor's knowledge, no Group Member is in breach of any Contract to which it is a party, and no other party to any such Contract is in breach of it. All agreements, rights, commitments, obligations, arrangements and understandings to which any Group Member is a party are valid and enforceable. The Vendor is not aware of any grounds for the termination, rescission, avoidance or repudiation of any Contract by any Group Member or any other party to any such Contract.

22.   INSOLVENCY

22.1. No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of any of the Group Members or for the appointment of any liquidator. No Group Member has called any formal or informal meeting of all or any of its creditors.

22.2. No administrative receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Member.

22.3. No administrator has been appointed in respect of any Group Member and no steps or actions have been taken in connection with the appointment of an administrator in respect of any Group Member.

22.4. No voluntary arrangement has been proposed or approved under chapter 13 of the Swedish Companies Act (Sw: Aktiebolagslagen (1975:1385)).

22.5. No distress, execution or other process has been levied on or applied for in respect of any asset of any Group Member.

22.6. No Group Member has stopped or suspended the payment of its debts in accordance with chapter 2, section 8 of the Swedish Insolvency Act (Sw:
        Konkurslagen) or received a written demand pursuant to chapter 2, section 9 of the Swedish Insolvency Act and no Group Member is insolvent or unable to pay its debts within the meaning of chapter 1, section 2 of the Swedish Insolvency Act.

22.7. No disqualification order has at any time been made pursuant to the provisions of the Swedish Trading Prohibition Act (Sw: Lagen (1986:436) om naringsforhud) against any former or current officer of the Company.

22.8. No Group Member and none of its directors has consulted a person qualified to act as an insolvency practitioner (Sw: rekonstruktor) under chapter 2, section 11 of the Swedish Act on Company Reconstruction (Sw: lag (1996:764) om foretagsrekonstruktion) with a view to minimising the potential loss to the relevant Group Member's creditors or otherwise in relation to any financial difficulty of such Group Company.

22.9. No Group Member has been a party to any transaction below market value nor has any Group Member made any transactions which would be recoverable pursuant to chapter 4, section 5 of the Swedish Insolvency Act, in either case within the period of 2 years ending on the date of this Agreement.

22.10. To the Vendor's knowledge, there are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

23.     EFFECTS OF THE AGREEMENT

23.1. The execution of this Agreement and the observance and performance of its provisions will not and is not likely to:

(i) result in a breach of any Contract, law, regulation, order, judgement, injunction, undertaking, decree or similar imposition to or by which a Group Member is party or bound, or entitle any person to terminate or avoid any Contract to which a Group Member is party, or have any material effect on any such Contract;

(ii) result in the loss or impairment of or any default under any licence, authorisation or consent required by a Group Member for the purposes of its business;

(iii) result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of a Group Member;

(iv) result in any present or future indebtedness of a Group Member becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Group Member being withdrawn; or

(v) adversely affect a Group Member's relationships with customers, suppliers and employees.

23.2. There is no Contract to which any Group Member is a party which depends on the continuation of the connection (whether as shareholder or officer of the Group Member or otherwise) of any person with the Group Member.

                                   SCHEDULE 4

                                    TAXATION

                                   SCHEDULE 4

                                    TAXATION

PART  1 - INTERPRETATION

1.    INTERPRETATION

      In this SCHEDULE 4:

1.1 the following expressions have the following meanings unless inconsistent with the context:

      "THE  AUDITORS"               the auditors for the time being of the
                                    Company

      "DISPUTE"                     any dispute, appeal, negotiations or other
                                    proceedings in connection with a Tax Claim

      "EVENT" any event, fact or circumstance whatsoever including but not limited to:

                                    (a)   any transaction, action or omission
                                          (whether or not a Group Member is
                                          party to it);

                                    (b)   the earning, receipt or accrual
                                          for any Taxation purpose of any
                                          income, profits or gains;

                                    (c)   the incurring for any Taxation
                                          purpose of any loss or expenditure;

                                    (d)   the declaration, payment or
                                          making of any dividend or other
                                          distribution;

                                    (e)   the sale and purchase of the
                                          Shares pursuant to this

                                          Agreement; and

                                    (f)   Completion

      "LIABILITY TO TAXATION"       (a)   any liability of a Group Member to
                                          make an actual payment of Taxation
                                          (whether or not the Group Member is
                                          primarily so liable and whether or not
                                          the Group Member has any right of
                                          recovery against any other person);
                                          and

                                    (b)   the use by a Group Member (in whole or
                                          in part) of Losses Carried Forward to
                                          reduce or eliminate any liability of
                                          the Group Member to make an actual
                                          payment of Taxation (whether or not
                                          the Group Member is primarily so
                                          liable and whether or not the Group
                                          Member has any right of recovery
                                          against any other person) in respect
                                          of which the Vendor would otherwise
                                          have been liable under PARAGRAPH 2;
                                          and

                                    (c)   the forfeiture by a Group Member (in
                                          whole or in part) of any Losses
                                          Carried Forward

      "LOSSES CARRIED FORWARD"      Losses carried forward that, without
                                    limitations, can be used to off-set
                                    operating profits of the company

      "PURCHASER GROUP MEMBER"      Any company which is at any time is or has
                                    been:-

                                    (a)   a holding company of the

                                          Purchaser;

                                    (b)   a subsidiary or subsidiary undertaking
                                          of the Purchaser; or

                                    (c)   a subsidiary or subsidiary undertaking
                                          of any holding company of the
                                          Purchaser

      "RELEVANT TAX CLAIM"          any claim against the Vendor in respect of a
                                    Liability to Taxation, under paragraph 2

      "RELIEF"                      (a)   any relief, allowance, exemption,
                                          set-off, deduction or credit available
                                          from, against or in relation to
                                          Taxation or in the computation for any
                                          Taxation purpose of income,profits or
                                          gains; and

                                    (b)   any right to a repayment of Taxation



     "RESTRICTED STOCK UNIT         any agreement entered into by the Vendor
     AWARD AGREEMENT"               with any employee of a Group Member under
                                    which awards of restricted stock units or which awards of restricted stock units or other securities are granted

      "SAVING" the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Vendor would not have been liable under PARAGRAPH 2, by the use of any Relief arising wholly as a result of a Liability to Taxation in respect of which the Vendor has made a payment under PARAGRAPH 2

      "TAXATION"                    means, wherever arising, all direct and
                                    indirect taxes, charges, fees, imposts,
                                    withholdings, duties and other assessments
                                       imposed by any authority,
                                       including income (whether actual
                                       or deemed), sales, use, transfer,
                                       stamp, transaction, customs, real
                                       estate, investment, value added,
                                       withholding, employment, asset
                                       holding, registration, preliminary
                                       and deferred tax and social
                                       security fees, together with any
                                       interest, penalties, residual tax
                                       charges, additions to tax or any
                                       other additional amount imposed by
                                       any authority.

         "TAXATION AUTHORITY"          any authority, whether of Sweden
                                       or elsewhere, competent to impose,
                                       assess or collect Taxation.

         "TAXATION STATUTE"            any statute (and all regulations
                                       and other documents having the
                                       force of law under such statute)
                                       published, enacted, issued or
                                       coming into force on or before the
                                       date of this Agreement relating to
                                       Taxation

         "TAX CLAIM"                   any notice, demand, assessment,
                                       letter or other document issued,
                                       or action taken, by or on behalf
                                       of any Taxation Authority and the
                                       submission of any Taxation form,
                                       return or computation from which,
                                       in either case, it appears to the
                                       Purchaser that a Group Member is
                                       or may be subject to a Liability
                                       to Taxation or other liability in
                                       respect of which the Vendor is or
                                       may be liable under PARAGRAPH 2

         "VAT"                         value added tax

         "VATA"                        the Swedish Value Added Tax Act
                                       1994 (1994:200)


1.2 references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose;

1.3 references to the loss of Losses Carried Forward include the disallowance of Losses Carried Forward and the failure to use Losses Carried Forward;

PART 2 - TAX COVENANT

2.       COVENANT

2.1 Subject to the provisions of this PART 2 of this SCHEDULE 4, the Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of:

         2.1.1 any Liability to Taxation which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion, whether or not such Liability to Taxation has been discharged on or before Completion; and

         2.1.2 any Liability to Taxation which arises on, before or after Completion as a result of the non payment of Taxation by the Vendor or any person (other than the Group) which is or has been connected for any Taxation purpose with the Vendor and for which that person is primarily liable;

         2.1.3 any Liability to Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by a Group Member on or before Completion otherwise than in the ordinary course of business of the Group Member (but only to the extent that such Liability to Taxation arises in respect of income profits or gains which are deemed to have been earned, received or accrued for Tax purposes (as opposed to any actual) income, profits or gains earned, received or accrued for Tax purposes);

         2.1.4 any Liability to Taxation which arises as a result of the disallowance to offset profits against Losses Carried Forward;

         2.1.5 any Liability to Taxation which arises as a result of a Group Members' dual tax residence on or before Completion;

         2.1.6 any Liability to Taxation which arises as a result of the Company being treated as not resident in Sweden for tax purposes on or before Completion;

         2.1.7 any Liability to Taxation which arises as a result of the contemplated Election referred to in PARAGRAPH 1.5 OF SCHEDULE 5;

         2.1.8 any Liability to Taxation arising by reference to income, profits, or gains accrued on or before Completion as a result of or in connection with the dissolution of any Group Member;

         2.1.9 any Liability to Taxation arising as a result of or in connection with any Group Member's membership of the Vendor's Group at any time on or before Completion (including any Tax for which another member of the Vendor's Group is primarily liable), where such liability arises under United States Treasury Regulations 1.1502-6 (or any similar provision of state, local or foreign law);

         2.1.10 any Liability to Taxation which arises as a result of tax depreciation claimed on (non qualifying) artwork in assessment year 2000 and tax depreciation claimed on costs for rebuilding premises made under the provisions applicable for equipment and machinery and any Liability to Taxation which arises as a result of the tax deduction which has been claimed in relation to the provision for inventory obsolescence;

         2.1.11 any reasonable costs, fees or expenses (including legal costs on a full indemnity basis) properly incurred by a Group Member or the Purchaser in connection with any Liability to Taxation or other liability in respect of which the Vendor is liable under this PART 2 of this SCHEDULE 4 or successfully taking any action (including but not limited to legal proceedings) under this Schedule 4.

2.2 The Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of any Liability to Taxation which arises as a result of, in respect of, or by reference to the grant, exercise, exchange or cancellation of any share options where such options were granted to any employee of a Group Member pursuant to any Restricted Stock Unit Award Agreement, at any time on or before Completion;

3.       QUANTIFICATION

         For the purposes of PARAGRAPH 2 the amount of a Liability to Taxation will be determined as follows:

3.1 the amount of a Liability to Taxation falling within PARAGRAPH (a) of the definition of that expression in PARAGRAPH 1.1 will be the amount of the actual payment of Taxation which the Group Member is liable to make;

3.2 the amount of a Liability to Taxation falling within PARAGRAPH (b) of the definition of that expression in PARAGRAPH 1.1 will be the amount of Taxation saved by the Group Member as a result of the use of Losses Carried Forward; and

3.3 the amount of a Liability to Taxation falling within PARAGRAPH (c) of the definition of that expression in PARAGRAPH 1.1 will be the amount of Taxation which would have been saved by the Group Member but for the forfeiture of the Losses Carried Forward on the basis of the rates of Taxation current at the date of the loss, assuming for this purpose that the relevant Group Member had sufficient profits or was otherwise in a position actually to use the Losses Carried Forward;

4.       EXCLUSIONS

4.1      The Vendor will not be liable under PARAGRAPH 2 or Part 3 of this
         Schedule 4 in respect of a Liability to Taxation or other liability of a Group Member to the extent to which:

         4.1.1 such Liability to Taxation or other liability was satisfied or discharged on or before Completion and the discharge of such Liability to Taxation or other liability was reflected in the Completion Accounts; or

         4.1.2 specific provision was made in the Completion Accounts for such Liability to Taxation or other liability; or

         4.1.3 payment has already been made in respect of such Liability to Taxation or other liability under this PART 2 or PART 3 of this SCHEDULE 4; or

         4.1.4 such Liability to Taxation or other liability would not have arisen but for the making, changing, or coming into force of any legislation (including but not limited to an increase in rates of Taxation) or a change in the interpretation, administration, or application by any relevant court or by any Taxation Authority or in the published practice of any Taxation Authority first enacted or announced after Completion; or the withdrawal of any extrastatutory concession after Completion with retrospective effect;

         4.1.5 such Liability to Taxation would not have arisen or would have been reduced or eliminated but for a change after Completion in the accounting policies or practices of the Purchaser or a Group Member (except where such change is required to remedy any failure prior to Completion of the Group Member to comply with Swedish generally accepted accounting principles) or in the length of any accounting period of a Group Member;

         4.1.6 such Liability to Taxation or other liability would not have arisen but for a voluntary act, transaction or omission of a Group Member or the Purchaser after Completion:

                  4.1.6.1 otherwise than pursuant to a legally binding obligation entered into by a Group Member on or before Completion or imposed on a Group Member by any legislation announced before Completion whether coming into force before, on or after Completion; or

                  4.1.6.2 which the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability to Taxation or other liability in question; or

                  4.1.6.3 otherwise than in the ordinary course of business of a Group Member, or

                  4.1.6.4 otherwise than at the written request of the Vendor whether pursuant to this Agreement or otherwise.

         4.1.7 such Liability to Taxation reduces deferred tax liability of the Company

4.2 The provisions of PARAGRAPHS 4.1.1, 4.1.2, and 4.1.3 under this PART 2 of this SCHEDULE 4 shall apply to limit the liability of the Vendor under PARAGRAPH 2.2 of this SCHEDULE 4 in respect of a Liability to Taxation of the Company. In addition, the Vendor will not be liable under PARAGRAPH 2.2 of this SCHEDULE 4 in respect of a Liability to Taxation of the Company to the extent that the Company or the Purchaser has recovered from any person (including any officer or employee or former officer or employee of the Company but excluding the Purchaser and any Purchaser Group Member) any sum in respect of such Liability to Taxation or to the extent that any corporation tax deduction is available to the Company (except to the extent that such corporation tax deduction is taken into account in preparing the Completion Accounts) in respect of the grant or exercise of restricted stock units under the Restricted Stock Unit Award Agreements or in respect of the Liability to Taxation arising therefrom.

4.3 The Vendor will not be liable for any Relevant Tax Claim unless the amount of the liability in respect of that Relevant Tax Claim or the aggregate amount of the liability in respect of a number of Relevant Tax Claims relating to the same matter exceeds SEK 65,000 AND the amount of the liability in respect of that Relevant Tax Claim or Relevant Tax Claims when aggregated with the amount of the liability in respect of all other Relevant Tax claims exceeds SEK 650,000 (in which event the Vendor will be liable for the whole amount of such Relevant Claims and not merely the excess).

4.4 The provisions of clause 6.2 (financial cap) of the Agreement shall apply to any liability of the Vendor under PARAGRAPH 2 of this SCHEDULE 4.

4.5 The liability of the Vendor under this PART 2 of SCHEDULE 4 shall cease seven years after Completion except in respect of matters which have been the subject of a claim within PARAGRAPH 7 of this SCHEDULE 4 unless the claim in question has arisen by reason of fraud, wilful concealment, or dishonesty on the part of the Vendor or, prior to the Completion date, on the part of the Company in which event there shall be no contractual limit on the time period within which such claim may be brought.

5.       DEDUCTIONS FROM PAYMENTS

5.1 Except as required by law all payments by the Vendor under this PART 2 of this SCHEDULE 4 will be made free and clear of all deductions and withholdings in respect of Taxation.

5.2 If any deduction or withholding is required by law to be made from any payment by the Vendor under this PART 2 of this SCHEDULE 4 or if (ignoring any available Losses Carried Forward) the Purchaser is subject to Taxation in respect of any payment by the Vendor under this
         PART 2 of this SCHEDULE 4, the Vendor covenants with the Purchaser to pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by the Purchaser (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

5.3 PARAGRAPHS 5.1 AND 5. 2 shall not apply to the extent that the deduction or withholding would not have arisen but for the assignment by the Purchaser of any of its rights under this Schedule.

6.       DUE DATE FOR PAYMENT

6.1 The due date for the making of a payment by the Vendor under this PART 2 of this SCHEDULE 4 will be:

         6.1.1 the date falling 5 Business Days after the Purchaser has served notice on the Vendor demanding such payment; or

         6.1.2 in any case involving a liability of a Group Member to make an actual payment (whether or not a payment of Taxation), the later of the date mentioned in PARAGRAPH 6.1.1 and the date falling 5 clear Business Days before the last date upon which the payment is required to be made to the person entitled to the payment; or

         6.1.3 in any case involving the forfeiture of Losses Carried Forward other than the right to repayment of Taxation, the later of the date mentioned in PARAGRAPH 6.1.1 and the date falling 5 clear Business Days before the date on which the payment of Taxation is or would be required to be made in respect of the accounting period in which the Losses Carried Forward are lost.

6.2 If any payment required to be made by the Vendor under this PART 2 of this SCHEDULE 4 is not made by the due date, ascertained in accordance with PARAGRAPH 6.1, then such payment will bear interest in accordance with the terms of CLAUSE 11 of this Agreement.

7.       CLAIMS PROCEDURE

7.1 If the Purchaser or the Company becomes aware of any matter which may give rise to a Tax Claim it will as soon as reasonably practicable, and in any event not more than 15 Business Days after the Purchaser becomes so aware of that Tax Claim give notice to the Vendor (giving details, to the extent available, of such Tax Claim, the due date for any payment, and time limits for any appeal), provided that the giving of such notice will not be a condition precedent to the liability of the Vendor under PARAGRAPH 2.

7.2 Subject to PARAGRAPH 7.5 and provided that the Vendor indemnifies and secures the Group, the Purchaser and all other Purchaser Group Members to the reasonable satisfaction of the Purchaser against all reasonable losses, costs, damages and expenses (including interest or surcharge on overdue Taxation) which may be incurred thereby, the Purchaser will procure that the Group Member, at the Vendor's cost and expense, takes such action and gives such information and assistance in connection with its Taxation affairs as the Vendor may reasonably and promptly request to dispute, appeal against, settle or compromise any Tax Claim, including applying to postpone (so far as legally possible) the payment of any Taxation, but not including allowing the Vendor or its advisors to undertake the conduct of the Dispute.

7.3      For the purposes of PARAGRAPH 7.2

         7.3.1 the Purchaser shall, or shall procure that the Group Member shall, promptly submit to the Vendor all material documents and correspondence relating to the Tax Claim which it is proposed be submitted to the relevant Taxation Authority in draft form to the Vendor and the Vendor shall be afforded a reasonable opportunity to comment thereon;

         7.3.2 the appointment of professional advisers by the Group Member in relation to the Tax Claim shall be subject to the approval of the Vendor (such approval not to be unreasonably withheld or delayed);

         7.3.3 the Purchaser shall, or shall procure that the Group Member shall, promptly incorporate all reasonable comments and suggestions made by the Vendor and the Vendor's duly authorised agent and promptly submit the relevant final documents/correspondence to the relevant Taxation Authority; and

         7.3.4 the Purchaser shall, or shall procure that the Group Member shall, promptly deliver to the Vendor copies of all relevant correspondence sent to or received from the relevant Taxation Authority.

7.4 Subject to PARAGRAPHS 7.5 AND 7.6, and to compliance by the Vendor with PARAGRAPH 7.2 in relation to any Dispute, the Purchaser will not, and will procure that the Group Member will not, without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed:

         7.4.1 transmit any communication (whether written or otherwise) to any Taxation Authority;

         7.4.2    agree, settle or compromise the relevant Tax Claim; or

         7.4.3 agree any matter which is likely to affect the amount of the relevant Tax Claim or any future Liability to Taxation.

7.5 The Purchaser will not be required to take or procure that the Group Member will take any action mentioned in PARAGRAPH 7.2:

         7.5.1 which it reasonably considers to be materially prejudicial to the business or Taxation affairs of the Group Member or the Purchaser or any other Purchaser Group Member; or

         7.5.2 which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Vendor obtains (at the Vendor's cost and expense) the opinion of Tax Counsel of at least 5 years' call that it is reasonable in all circumstances to make such an appeal.

7.6 If the Vendor fails within 10 Business Days of the Purchaser giving notice requiring the Vendor to do so) to inform the Purchaser of any action which the Vendor wishes the Purchaser to procure the Group Member to take under PARAGRAPH 7.2, the Purchaser will be entitled to procure that the Group Member settles or compromises any Tax Claim on such terms as it determines in its absolute discretion.

8.       TIME LIMIT

8.1 The Vendor will not be liable under PARAGRAPH 2 in respect of a Liability to Taxation or other liability of a Group Member unless within seven years after Completion the Purchaser has given notice to the Vendor of any Tax Claim whatsoever relating to such Liability to Taxation or other liability, or of any Event which may give rise to such a Tax Claim.

8.2 The time limit in PARAGRAPH 8.1 will not apply in any case involving dishonest or fraudulent conduct on the part of the Vendor, any company which has at any time been a member of the same group (as defined for any Taxation purpose) as the Vendor or any person acting on behalf any of the foregoing companies.

9.       SAVINGS

9.1 If (at the Vendor's request and expense) the Auditors determine that the Company has obtained a Saving, the Purchaser will offset such Saving against any outstanding Claim of which it has given notification to the Vendor.

9.2 To the extent that no Claim is outstanding the Purchaser will as soon as reasonably practicable thereafter (and in any event within 10 Business Days of such determination by the Auditors) repay to the Vendor the lesser of:

         9.2.1    the amount of the Saving (as determined by the Auditors); and

         9.2.2 the amount paid by the Vendor under PARAGRAPH 2 in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Vendor under any provision of this Agreement or otherwise;

9.3 The Company will be entitled to use in priority to any Relief which gives rise to a Saving any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax but, subject thereto, shall use its reasonable endeavours to use any Relief which gives rise to a Saving as soon as reasonably practicable unless to do so would be materially prejudicial to the Taxation affairs of the Company or the Purchaser.

9.4 The Company will not obtain a Saving until the last date upon which it would have been obliged to make the actual payment of corporation tax which has been reduced or eliminated in order to avoid incurring interest thereon.

9.5 In determining whether the Company has obtained a Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

10.      RECOVERY FROM OTHER PERSONS

10.1 If a Group Member recovers from any other person (including any Taxation Authority but excluding the Purchaser, any other Purchaser Group Member and any officer or employee of any such company) any amount which is referable to a Liability to Taxation or other liability of the Group Member in respect of which the Vendor has made a payment under PARAGRAPH 2, the Purchaser will repay to the Vendor within 10 Business Days of the receipt thereof the lesser of:

         10.1.1 the amount so recovered (less any reasonable losses, costs, damages and expenses incurred by the Group Member, the Purchaser or any other member of the same group of companies as the Purchaser as a result of the recovery of that amount); and

         10.1.2 the amount paid by the Vendor under PARAGRAPH 2 in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Vendor under any provision of this Agreement or otherwise.

10.2 If the Purchaser becomes aware that a Group Member is entitled to recover any amount mentioned in PARAGRAPH 10.1, the Purchaser will as soon as reasonably practicable give written notice of that fact to the Vendor and provided that the Vendor indemnifies and secures the Group Member, the Purchaser and all other Purchaser Group Members to the reasonable satisfaction of the Purchaser against all reasonable losses, costs, damages and expenses which may be incurred thereby, the Purchaser will procure that the Group Member, at the Vendor's cost and expense, takes such action as the Vendor may reasonably and promptly request to effect such recovery.

10.3 The action which the Vendor may request a Group Member to take under PARAGRAPH 10.2 does not include:

         10.3.1 any action which the Purchaser reasonably considers to be materially prejudicial to the business or Taxation affairs of the Group, the Purchaser or any Purchaser Group Member; or

         10.3.2 allowing the Vendor to undertake the conduct of any action necessary to effect recovery of the amount in question.

11.      CORPORATION TAX RETURNS

11.1 Subject to this PARAGRAPH 11, the Purchaser shall have exclusive conduct of all Taxation affairs of the Company and its Group Members after Completion with exclusion for any US federal or state Taxation affairs of the Company for periods ending on or before Completion.

11.2 The Purchaser shall procure that the Group keeps the Vendor fully informed of its Taxation affairs in respect of any accounting period ended on or prior to Completion for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Group has not been reached and shall not submit any correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Vendor a reasonable opportunity to make representations thereon and without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

11.3 The Purchaser shall procure that a Group Member does not amend or withdraw any return or computation or any claim, election, surrender or consent made by the Group Member in respect of its accounting periods ended on or before Completion without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed).

11.4     The Purchaser shall provide the Vendor with a copy of:

         11.4.1 each Group Members' Tax returns and Tax computations for the accounting period during which Completion occurs;

         11.4.2 the Group Members' statements of accounts or receipts from the Swedish Tax Agency or other Taxation Authority confirming the final amount of Tax paid for the accounting period ended on 31 December 2003 and the accounting period during which Completion occurs; and

         11.4.3 the Group Members' statutory accounts for the accounting period during which Completion occurs.

11.5 The Purchaser shall procure that, except as provided in Paragraph 1.5 of Schedule 5, a Section 338 Election will not be made for any Group Member with respect to this transaction.

11.6 The Purchaser agrees that it will not make a section 338(g) election for any subsidiary of the Company and will procure that no Group Member will, until after 31 December 2004:

         11.6.1 engage in any transaction that will result in a "dividend" being distributed from any Group Member, except for a "group contribution" that do not exceed amounts required to eliminate losses of Group Members and the Purchaser (for the avoidance of doubt, nothing in this paragraph 11.6.1 shall prevent any Group Member from making a loan to the Purchaser at any time after Completion, so long as the loan is evidenced by a formal note, has a set term and bears arm's length rate of interest); or

         11.6.2   change the financial reporting year of any Group Member.

         11.6.3 For the avoidance of doubt, the terms "section 338(g) election" is as defined in the United States Internal Revenue Code of 1986, as amended.

12.      COUNTER COVENANT

12.1 The Purchaser hereby covenants with the Vendor to pay or to procure that the relevant Purchaser Group Member pays to the Vendor by way of adjustment to the Purchase Price, an amount equal to;

         12.1.1 any Tax Liability arising after Completion for which a Group Member is liable but for which the Vendor becomes liable as a result of the failure by the Group Member or the relevant Purchaser Group Member to discharge it; and

         12.1.2 all reasonable costs and expenses properly incurred by the Vendor in connection with any Tax Liability in respect of which the Vendor can bring a claim under this paragraph 12 or where the Vendor successfully takes any action to enforce payment under this paragraph 12 in connection with the taking of such action.

12.2 The provisions of PARAGRAPH 6 (due date for payment) and PARAGRAPH 7 (Claims procedure) shall apply to this PARAGRAPH 12 as if the same were set out herein but replacing references to the Vendor with the Purchaser (and vice versa) and making any other necessary modifications.

12.3 The covenants contained in PARAGRAPH 12 shall not apply to a Tax Liability to the extent that the Vendor is liable to make a payment (and has not made such payment) in respect of that Tax Liability under PARAGRAPH 2 of this SCHEDULE 4.

13.      GENERAL

         All payments by the Vendor under this PART 2 of this SCHEDULE 4 will be treated as repayments by the Vendor of the Consideration paid for the Shares pursuant to this Agreement, provided that this PARAGRAPH 13 will not operate in any way to limit the liability of the Vendor under this
         Part 2 of this SCHEDULE 4.

PART 3 - TAX WARRANTIES

14.      RETURNS, RECORDS, DISPUTES AND CLEARANCES

14.1 All notices, returns, computations, registrations, information and payments which should have been made or supplied by a Group Member for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or so far as the Vendor is aware is likely to be, the subject of any dispute with any Taxation Authority.

14.2 No Group Member is involved in any dispute with any Taxation Authority and has not been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions), no Taxation Authority has indicated that it intends to investigate the Taxation affairs of any Group Member and so far as the Vendor is aware there are no circumstances which are likely to give rise to any such investigation.

14.3 Each Group Member has punctually supplied all information requested by any Taxation Authority for any Taxation purpose.

14.4 All consents and clearances obtained by the Group Members from any Taxation Authority remain valid and effective and any transaction for which any such consent or clearance has been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant consent or clearance, including the terms of the application for the relevant consent or clearance.

14.5 The Group Members have not negotiated with or been granted by any Taxation Authority any (in each case, material) dispensations, concessions, arrangements and agreements (whether formal or informal) which are not in accordance with the strict terms of the legislation and no action has been taken by or on behalf of a Group Member which has had or is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

15.      PENALTIES AND INTEREST

         No Group Member has within the period of 3 years ending on the date of this Agreement paid, and is not liable to pay, any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of any Taxation Statute nor are there any circumstances which are likely to cause a Group Member to become liable to pay any fine, penalty, charge, surcharge or interest.

16.      TAXATION CLAIMS, LIABILITIES AND RELIEF

16.1 Each Group Member has sufficient records to fulfil its obligations under all Taxation Statutes and to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation;

         16.1.1 in respect of or by reference to any Event on or before Completion; or

         16.1.2   on the disposal of any asset owned by it at Completion.

16.2 Each Group Member has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Accounts, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn.

16.3 No Group Member is, and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

      17.   DISTRIBUTIONS AND PAYMENTS

      17.1 Each Group Member has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation, has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

      17.2 No rents, interest, annual payments, payments to a present or former director or employee, or other sums paid or payable by a Group Member since the Accounting Date, or which a Group Member is under an obligation to pay, will be wholly or partially disallowable as deductions or charges in computing the profits of the Group Member for the purposes of corporation tax.

      18.   EMPLOYEE BENEFITS

      18.1 Each Group Member has properly made deductions, as required by the applicable Taxation Statute, from all payments made (including notional payments), or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to the Taxation Authority for all Taxation so deducted and for all Taxation chargeable on the Group Member on benefits provided for its directors, employees or officers, or former directors, employees or officers.

      18.2 No liability to social security contributions or obligation to deduct preliminary tax could fall on a Group Member as a result of a chargeable event before, at or after Completion in respect of securities and interests in securities made available or securities options granted to an employee or director prior to Completion.

      18.3 The Disclosure Letter contains full details of all share incentive schemes and profit sharing schemes and other employee benefits by each Group Member and all Group Members have complied with all statutory requirements in respect of such schemes and benefits.

      19.   TAX AVOIDANCE

            No Group Member has entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for in respect of employees.

      20.   CAPITAL GAINS

            No Group Member has at any time acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the Group Member a different consideration for any Taxation purpose.

      21.   CAPITAL ALLOWANCES

            All depreciation made by each Group Member since the Accounting Date and all depreciation that may be incurred by a Group Member under any existing contract has qualified or will be capable of qualifying for capital allowances.

      22.   VAT: GENERAL

      22.1  The Group Members:

            22.1.1 are registered for Swedish VAT purposes and are not registered or required to be registered for VAT or any similar tax in any other jurisdiction;

            22.1.2 maintains complete, correct and up-to-date business records for VAT and is not in arrears with any VAT payment or return or in respect of Intrastats or excise or customs duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

      22.2  The Group Members:

            22.2.1 have not within the period of six years prior to the year of
                   Completion failed to comply in any respect with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

            22.2.2 have never been treated as, or applied for treatment as members of a group for VAT purposes under Chapter 6 a VATA and no transaction has been effected in consequence of which a Group Member is or may be held liable for any VAT arising from supplies made by another company.

      22.3 No goods or services supplied to the Group, or goods imported by the Group, are or have been used otherwise than for business purposes.

      22.4 The Group Members have not disposed of or acquired any business or assets as a transfer of a going concern as described in Chapter 3, section 25 of VATA.

      23.   VAT: PROPERTY TRANSACTIONS

      23.1 The Group Members do not lease or sublease any premises to another Group Member or a third party.

      24.   PAYMENT OF TAXATION

            Each Group Member has paid to the appropriate Taxation Authorities in due time all Taxation required to be paid by the Group Member according to filed Taxation returns or according to orders to pay issued by Taxation Authorities.

      25.   TRANSFER PRICING

            No Group Member has undertaken, or agreed to undertake, any transactions which are otherwise than on fully arm's length terms and there are no circumstances which could cause any Taxation Authority to make or require to be made any adjustment to the terms on which such transaction is treated as taking place.

      26.   ACCOUNTS AND SUBSEQUENT EVENTS

      26.1 Each Group Members' Accounts fully provide or reserve, in accordance with the accounting policies set out in the notes included in the Accounts, for all Taxation (including deferred tax for which a Group Member is or may be liable, or for which it may be accountable) as at the Accounting Date.

      26.2 Each Group Members' Accounts contain adequate reserves or provision for all unpaid Taxation related to the period before Completion and thus none of the Group Members will be liable for any Taxation exceeding the reserves contained in the Accounts, including Completion Accounts, for any period ending on the date of Completion and all fiscal periods prior thereto. The Completion Accounts will accordingly contain reserves for Taxation related to the current fiscal period.

                                   SCHEDULE 5

                            COMPLETION ARRANGEMENTS

            1.    Completion

            1.1 Completion shall take place on 7 September 2004 at the offices of the Purchaser's Solicitors in London.

            1.2 At Completion, the following events shall take place, which shall be deemed to have taken place simultaneously:

            (i) The Purchaser shall present a written approval from the County Administrative Board in Stockholm approving the Purchaser as purchaser of the Company and, indirectly, its subsidiary AB Svensk Pantbelaning.

            (ii) The Vendor shall present a signed application for annulment of the lost share certificates in the Company in a form satisfactorily to the Purchaser, which shall be registered with the relevant court within seven (7) days from completion
                  SCHEDULE 1.2(ii).

            (iii) Documents in the agreed form showing the authority to sign for the Vendor, The Rutland Partnership (and others) ( referred to as "Rutland" in this Schedule 5) and the Purchaser shall be presented. Powers of attorney in the agreed form shall be presented where the Vendor, Rutland or the Purchaser is unable to attend in person at Completion.

            (iv) The Agreement shall be duly executed by the Vendor and the Purchaser.

            (v)   The Purchaser shall pay the Consideration to the Vendor by;

            (a)   effecting an electronic funds transfer of the Provisional
                  Cash Consideration by to the Vendor's Solicitors' client account with National Westminister Bank P.O Box 221, Connaught House 65 Aldwych, London WC2B 4 EJ, Sort Code 56-00-13, Account Number 364 497 09 or by such other method as may be agreed between the parties;

                                                                            2(5)

            (b) the issue and delivery to Vendor of the A Note following a resolution by the board of directors of the Purchaser in accordance with SCHEDULE 1.1(iii)(b); and

            (c) the subscription, payment (with payment by way of set-off) and delivery to Vendor of the B Note, following execution of the Set-off Agreement attached in SCHEDULE 1.1 (iii)(c) hereto and a resolution by the general meeting of shareholders of the Purchaser, all in accordance with SCHEDULE 1.1 (iii)(c).

            (vi) The Vendor shall procure that the board of directors of the Company enters the Purchaser as owner of the Shares in the share ledger (Sw: aktiebok) of the Company and cause the Company to keep available its share ledger with the change of ownership duly noted. The Vendor shall also present up-to-date share ledgers of the other Group Members stating that no share certificates have been issued by the board in the respective other Group Members.

            (vii) The Securities Holders' Agreement attached as SCHEDULE 1.1
                  (vii) hereto shall be duly executed.

            (viii) The Vendor shall, to the extent requested by the Purchaser, procure that the current board of directors and the auditor of the Group Members set forth in SCHEDULE 1.1 (viii) shall submit resignation letters in a form satisfactory to the Purchaser with waivers of any claims such board directors may have on the Group Members in the form set out in Schedule 1.1
                  (vii).

            (ix) The Vendor shall, to the extent requested by the Purchaser, cause the Group Members to issue general powers of attorney in a form satisfactory to the Purchaser enabling the persons appointed by the Purchaser to sign for and on behalf of the Group Members, until any new directors and signatories of the Group Members have been duly registered in the Companies Register in the form set out in SCHEDULE 1.1 (ix).

            (x) The Vendor shall cause all authorised powers of attorney (other than those held by the officers of the Group Members, if any,) to be revoked effective as of Completion.

            (xi) The Vendor shall cause each Group Member to be released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation

                                                                            3(5)

                  given by such Group Member to any third party in respect of a liability of any person other than a Group Member, as applicable.

            (xii) The Purchaser shall cause the Vendor to be released from the parent guarantee, given by the Vendor to SEB as further detailed in SCHEDULE 4.2 to the Agreement.

            (xiii) The Vendor shall cause the repayment, and will procure that each Associated Company will repay, all amounts owed by the Vendor or any Associated Company to any Group Member whether due for payment or not, as applicable.

            (xiv) The Purchaser shall procure that extraordinary shareholders'
                  meetings are held in each Group Member in order to appoint new board directors and auditors of each Group Member in replacement of those appointed by the Vendor who resign at Completion set forth in SCHEDULE 1.1 (xiv).

            1.3   REGISTRATION OF THE ISSUE OF THE B NOTE

                  The Purchaser shall immediately following Completion file an application for registration of the decision to issue the B Note with the Companies Register.

            1.4   CERTIFICATES AND DOCUMENTS

            1.4.1 The Vendor shall immediately following Completion deliver to the Purchaser all papers, books, records, keys, credit cards and other property (if any) of each Group Member which are in the possession or under the control of the Vendor or any other person who resigns as an officer of any Group Member in accordance with this Schedule.

            1.4.2 Each party shall immediately following Completion deliver to the other all certificates and other documents required to be delivered by such party under this Agreement, and all such further documents as such other party may reasonably require in connection with Completion.

            1.5   SECTION 338 ELECTION

                  (i) With respect to the acquisition of the Shares hereunder, the Vendor and the Purchaser shall jointly make a timely election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-l of the

                                                                            4(5)

                        United States Treasury regulations (and any comparable election under state or local laws) (collectively, the "Election"). To the extent possible, the Purchaser and the Vendor agree to execute at Completion all forms of any nature necessary to effectuate the elections (including, but not limited to, United States Internal Revenue Service Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and Form 8883 (Asset Allocation Statement Under Section
                        338), and any similar forms under applicable state or local law) (the "Section 338 Forms"), in the form set out in SCHEDULE 1.5. If any Section 338 Forms are not executed at Completion, Vendor and Purchaser shall as promptly as practicable following Completion, cooperate with each other and take all actions necessary and appropriate (including filing such Section 338 Forms and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-l of the United States Treasury regulations (or any comparable provision of state or local tax law). The Vendor and the Purchaser shall each cause the
                        Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and in accordance with this Agreement. On all filings with United States federal and local taxing authorities, the Vendor and the Purchaser shall report the acquisition by the Purchaser of the Shares pursuant to this Agreement consistent with the Elections and shall take no position contrary thereto or inconsistent therewith in any United States tax return, any discussion with or proceeding before any United States taxing authority, or otherwise.

                  (ii)  The Purchaser shall not make an election provided for by
                        Section 338(g) of the Code with respect to the deemed purchase of shares of any Group Member other than the Company as a result of the Election described in the paragraph above.

                  (iii) The Vendor shall deliver an IRPTA Certificate to the
                        Purchaser stating that no Group Member is, or has been, a so-called "U.S. real property holding corporation".

                                                                            5(5)

                  (iv)  The parties agree that all costs in relation to the
                        Section 338 Election described herein shall be borne by the Vendor.

            1.6   SHAREHOLDERS' MEETING

                  The Purchaser shall, subject to the auditor's approval, procure that the retiring board members and alternates as well as the managing director of each Group Member shall be discharged from liability as members of the board and managing director as regards the period of their offices up to and including Completion, at the next annual general meeting of shareholders, subject to the auditors of the Group Members not recommending against such discharge.

                                   SCHEDULE 6

                                   THE LEASES

                                                               6 September 2004

BINDER B. 5.1.2

B.5.1.2.1     AB Svensk Pantbelaning - Miscellaneous
              B.5.1.2.1.1   Future Operating Lease Commitment Schedule as of 021231
              B.5.1.2.1.2   Future Operating Lease Commitment Schedule as of 011231

B.5.1.2.2     Gothenburg, Kommendorsgatan
              B.5.1.2.2.1   Notice of Termination re Apartment at Kommendorsgatan, Dated 040324
              B.5.1.2.2.2   Lease Contract Between Olle and Inger Fjordgren and Pant Intressenter,
                            Dated 910109

B.5.1.2.3     Stockholm, Biblioteksgatan, 2nd Floor
              B.5.1.2.3.1   Letter from SEB Fastighetsforvaltning, Dated 010119
              B.5.1.2.3.2   Lease Contract Between Trygg-Hansa Livforsakrings AB (publ) and
                            Svensk Pantbelaning AB, re Bilblioteksgatan 3, apt. 0293, Dated 981216
              B.5.1.2.3.3   Lease Contract Between Trygg - Hansa Livforsakrings AB (publ) and
                            Svensk Pantbelaning AB, re Norrmalmsstorg 16, apt 0112, Dated 981216

B.5.1.2.4     Stockholm, Biblioteksgatan, 1st Floor and Basement

              B.5.1.2.4.1   Lease Contract Between Trygg -Hansa Livforsakrings AB (publ)and
                            Svensk Pantbelaning AB, re Bilblioteksgatan 3, apt. 0213, Dated 981216
              B.5.1.2.4.2   Lease Contract Between Trygg - Hansa Livforsakrings AB (publ) and
                            Svensk Pantbelaning AB, re Bilblioteksgatan 3, apt. 0195, Dated 991029

B.5.1.2.5     Orebro
              B.5.1.2.5.1   Lease Contract Between Orebro Arbetareforening and AB
                            Svensk Pantbelaning, re Olaigatan 8-10, Orebro, Dated 030101
              B.5.1.2.5.2   Lease Contract Between Orebro Arbetareforening u.p.a and Aktiebolaget
                            Svensk Pantbelaning, re Olaigatan 10, Orebro, Dated 980720

B.5.1.2.6     Vasteras
              B.5.1.2.6.1   Amendment to Lease Contract Between Nils Olof Carlsson Broman and AB
                            Pantbelaning, Dated 930225
              B.5.1.2.6.2   Lease Contract Between Nils Olof Carlsson Broman and AB Pantbelaning,
                            re Erik Hahrs Gata 2, Vasteras, Dated 901210

B.5.1.2.7.    Uppsala
              B.5.1.2.7.1   Lease Contract Between HSB:s Brf Hasten and U-A Varubelaning AB re
                            Dragarbrunnsgatan 53, Uppsala, Dated 891127
              B.5.1.2.7.2   Letter from Upplands Boservice AB, Dated 980515

B.5.1.2.8     Stockholm City
              B.5.1.2.8.1   Lease Contract Between Livforsakringsaktiebolaget Skandia (publ) and AB
                            Svensk Pantbelaning, re Vasagatan 8-10, Stockholm, Dated 991005
              B.5.1.2.8.2   Guarantee Issued by SEB, Dated 991122

B.5.1.2.9     Stockholm, St. Eriksgatan
              B.5.1.2.9.1   Agreement Between Fastighets AB Danmark Nr 28 & Co, KB and AB
                            Pantbelaning, Dated 911018
              B.5.1.2.9.2   Lease Contract Between AB Kv Danmark Nr 28 & Co, KB and AB
                            Pantbelaning, re S:t Eriksgatan 20, Stockholm, Dated 871021

B.5.1.2.10    Stockholm, Gotgatan
              B.5.1.2.10.1  Lease Contract Between Hiby AB and AB Svensk Pantbelaning, re
                            Gotgatan 34,.Stockholm, Dated 011019
              B.5.1.2.10.2  Amendment Agreement Between Hiby AB and AB Svensk Pantbelaning,
                            Dated 980424

                                                                6 September 2004

              B.5.1.2.10.3  Lease Contract Between Hiby AB and AB Svensk Pantbelaning, re
                            Gotgatan 34, Stockholm, Dated 920210

B.5.1.2.11    Stockholm, Birger Jarlsgatan
              8.5.1.2.11.1  Lease Contract Between Humlegarden Nybroviken AB and AB Svensk
                            Pantbelaning, re Birger Jarlsgatan 12, Stockholm, Dated 021003
              B.5.1.2.11.2  Notice of Termination, Dated 011210
              B.5.1.2.11.3  Lease Contract Between Humlegarden Nybroviken AB and AB Svensk
                            Pantbelaning, re Birger Jarlsgatan 12, Stockholm, Dated 990617

B.5.1.2.12    Sodertalje
              B.5.1.2.12.1  Letter and Notice of Termination from Fastighets AB Karlavagnen, Dated
                            001217
              B.5.1.2.12.2  Amendment Agreement Between Fastighets AB Karlavagnen and AB
                            Svensk Pantbelaning, Dated 011109
              B.5.1.2.12.3  Letter and Notice of Termination from Fastighets AB Karlavagnen, Dated
                            001214
              B.5.1.2.12.4  Lease Contract Between KB Luna/Fastighets AB Karlavagnen and AB
                            Svensk Pantbelaning, re Nygatan 16, Sodertalje, Dated 961104

B.5.1.2.13    Goteborg, Rosenlundsgatan
              B.5.1.2.13.1  Amendment agreement Between Gamla Livforsakringsaktiebolaget SEB
                            Trygg Liv (publ) and AB Svensk Pantbelaning, Dated 991027
              B.5.1.2.13.2  Lease Contract Between Trygg - Hansa Omsesidig Livforsakring and AB
                            Svensk Pantbelaning, re Rosenlundsgatan 4, Goteborg, Dated 930526

B.5.1.2.14    Malmo, Ostergatan
              B.5.1.2.14.1  Lease Contract Between Wihlborgs Fastigheter i Helsingborg AB and AB
                            Svensk Pantbelaning, re Ostergatan 26-28, Malmo, Dated 990727

B.5.1.2.15    Malmo, Bergsgatan
              B.5.1.2.15.1  Lease Contract Between Annakarin Svensson and AB Svensk Pantbelaning,
                            re Bergsgatan 1, Malmo, Dated 950116

B.5.1.2.16    Malmo, Andralundsvagen
              B.5.1.2.16.1  Lease Contract Between Annakarin Svensson and AB Svensk Pantbelaning,
                            re Andrelundsvagen 5, Malmo, Dated 000228

B.5.1.2.17    Danderyd, Vendevagen
              B.5.1.2.17.1  Lease Contract Between Trygg Hansa Forsakrings AB/Svenska
                            Akeriforbundet and CA II Pantbelaning AB, re Vendevagen 90, apt 0164,
                            Danderyd, Dated 001031
              B.5.1.2.17.2  Lease Contract Between Trygg Hansa Forsakrings AB/Svenska
                            Akeriforbundet and CA II Pantbelaning AB, re Vendevagen 90, apt 1003,
                            Danderyd, Dated 001031
              B.5.1.2.17.3  Lease Contact Between Trygg Hansa Forsakrings AB/Svenska
                            Akeriforbundet and CA II Pantbelaning AB, re Garage, Danderyd, Dated
                            031229
              B.5.1.2.17.4  Lease Contract Between Trygg Hansa Forsakrings AB/Svenska
                            Akeriforbundet and CA II Pantbelaning AB, re Garage, Danderyd,
                            Dated 001031
              B.5.1.2.17.5  Notice of Termination, Dated 031216

B.5.1.2.18    Stockholm, Gotgatan, Gullmarsplan
              B.5.1.2.18.1  Lease Contract Between Hiby AB and Svensk Pantbelaning AB, re
                            Gotgatan 34, apt 0005, Stockholm, Dated 030306
              B.5.1.2.18.2  Amendment Agreement Between Gamla Livforsakringsaktiebolaget SEB
                            Trygg Liv (publ) and AB Svensk Pantbelaning, Dated 030228

                                                                6 September 2004

B.5.1.2.19    Stockholm, Gullmarsplan
              B.5.1.2.19.1  Lease Contract Between Gullmars Fastighetsforvaltning HB and Svensk
                            Pantbelaning AB, re Gullmarsplan 4-6, Stockholm, Dated 030228
B.5.1.2.20    Stockholm, "Auction Hall"
              B.5.1.2.20.1  Agreement of Transfer of Lease Contract Between AMF Pension and
                            Svensk Pantbelaning AB, re Sveavagen 64, Stockholm, Dated 040223

                                   SCHEDULE 7

                           LIMITATIONS ON WARRANTIES

1. PARAGRAPH 4 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 10 of SCHEDULE 4 shall apply) and subsequent to the making of such payment the Purchaser or the Group Member recovers from some other person a sum which is referable to that payment.

2. PARAGRAPH 5 shall apply in circumstances where the Vendor has paid to the Purchaser an amount in respect of a Relevant Claim and subsequent to the making of such payment the Purchaser or the Company becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

3.    PARAGRAPH 5 shall apply in circumstances where:

3.1 any claim is made by a third party against the Purchaser or a Group Member which is reasonably likely to give rise to a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 7 OF
      SCHEDULE 4 shall apply) by the Purchaser against the Vendor; or

3.2 the Purchaser or a Group Member is or is reasonably likely to be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or is reasonably likely to have a Relevant Claim against (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 7 and 10 OF SCHEDULE 4 shall apply) the Vendor.

4. In the circumstances referred to in PARAGRAPH 1 above the Purchaser shall reasonably promptly repay to the Vendor (less any reasonable costs and expenses incurred in recovering the same) an amount equal to the amount recovered or, if lower, the amount paid by the Vendor to the Purchaser.

5.    The Purchaser shall:

5.1 notify the Vendor of any claim made against the Purchaser as referred to in PARAGRAPH 1, or any right of recovery which is or is reasonably likely be available, as referred to in PARAGRAPHS 3.1 and 3.2, as soon as reasonably practicable after the Purchaser becomes aware of the same PROVIDED THAT a failure on the part of the Purchaser to notify the Vendor in this manner shall not operate to prevent the Purchaser from bringing a Relevant Claim in relation to any relevant facts or circumstances save to the extent that such a failure to notify increases the quantum of any such Relevant Claim; and

5.2 keep the Vendor informed of all material developments in relation to any claim, or right of recovery, as referred to in PARAGRAPH 2; and

5.3 at the Vendor's cost provide such material information and documentation (no matter how it is recorded or stored) as the Vendor shall reasonably request in connection with any claim, or right of recovery, as referred to in PARAGRAPH 2.

6. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that a specific allowance, provision or reserve in respect of the matter or thing giving rise to such Relevant Claim has been made in the Accounts or the Management Accounts.

7. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the amount of such Relevant Claim is actually recovered by the Purchaser under any of its policies of insurance provided that the Purchaser is paid out in full under the relevant insurance policy.

8. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that such Relevant Claim would not have arisen (or the amount of the Relevant Claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such Relevant Claim would not have arisen (or the amount of the Relevant Claim would not have been increased) but for any judgement delivered after the date hereof.

9. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that such Relevant Claim would not have arisen but for a voluntary omission or a voluntary act outside the ordinary course of business of the Purchaser occurring after Completion.

10. The Purchaser shall not be entitled to bring any Relevant Claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of the Purchaser prior to Completion or which is expressly authorised by this Agreement.

11. No liability shall attach to the Vendor in respect of any Relevant Claim to the extent that the Relevant Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be provided that such Relevant Claim shall have been notified to the Vendor in accordance with CLAUSE 6.

12. The Purchaser shall not be entitled to recover damages or otherwise obtain payment, reimbursement, restitution or indemnity from the Vendor more than once for the same loss or damage.

13. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the breach giving rise to such Relevant Claim is capable of remedy (without cost or loss to the Purchaser) except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of 30 days following receipt by the Vendor of notice from the Purchaser giving reasonable particulars of the relevant breach and requiring it to be so remedied and after such remedy by the Vendor the Purchaser or the relevant Group Member have not suffered a loss.

14. No liability shall attach to the Vendor in respect of any Relevant Claim if and to the extent that the liability or other matter giving rise to such Relevant Claim is primarily attributable to any act, event, omission or default which occurred prior to 28 February 1992 unless such act, event, omission or default was known or ought reasonably to have been known to the Vendor at the date hereof.

15. Subject to the provisions OF CLAUSE 12.2 and 12.3, the liability of the Vendor in relation to a Relevant Claim in relation to a Group Member shall cease and any such subsisting Relevant Claim shall be withdrawn upon such Group Member, ceasing for any reason to be an Associated Entity (as defined in CLAUSE 12) of the Purchaser.

16. In assessing any damages or other amounts recoverable pursuant to a Relevant Claim there shall be taken into account the value of any direct benefit accruing to the Purchaser in consequence of the matter or circumstances giving rise to the Relevant Claim pursuant to which the damages or such other amounts become recoverable, including, without prejudice to the generality of the foregoing, any amount of any tax relief actually obtained by the Purchaser and any amount by which any Tax for which the Purchaser is assessed or made accountable is actually reduced or extinguished as a direct consequence of such matter or circumstances.

17. Following a Relevant Claim (other than a Relevant Claim under the Taxation Warranties in which case PARAGRAPH 7 of SCHEDULE 4 shall apply) being made against the Vendor the Purchaser shall make available to accountants and other professional advisers appointed by the Vendor copies of any material relevant documentation (but, for the avoidance of doubt, excluding any privileged documentation) as the Vendor may reasonably request (at the Vendor's cost) specifically in connection with such Relevant Claim PROVIDED THAT nothing in this paragraph shall prevent or limit the Purchaser from commencing legal proceedings against the Vendor in such manner and at such time as it deems appropriate.

18. The Purchaser acknowledges and agrees that, save for the Warranties and the documents referred to at PARAGRAPH 4 of SCHEDULE 3, it has not relied in relation to the purchase of the Shares on, or been induced to enter into this agreement by, any information (written or oral), statements or warranties or representations of any description made, supplied or given by or on behalf of the Vendor or the officers, agents, employees or advisers of the Vendor in relation to the assets and liabilities of the Group Members, their value or amount, or the businesses or affairs of the Group Members or otherwise.

19. Without prejudice and subject to the provisions of PARAGRAPH 14, the Purchaser irrevocably and unconditionally waives any right it might have to claim damages for breach of any warranty not contained in this Agreement.

20.   The parties shall have no right to rescind this Agreement.

21. The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Relevant Claim or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Vendor pursuant to this Agreement.

22. Save in respect of the matters set out at PARAGRAPH 4 of SCHEDULE 3, the Purchaser acknowledges and agrees that the only Warranties given in relation to:

22.1 Intellectual Property Rights, Software, Computer Systems and Information technology are those set out in PARAGRAPHS 6 AND 7 of SCHEDULE 3;

22.2  Property are those set out in PARAGRAPH 8 of SCHEDULE 3;

22.3  Environment and EHS Matters are those set out in PARAGRAPH 9 of SCHEDULE
      3;

22.4 the employment of any past or present employee of any Group Member are those set out in PARAGRAPH 10 of SCHEDULE 3;

22.5  Pensions issues are those set out in PARAGRAPH 11 of SCHEDULE 3;

22. Contracts other than matters relating to pawnbroker compliance are those set out in PARAGRAPHS 12-14 of SCHEDULE 3.

                                   SCHEDULE 8

                        ADJUSTMENT OF CASH CONSIDERATION

1.    COMPLETION ACCOUNTS

1.1 The Vendor and the Purchaser will procure that after Completion, Completion Accounts for the Group will be prepared and reported on in accordance with the provisions of this SCHEDULE 8.

1.2 The Completion Accounts will consist of a statement showing the Cash and the Indebtedness of the Group as at the close of business on the date of Completion.

1.3 The Completion Accounts will be prepared (subject as otherwise provided), in the order of priority shown in this paragraph 1.3:

1.3.1 in accordance with the definitions of "Cash" and "Indebtedness" contained in CLAUSE 1 of this Agreement;

1.3.2 adopting the accounting and valuation principles applied for the purposes of the Accounts; and

1.3.3 in accordance with the historical cost convention and with accounting principles generally accepted in Sweden (including Accounting Standards) in each case as at the Accounting Date.

2.    PROCEDURE

2.1 Forthwith after Completion the Vendor will provide to the Purchaser and, where requested, the Purchaser's Accountants, upon request, with access during normal working hours on any Business Day to those documents, records and information within its possession or control which the Purchaser or the Purchaser's Accountants may reasonably require for the purpose of preparing the draft Completion Accounts.

2.2 Within 7 Business Days after the date of Completion the Purchaser will prepare and deliver to the Vendor a final draft of the Completion Accounts. For the avoidance of doubt once the draft Completion Accounts have been delivered by the Purchaser it may not vary or amend the same.

2.3 The Vendor will review the draft Completion Accounts as delivered by the Purchaser under this Schedule, such review to be completed within 7 Business Days of such delivery. The Vendor will notify the Purchaser by one written notice within such period whether or not it accepts them as complying with PARAGRAPH 1 of this Schedule. The Purchaser will ensure that the Vendor and, where requested, the Vendor's Accountants, upon request, are given access during normal working hours on any Business Day to all documents, records and information they may reasonably require to enable the Vendor to make its decision. If the Vendor does not so notify the Purchaser within 7 Business Days of delivery of the draft Completion Accounts then the Vendor will be deemed to have accepted the draft Completion Accounts as complying with PARAGRAPH 1.

2.4 If the Vendor notifies the Purchaser of any objection pursuant to PARAGRAPH 2.3 then:

2.4.1 the Vendor will or will procure that the Vendor's Accountants set out in reasonable detail their reasons for such non-acceptance and specify the adjustments that in their opinion should be made to the draft Completion Accounts in order to comply with PARAGRAPH 1 and provide supporting evidence for each such adjustment;

2.4.2 the Vendor and the Purchaser will use all reasonable endeavours to procure that the Vendor's Accountants and Purchaser's Accountants provide the Purchaser and the Purchaser's Accountants or the Vendor and the Vendor's Accountants (as the case may be), upon request, with access during normal working hours on any Business Day to all such documents and working papers relating to their preparation of the Completion Accounts or reasons for non-acceptance (as the case may be) and proposed adjustments to the Completion Accounts referred to in PARAGRAPH 2.4.1; and

2.4.3 the Vendor and the Purchaser will and where relevant, will procure that the Vendor's Accountants and the Purchaser's Accountants respectively use all reasonable endeavours to reach agreement upon the adjustments needed to meet the objections of the Vendor or Vendor's Accountants (as the case may be).

2.5 If the Vendor or the Vendor's Accountants and the Purchaser or Purchaser's Accountants do not reach agreement within 14 days after service of the Vendor's or Vendor's Accountants' notice of non-acceptance under PARAGRAPH
      2.3 then the matter(s) in dispute will be referred to the decision of a single independent chartered accountant or an independent firm of chartered accountants (in either case, the "Independent Accountant") to be agreed upon between them or (in default of such agreement) to be selected (at the instance of either of them) by the Chairman for the time being of the Swedish Institute of Authorised Public Accountants. The Independent Accountant (whose costs will be paid as the Independent Accountant will direct) will act as expert (and not as arbitrator) and the decision of the Independent Accountant shall (in the absence of manifest error) be final and binding on the parties. It is the parties' intention that the Independent Accountant will perform his task within 20 Business Days if practicable and they shall encourage him to do so.

2.6 The Vendor and the Purchaser will use all reasonable endeavours to provide all such working papers, documents and other information as is requested by the Independent Accountant and will procure that the Independent Accountant is requested to state, when giving his decision on the matter(s) referred to him, what adjustments (if any) need to be made to the draft Completion Accounts in order that it will comply with PARAGRAPH 1.

2.7 If the Vendor and the Purchaser reach agreement on (or pursuant to PARAGRAPH 2.3 the Vendors are deemed to have accepted) the Completion Accounts, or if the Completion Accounts are finally determined at any stage in the procedure set out in this PARAGRAPH 2, the Completion Accounts as so agreed or determined will be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the Purchaser and the Vendor and the amount of the Cash and Indebtedness shall be such amount as reflected in the Completion Accounts.

2.8 Each of the Vendor and the Purchaser will pay its own costs and expenses in connection with the preparation and agreement of the Completion Accounts including, where applicable, any costs associated with presentation of its case to the Independent Accountant (it being acknowledged that the costs of the Independent Accountant will be dealt with in accordance with PARAGRAPH 2.5 above).

3.    ADJUSTMENT OF CASH CONSIDERATION

3.1 When the Completion Accounts have become final and binding pursuant to PARAGRAPH 2 the Cash Consideration shall be calculated as follows;

      Cash Consideration = SEK 191,496,902 + A - B

      where A is Cash at Completion; and B is Indebtedness at Completion.

3.2 The amount of any increase or reduction in the Provisional Cash Consideration by reference to the final Cash Consideration figure referred to in PARAGRAPH 3.1 will be paid by the Purchaser (in the case of an increase to the Provisional Cash Consideration) or the Vendor (in the case of a reduction to the Provisional Cash Consideration), as the case may be, to the other, within 10 Business Days after the Completion Accounts have become final and binding and any amount not paid when due shall carry interest in accordance with CLAUSE 10 of this Agreement.

3.3 Provided PARAGRAPH 3 has been complied with in full the Purchaser will have no claim against the Vendor under this Agreement in respect of any liability or deficiency to the extent that such liability or deficiency is taken into account in the Completion Accounts but otherwise preparation and acceptance of the Completion Accounts by the Purchaser will be without prejudice to any claim which the Purchaser may have against the Vendor in respect of any breach of the Warranties or under PART 2 of SCHEDULE 4.

3.4 All sums payable under this Schedule will be paid by electronic transfer to the relevant party's bank account, which details shall be provided by the relevant party to the other within 3 Business Days of the Completion Accounts becoming final and binding.

SIGNED by THOMAS A. BESSANT JR.          )

duly authorised for and on behalf of     )

CASH AMERICA INTERNATIONAL, INC          )

SIGNED by PAUL CARTWRIGHT AND BENSLATTER )

duly authorised for and on behalf of     )

GULDSKALEN D 409 AB